As filed with the Securities and Exchange Commission on December 19, 2006
Registration No. 333-139111

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ILLUMINA, INC.
(Exact name of registrant as specified in its charter)

Delaware	3826	33-0804655
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9885 Towne Centre Drive
San Diego, California 92121-1975
(858) 202-4500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Christian G. Cabou
Senior Vice President, General Counsel and Secretary
Illumina, Inc.
9885 Towne Centre Drive
San Diego, California 92121-1975
(858) 202-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Frederick W. Kanner, Esq.	James Kitch, Esq.
Michael J. Aiello, Esq.	Jennifer Fonner Dinucci, Esq.
Dewey Ballantine LLP	Cooley Godward Kronish LLP
1301 Avenue of the Americas	Five Palo Alto Square
New York, New York 10019	3000 El Camino Real
(212) 259-8000	Palo Alto, California 94306 (650) 843-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger of Callisto Acquisition Corp., a direct, wholly-owned subsidiary of the Registrant, with and into Solexa, Inc. as described in the Agreement and Plan of Merger, dated as of November 12, 2006, included as Annex A to the joint proxy statement/ prospectus forming a part of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The board of directors of Illumina, Inc. and the board of directors of Solexa, Inc. have agreed to the acquisition of Solexa by Illumina by way of a merger pursuant to the terms of the Agreement and Plan of Merger, dated as of November 12, 2006, which agreement is referred to as the merger agreement. Upon completion of the merger of a direct, wholly-owned subsidiary of Illumina with and into Solexa, Illumina will acquire Solexa, and Solexa will become a direct, wholly-owned subsidiary of Illumina.

If the merger is completed, Solexa stockholders will have the right to receive shares of Illumina common stock for their shares of Solexa common stock based on an exchange ratio to be determined at the closing of the merger. This exchange ratio will be determined by dividing $14.00 by the volume weighted average trading price of Illumina common stock, which is referred to as the Illumina Average Price, as reported by the NASDAQ Global Market for ten randomly selected trading days during the 20-day trading period ending five trading days prior to closing of the merger. However, if the Illumina Average Price is equal to or greater than $47.30, then the exchange ratio will be fixed at 0.296 of a share of Illumina common stock for each share of Solexa common stock, and if the Illumina Average Price is equal to or less than $40.70, then the exchange ratio will be fixed at 0.344 of a share of Illumina common stock for each share of Solexa common stock. Illumina stockholders will continue to own their existing Illumina shares. Illumina common stock is listed and traded on the NASDAQ Global Market under the trading symbol “ILMN,” and Solexa common stock is listed and traded on the NASDAQ Global Market under the trading symbol “SLXA.”

At the special meeting of Illumina stockholders, which we refer to as the Illumina special meeting, Illumina stockholders will be asked to vote on the issuance of Illumina common stock to Solexa stockholders, which is necessary to effect the merger. The stock issuance proposal requires the affirmative vote of holders of a majority of the shares of Illumina common stock present or represented and entitled to vote on the proposal at the Illumina special meeting.

At the special meeting of Solexa stockholders, which is referred to as the Solexa special meeting, Solexa stockholders will be asked to vote on the approval and adoption of the merger agreement. In order to complete the merger, an affirmative vote of holders of a majority of the outstanding shares of Solexa common stock must vote, whether in person or by proxy, at the Solexa special meeting to approve and adopt the merger agreement.

The Illumina board of directors unanimously recommends that the Illumina stockholders vote “FOR” the proposal to issue shares of Illumina common stock in the merger.

The Solexa board of directors unanimously recommends that the Solexa stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

The obligations of Illumina and Solexa to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. The enclosed joint proxy statement/ prospectus provides you with more information about the merger, Illumina and Solexa. We encourage you to read the joint proxy statement/ prospectus carefully in its entirety. In particular, you should carefully read the section entitled “Risk Factors” beginning on page 11 of the enclosed joint proxy statement/ prospectus. You may obtain additional information about Illumina and Solexa from documents Illumina and Solexa have filed with the Securities and Exchange Commission by following the procedures discussed under the section entitled “Where You Can Find More Information” beginning on page 81 of the enclosed joint proxy statement/ prospectus.

Sincerely,	Sincerely,

Jay T. Flatley	John West
President and Chief Executive Officer	Chief Executive Officer
Illumina, Inc.	Solexa, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/ prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/ prospectus is dated December 19, 2006 and is first being mailed to the stockholders of Illumina and Solexa on or about December 21, 2006.

Illumina, Inc.
9885 Towne Centre Drive
San Diego, California 92121-1975
(858) 202-4500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On January 26, 2007

Dear Stockholders of Illumina:

We are pleased to invite you to attend the special meeting of stockholders of Illumina, Inc., a Delaware corporation, which will be held at 9885 Towne Centre Drive, San Diego, California, 92121-1975, on January 26, 2007 at 9:00 a.m., local time, for the following purposes:

•	to consider and vote on a proposal to approve the issuance of shares of Illumina common stock, par value $0.01 per share, in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of November 12, 2006, by and among Illumina, Callisto Acquisition Corp., a direct, wholly-owned subsidiary of Illumina, and Solexa, Inc., a copy of which is attached as Annex A to the joint proxy statement/ prospectus accompanying this notice;

•	to vote upon an adjournment of the Illumina special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal; and

•	to transact any other business that may properly be brought before the Illumina special meeting or any adjournments or postponements thereof.

Please refer to the attached joint proxy statement/ prospectus for further information with respect to the business to be transacted at the Illumina special meeting.

The close of business on December 15, 2006 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Illumina special meeting or any adjournments or postponements thereof. Only holders of record of Illumina common stock at the close of business on the record date are entitled to notice of, and to vote at, the Illumina special meeting.

The issuance of shares of Illumina common stock to Solexa stockholders requires the affirmative vote of holders of a majority of the Illumina common stock present or represented and entitled to vote on the proposal at the Illumina special meeting.

Your vote is important. Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Illumina special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

A list of the holders of Illumina common stock entitled to vote at the Illumina special meeting will be available for examination by any Illumina stockholder, for any purpose germane to the Illumina special meeting, at Illumina’s principal executive offices at 9885 Towne Centre Drive, San Diego, California, 92121-1975, for ten days prior to the Illumina special meeting, between the hours of 9:00 a.m. and 3:00 p.m., local time, and at the Illumina special meeting during the entire time thereof.

By Order of the Board of Directors,

Christian G. Cabou
Senior Vice President, General Counsel and Secretary
San Diego, California
December 19, 2006

Solexa, Inc.
25861 Industrial Boulevard
Hayward, California 94545
(510) 670-9300

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On January 26, 2007

Dear Stockholders of Solexa:

We are pleased to invite you to attend the special meeting of stockholders of Solexa, Inc., a Delaware corporation, which will be held at 25861 Industrial Boulevard, Hayward, California, 94545, on January 26, 2007 at 9:00 a.m., local time, for the following purposes:

•	to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 12, 2006, by and among Illumina, Inc., Callisto Acquisition Corp., a direct, wholly-owned subsidiary of Illumina, and Solexa, a copy of which is attached as Annex A to the joint proxy statement/ prospectus accompanying this notice;

•	to vote upon an adjournment of the Solexa special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal; and

•	to transact any other business that may properly be brought before the Solexa special meeting or any adjournments or postponements thereof.

Please refer to the attached joint proxy statement/ prospectus for further information with respect to the business to be transacted at the Solexa special meeting.

The close of business on December 15, 2006 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Solexa special meeting or any adjournments or postponements thereof. Only holders of record of Solexa common stock at the close of business on the record date are entitled to notice of, and to vote at, the Solexa special meeting.

Approval and adoption of the Agreement and Plan of Merger requires the affirmative vote of holders of a majority of the outstanding shares of Solexa common stock entitled to vote on the proposal at the Solexa special meeting.

Your vote is important. Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by (1) calling the toll-free number specified on your proxy card or (2) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Solexa special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

A list of the holders of Solexa common stock entitled to vote at the Solexa special meeting will be available for examination by any Solexa stockholder, for any purpose germane to the Solexa special meeting, at Solexa’s principal executive offices at 25861 Industrial Boulevard, Hayward, California, 94545, for ten days prior to the Solexa special meeting, between the hours of 9:00 a.m. and 3:00 p.m., local time, and at the Solexa special meeting during the entire time thereof.

By Order of the Board of Directors,

Linda M. Rubinstein
Secretary

Hayward, California
December 19, 2006

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Illumina and Solexa from other documents that are not included in or delivered with this document. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Illumina, Inc.	Solexa, Inc.
9885 Towne Centre Drive	25861 Industrial Boulevard
San Diego, California 92121-1975	Hayward, California 94545
(858) 202-4500	(510) 670-9300
Attn: Investor Relations	Attn: Investor Relations
Or	Or
InvestorCom, Inc.	The Altman Group
110 Wall Street	1275 Valley Brook Avenue
New York, New York 10005	Lyndhurst, New Jersey 07071
(800) 503-3375	(201) 460-1200

Investors may also consult Illumina’s or Solexa’s website for more information concerning the merger described in this document. Illumina’s website is www.illumina.com. Solexa’s website is www.solexa.com.   Information included on either website is not incorporated by reference into this document.

If you would like to request any documents relating to the merger, please do so by January 19, 2007 in order to receive them before the meetings.

For more information, see “Where You Can Find More Information” beginning on page 81.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated December 19, 2006. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither our mailing of this document to Illumina stockholders or Solexa stockholders nor the issuance by Illumina of common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding Illumina has been provided by Illumina and information contained in this document regarding Solexa has been provided by Solexa.

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of Illumina or Solexa, may have regarding the merger and the other matters being considered at the stockholders’ meetings and the answers to those questions. Illumina and Solexa urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the stockholders’ meetings. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this document.

Q:	Why am I receiving this document?

A:	Illumina and Solexa have agreed to the combination of Solexa with Illumina under the terms of a merger agreement that is described in this document. A copy of the merger agreement is attached to this document as Annex A.

In order to complete the merger, Illumina stockholders must vote to approve the issuance of shares of Illumina common stock in connection with the merger, and Solexa stockholders must vote to approve and adopt the merger agreement.

Illumina and Solexa will hold separate stockholders’ meetings to obtain these approvals. This document contains important information about the merger and the meetings of the respective stockholders of Illumina and Solexa, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your respective stockholders’ meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	When and where will the stockholders’ meetings be held?

A:	The Illumina special meeting will be held at 9885 Towne Center Drive, San Diego, California, 92121-1975, on January 26, 2007 at 9:00 a.m., local time. The Solexa special meeting will be held at 25861 Industrial Boulevard, Hayward, California, 94545, on January 26, 2007 at 9:00 a.m., local time.

Q:	How do I vote?

A:	If you are a stockholder of record of Illumina as of the record date for the Illumina special meeting or a stockholder of record of Solexa as of the record date for the Solexa special meeting, you may vote in person by attending your stockholders’ meeting or, to ensure your shares are represented at the meeting, you may vote by:

• accessing the Internet website specified on your proxy card (applicable only to Illumina stockholders);

• calling the toll-free number specified on your proxy card; or

• signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold Illumina shares or Solexa shares in the name of a bank or broker, please follow the voting instructions provided by your bank or broker to ensure that your shares are represented at your stockholders’ meeting.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	If you are an Illumina stockholder and fail to vote:

 • it will make it difficult for Illumina to establish a quorum at the stockholders’ meeting; however, assuming a quorum is present at the stockholders’ meeting, your failure to vote will have no effect on the proposal to approve the issuance of shares of Illumina common stock in the merger.

If you are an Illumina stockholder and vote to abstain:

• it will have the same effect as a vote against the proposal to approve the issuance of shares of Illumina common stock in the merger.

If you are a Solexa stockholder and fail to vote or vote to abstain:

• it will have the same effect as a vote against the proposal to approve and adopt the merger agreement.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. In addition, please note that you may not vote shares held in street name by returning a proxy card directly to Illumina or Solexa or by voting in person at your stockholders’ meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of Illumina or Solexa common stock on behalf of their customers may not give a proxy to Illumina or Solexa to vote those shares without specific instructions from their customers.

If you are an Illumina stockholder and you do not instruct your broker on how to vote your shares:

 • your broker may not vote your shares on the proposal to approve the issuance of shares of Illumina common stock in the merger, which will have no effect on the vote on this proposal, assuming a quorum is present.

If you are a Solexa stockholder and you do not instruct your broker on how to vote your shares:

• your broker may not vote your shares, which will have the same effect as a vote against the proposal to approve and adopt the merger agreement.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you return your proxy card without indicating how to vote on any particular proposal, the Illumina or Solexa common stock represented by your proxy will be voted in favor of that proposal.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at your stockholders’ meeting.

You can do this in one of three ways:

• you can send a signed notice of revocation;

• you can grant a new, valid proxy bearing a later date; or

 • if you are a holder of record, you can attend your stockholders’ meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of Illumina or Solexa, as appropriate, no later than the beginning of the applicable stockholders’ meeting. If your shares are held in street name by your bank or broker, you should contact your broker to change your vote.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this document, including its annexes.

In order for your shares to be represented at your stockholders’ meeting:

• you can attend your stockholders’ meeting in person;

 • if you are an Illumina stockholder, you can vote through the Internet or by telephone by following the instructions included on your proxy card, and if you are a Solexa stockholder you can vote by telephone by following the instructions on your proxy card; or

v

• you can indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope.

Q:	Should I send in my Solexa stock certificates now?

A:	No. Solexa stockholders should not send in any stock certificates now. After the merger is completed, Illumina’s exchange agent will send former Solexa stockholders a letter of transmittal explaining what they must do to exchange their Solexa stock certificates for the merger consideration payable to them.

If you are an Illumina stockholder, you are not required to take any action with respect to your Illumina stock certificates.

Q:	Where will my shares of Illumina common stock be listed?

A:	We intend to apply to list the additional shares of Illumina common stock to be issued in the proposed merger on the NASDAQ Global Market under the trading symbol “ILMN.” It is a condition to the consummation of the proposed merger that the shares of Illumina common stock issuable in the proposed merger be approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

Q:	Is the merger taxable?

A:	Illumina and Solexa each expect the merger to qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and it is a condition to the completion of the merger that legal counsel will be able to deliver opinions to that effect. Assuming the merger so qualifies, the receipt of Illumina common stock in exchange for Solexa common stock pursuant to the merger generally will be tax-free to the holders of Solexa common stock except to the extent that holders receive cash instead of fractional Illumina shares. We describe the material United States federal income tax consequences of the merger in more detail beginning on page 39 of this joint proxy statement/ prospectus.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances. Solexa stockholders are urged to read the discussion in the section entitled “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 39 of this joint proxy statement/ prospectus and to consult their tax advisors as to the United States federal income tax consequences of the merger, as well as the effects of state, local and non-United States tax laws.

Q:	When do you expect the proposed merger to be complete?

A:	We are working to complete the proposed merger as quickly as possible, and we currently expect to complete the proposed merger by the end of the first quarter of 2007. However, it is possible that factors outside our control could require us to complete the proposed merger at a later time.

Q:	Who can help answer my questions?

A:	Illumina or Solexa stockholders who have questions about the merger or the other matters to be voted on at the stockholders’ meetings or desire additional copies of this document or additional proxy cards should contact:

If you are an Illumina stockholder:	If you are a Solexa stockholder:
InvestorCom, Inc.	The Altman Group
110 Wall Street	1275 Valley Brook Avenue
New York, New York 10005	Lyndhurst, New Jersey 07071
(800) 503-3375	(201) 460-1200

SUMMARY

This summary highlights information contained elsewhere in this document and may not contain all the information that is important to you. Illumina and Solexa urge you to read carefully the remainder of this document, including the attached annexes, and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the applicable stockholders’ meeting. See also the section entitled “Where You Can Find More Information” beginning on page 81. We have included page references to direct you to a more complete description of the topics presented in this summary. Unless the context otherwise requires, references to “we,” “our” and “us” in this document refer collectively to Illumina and Solexa.

The Companies

Illumina (See page 53)

Illumina, Inc.
9885 Towne Centre Drive
San Diego, California 92121-1975
(858) 202-4500

Illumina, Inc. develops and markets next generation tools for the large-scale analysis of genetic variation and function. Illumina has developed a comprehensive line of products designed to provide the performance, throughput, cost effectiveness and flexibility necessary to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics. This information is expected to correlate genetic variation and gene function with particular disease states, enhancing drug discovery, allowing diseases to be detected earlier and more specifically, and permitting better choices of drugs for individual patients.

Illumina, a Delaware corporation, was founded in 1998 in San Diego, California. The company completed its initial public offering and was listed on the NASDAQ Global Market, which we refer to as NASDAQ, under the symbol “ILMN” in July 2000.

Solexa (See page 53)

Solexa, Inc.
25861 Industrial Boulevard
Hayward, California 94545
(510) 670-9300

Solexa, Inc. develops and commercializes genetic analysis technologies. Solexa’s platform is expected to support many types of genetic analyses, including whole genome resequencing, gene expression analysis and small RNA analysis. Solexa believes that this technology, which can potentially generate over a billion bases of DNA sequence from a single experiment with a single sample preparation, will dramatically reduce the cost, and improve the practicality, of human resequencing relative to conventional technologies. Solexa commenced commercial shipment of its first-generation genetic analysis system, which includes the 1G Genome Analyzer, in the second quarter of 2006. Solexa’s longer-term goal is to further reduce the cost of human resequencing to a few thousand dollars for use in a wide range of applications from basic research through clinical diagnostics.

Solexa, a Delaware corporation, was founded in 1992 in Hayward, California, as Lynx Therapeutics, Inc., a Delaware corporation, which we refer to as Lynx. On March 4, 2005, Solexa Limited, a privately-held company registered in England and Wales, and Lynx completed a business combination. The name of the company was changed from Lynx Therapeutics, Inc. to Solexa, Inc. on March 7, 2005. Solexa began trading on the Nasdaq SmallCap Market under the symbol “SLXA” in March 2005 and was listed under the symbol “LYNX” prior to that time. In February 2006, Solexa’s listing was transferred to NASDAQ.

The Merger and the Merger Agreement

The Merger (See page 15)

A copy of the agreement and plan of merger, dated November 12, 2006, among Illumina, Callisto Acquisition Corp., a direct, wholly-owned subsidiary of Illumina, and Solexa, which we refer to as the merger agreement, is attached as Annex A to this document. Illumina and Solexa encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

Form of Merger (See page 15)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Callisto Acquisition Corp., a direct, wholly-owned subsidiary of Illumina formed for the purposes of the merger, will be merged with and into Solexa. Solexa will survive the merger as a direct, wholly-owned subsidiary of Illumina.

Effect of the Merger; Consideration to be Received in the Merger; Treatment of Solexa Stock Options and Warrants (See page 15)

Solexa stockholders will receive newly issued shares of Illumina common stock for their shares of Solexa common stock based on an exchange ratio to be determined at closing. This exchange ratio will be determined by dividing $14.00 by the volume weighted average trading price of Illumina common stock as reported by NASDAQ for ten randomly selected days during the 20-day trading period ending five trading days prior to closing of the merger. This volume weighted average price of Illumina common stock is referred to as the Illumina Average Price. However, if the Illumina Average Price is equal to or greater than $47.30, then the exchange ratio will be fixed at 0.296 of a share of Illumina common stock for each share of Solexa common stock, and if the Illumina Average Price is equal to or less than $40.70, then the exchange ratio will be fixed at 0.344 of a share of Illumina common stock for each share of Solexa common stock.

Upon completion of the merger, each outstanding option and warrant to acquire Solexa common stock will be automatically converted into an option or warrant, as applicable, to acquire a number of whole shares of Illumina common stock equal to the product of the number of shares of Solexa common stock that were subject to the original Solexa stock option or warrant multiplied by the exchange ratio (rounded down to the nearest whole share) at a per share exercise price or purchase price, as applicable, equal to the per share exercise price or purchase price of the original Solexa stock option or warrant divided by the exchange ratio (rounded up to the nearest whole cent). Each converted Solexa stock option and warrant will have substantially the same terms and conditions as were in effect immediately prior to the completion of the merger, including, as applicable, vesting and terms of exercise.

Based on the number of outstanding shares of Solexa common stock and Illumina common stock on December 15, 2006, if the closing price for a share of Illumina common stock on December 15, 2006 of $39.95 were used to determine the exchange ratio, then Illumina would issue approximately 12,921,484 shares of Illumina common stock to Solexa stockholders in the merger, which would represent approximately 21.6% of the outstanding shares of Illumina common stock, immediately after the consummation of the merger.

Material United States Federal Income Tax Consequences of the Merger (See page 39)

Illumina and Solexa each expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Assuming the merger qualifies as such a reorganization, for United States federal income tax purposes, holders of Solexa common stock whose shares of Solexa common stock are exchanged in the merger for shares of Illumina common stock will not recognize gain or loss except to the extent that holders receive cash instead of fractional shares of Illumina common stock. It is a condition to the completion of the merger that Illumina and Solexa receive written opinions from legal counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances. Solexa stockholders are urged to read the discussion in the section entitled “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 39 of this joint proxy statement/ prospectus and to consult their tax advisors as to the United States federal income tax consequences of the merger, as well as the effect of state, local and non-United States tax laws.

Recommendations of the Boards of Directors

Illumina (See page 19)

After careful consideration, the Illumina board of directors, on November 10, 2006, unanimously approved the merger agreement. For the factors considered by the Illumina board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger — Illumina’s Reasons for the Merger; Recommendation of the Stock Issuance by the Illumina Board of Directors” beginning on page 19. The Illumina board of directors unanimously recommends that the Illumina stockholders vote “FOR” the proposal to approve the issuance of Illumina common stock in the merger at the Illumina special meeting.

Solexa (See page 21)

After careful consideration, the Solexa board of directors, on November 12, 2006, unanimously approved and adopted the merger agreement. For the factors considered by the Solexa board of directors in reaching its decision to approve and adopt the merger agreement, see the section entitled “The Merger — Solexa’s Reasons for the Merger; Recommendation of the Merger by the Solexa Board of Directors” beginning on page 21. The Solexa board of directors unanimously recommends that the Solexa stockholders vote “FOR” the proposal to approve and adopt the merger agreement at the Solexa special meeting.

Opinions of Financial Advisors

Opinion of Illumina’s Financial Advisor (See page 22)

On November 10, 2006, Illumina’s financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, delivered to the Illumina board of directors its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of the date of the opinion and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the exchange ratio provided in the merger agreement was fair from a financial point of view to Illumina. A copy of Merrill Lynch’s written opinion is attached to this joint proxy statement/ prospectus as Annex C.

Illumina encourages you to read carefully both the section entitled “The Merger — Opinions of Financial Advisors — Opinion of Illumina’s Financial Advisor” beginning on page 22 and Merrill Lynch’s written opinion in its entirety for a description of the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch. Merrill Lynch’s opinion was intended for the use and benefit of the Illumina board of directors, does not address the merits of the underlying decision by Illumina to enter into the merger agreement or any of the transactions contemplated thereby, including the merger, and does not constitute a recommendation as to how any holder of Illumina common stock should vote on, or take any action with respect to, the merger or any related matter.

Opinion of Solexa’s Financial Advisor (See page 28)

Solexa’s financial advisor, Lazard Frères & Co. LLC, which we refer to as Lazard, delivered its opinion to the Solexa board of directors that, as of the date of the opinion and based upon and subject to the factors, assumptions and limitations set forth therein, the exchange ratio, as defined in the merger agreement, was fair from a financial point of view to the holders of Solexa common stock. A copy of Lazard’s written opinion is attached to this joint proxy statement/ prospectus as Annex D.

Solexa encourages you to read carefully both the section entitled “The Merger — Opinions of Financial Advisors — Opinion of Solexa’s Financial Advisor” beginning on page 28 and Lazard’s written opinion in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion. Lazard provided its opinion for the information and assistance of the Solexa board of directors in connection with its consideration of the merger. Lazard’s opinion is directed to the Solexa board of directors and is one of many factors considered by the Solexa board of directors in deciding to approve the merger. The Lazard opinion is not a recommendation as to how any holder of Solexa common stock should vote on, or take any action with respect to, the merger or any related matter.

Interests of Solexa’s Directors and Officers in the Merger; Relationship between Illumina and Solexa (See page 33)

When considering the recommendations by the Solexa board of directors, you should be aware that a number of Solexa’s executive officers and directors have interests in the merger that are different from those of other Solexa stockholders.

Securities Purchase Agreement (See page 37)

On November 13, 2006, Illumina purchased 5,154,639 newly issued shares of Solexa common stock at a purchase price of $9.70 per share, representing approximately 12.3% of the outstanding shares of Solexa common stock as of November 13, 2006, after giving effect to the issuance. These shares were purchased pursuant to the securities purchase agreement, dated November 12, 2006, between Illumina and Solexa, which we refer to as the securities purchase agreement. Illumina entered into the securities purchase agreement with Solexa as part of the transactions contemplated by the merger agreement and to provide Solexa with financing sufficient to meet Solexa’s expected working capital requirements if, for any reason, the merger is not consummated.

Under the terms of the securities purchase agreement, shares of Solexa common stock held by Illumina will be voted proportionately with the votes cast by other Solexa stockholders at any meeting of the Solexa stockholders to vote on the proposed merger and any related transactions and matters.

The securities purchase agreement provides Illumina with registration rights and rights to participate in Solexa’s underwritten offerings of Solexa common stock if the merger agreement is terminated. Additionally, the securities purchase agreement provides Illumina with the right to require Solexa to repurchase Illumina’s shares of Solexa common stock if the merger agreement is terminated and subsequently Solexa effects an alternative transaction under specified circumstances, as more fully set forth in the securities purchase agreement. See the section entitled “The Merger — Interests of Solexa’s Directors and Officers in the Merger; Relationship Between Illumina and Solexa” beginning on page 33 for a discussion of the terms of the securities purchase agreement.

Directors and Management Following the Merger (See page 39)

Following the merger, the board of directors of the combined company will consist of ten directors. The board will be comprised of Illumina’s current directors and two additional independent directors to be selected by the Illumina board of directors and agreed to by Solexa.

Following the merger, Jay T. Flatley will serve as President and Chief Executive Officer, and John West will serve as Senior Vice President and General Manager of the Sequencing Business Unit, of the combined company.

Regulatory Approvals Required for the Merger (See page 41)

Illumina and Solexa have each agreed to use reasonable efforts in order to obtain all regulatory approvals required in order to consummate the merger. These approvals include antitrust filings with the United States Department of Justice, which we refer to as the DOJ, and the United States Federal Trade Commission, which we refer to as the FTC, made by Illumina and Solexa on November 20, 2006 pursuant to the

Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and expiration or termination of the required waiting periods. We also expect to file notices with antitrust and competition authorities in other jurisdictions to the extent any such filings are required. Although we do not expect regulatory authorities to raise any significant objections in connection with their review of the merger, we cannot assure you that we will obtain all required regulatory approvals or that these regulatory approvals will not contain terms, conditions or restrictions that would be detrimental to the combined company after the completion of the merger.

Expected Timing of the Merger (See page 44)

We currently expect to complete the merger by the end of the first quarter of 2007, subject to the receipt of required stockholder and regulatory approvals and satisfaction of the other conditions to completion of the merger.

Conditions to Completion of the Merger (See page 44)

The obligations of Solexa and Illumina to complete the merger are subject to the satisfaction of the conditions specified in the merger agreement, including the following:

•	the adoption of the merger agreement by Solexa stockholders;

•	the approval of the issuance of shares of Illumina common stock in the merger by Illumina stockholders;

•	no law, order or other legal prohibition of any court or other governmental entity shall be in effect that prohibits the completion of the merger;

•	the termination or expiration of the applicable waiting periods under the HSR Act;

•	the receipt of other requisite governmental approvals or consents required to consummate the transactions contemplated by the merger agreement;

•	the authorization for listing by NASDAQ of the Illumina common stock issuable to Solexa stockholders in the merger and such other shares to be reserved for issuance in connection with the merger;

•	the Securities and Exchange Commission, which we refer to as the SEC, having declared effective the registration statement of which this document forms a part;

•	the representations and warranties of the other party being true and correct, subject to the material adverse effect standard provided in the merger agreement;

•	the other party having performed or complied with, in all material respects, all obligations required to be performed or complied with by it under the merger agreement;

•	the receipt of an officer’s certificate of an executive officer stating that the two preceding conditions have been satisfied;

•	the other party and its subsidiaries, taken as a whole, not having suffered any material adverse effect, as defined in the merger agreement; and

•	the receipt of tax opinions of legal counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, Illumina’s obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the receipt of all consents, approvals, authorizations, qualifications and orders of third parties required in connection with the transactions contemplated by the merger agreement, other than those previously disclosed to Illumina and those the absence of which would not reasonably be expected to have a material adverse effect on Solexa and its subsidiaries, taken as a whole;

•	the absence of pending suits, actions or proceedings by any governmental entity that relate to the merger, are reasonably likely to succeed and:

—	challenge Illumina’s acquisition of shares of Solexa common stock;

—	seek to restrain or prohibit the proposed merger;

—	seek to prevent or materially limit the ownership or operation by Illumina, Solexa or their respective subsidiaries of their respective businesses or assets;

—	compel any of Illumina, Solexa or their respective subsidiaries to divest or hold separate any material portion of their businesses or assets; or

—	seek to prohibit Illumina or any of its subsidiaries from effectively controlling in any material respect the businesses or operations of Solexa or any of its subsidiaries.

•	Mr. West, Chief Executive Officer of Solexa, and Tony Smith, Ph.D., Vice President and Chief Scientific Officer of Solexa, shall be actively employed by Solexa on the closing date (unless not employed by reason of death or disability);

•	receipt of a FIRPTA certificate from Solexa certifying that an interest in Solexa is not a real property interest; and

•	there being no bonus plans or other arrangements of Solexa other than those previously disclosed to Illumina.

Termination of the Merger Agreement (See page 47)

Illumina and Solexa can jointly agree to terminate the merger agreement at any given time. Either company may also terminate the merger agreement if the merger is not completed by May 11, 2007 or under other circumstances described in this document. See the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 47 for a discussion of each of Illumina’s and Solexa’s rights to terminate the merger agreement.

Expenses and Termination Fees (See pages 48 and 50)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. If the merger agreement is terminated under specified circumstances, Solexa or Illumina may be required to pay the other party a termination fee of $18 million. See the section entitled “The Merger Agreement — Termination Fee” beginning on page 48 for a discussion of the circumstances under which termination fees will be required to be paid.

Appraisal Rights (See page 80)

Under Delaware law, the holders of Solexa common stock are not entitled to appraisal rights in connection with the merger.

The Special Meetings

The Illumina Special Meeting (See page 63)

The Illumina special meeting will be held at 9885 Towne Centre Drive, San Diego, California, 92121-1975, at 9:00 a.m., local time, on January 26, 2007. At the Illumina special meeting, Illumina stockholders will be asked to:

•	approve the issuance of Illumina common stock in the merger;

•	vote upon an adjournment of the Illumina special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal; and

•	transact any other business that may properly be brought before the Illumina special meeting or any adjournments or postponements thereof.

You may vote at the Illumina special meeting if you owned shares of Illumina common stock at the close of business on December 15, 2006. On that date, there were 46,843,512 shares of Illumina common stock outstanding, approximately 4.8% of which were owned and entitled to be voted by Illumina directors and executive officers and their affiliates. We currently expect that Illumina’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

You can cast one vote for each share of Illumina common stock you own. The proposals require different percentages of votes in order to approve them:

•	The issuance of shares of Illumina common stock to Solexa stockholders requires approval by an affirmative vote of holders of a majority of the Illumina common stock present or represented and entitled to vote on the proposal at the Illumina special meeting.

•	Approval of the proposal to adjourn the Illumina special meeting, if necessary, for the purpose of soliciting additional proxies requires that the votes cast favoring the proposal exceed the votes cast opposing the proposal.

The Solexa Special Meeting (See page 66)

The Solexa special meeting will be held at 25861 Industrial Boulevard, Hayward, California, 94545, at 9:00 a.m., local time, on January 26, 2007. At the Solexa special meeting, Solexa stockholders will be asked to:

•	approve and adopt the merger agreement;

•	vote upon an adjournment of the Solexa special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal; and

•	transact any other business that may properly be brought before the Solexa special meeting or any adjournments or postponements thereof.

You may vote at the Solexa special meeting if you owned shares of Solexa common stock at the close of business on December 15, 2006. On that date, there were 42,717,093 shares of Solexa common stock outstanding, less than 15.8% of which were owned and entitled to be voted by Solexa directors and executive officers and their affiliates. We currently expect that Solexa’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

You can cast one vote for each share of Solexa common stock you own. The proposals require different percentages of votes in order to approve them:

•	Approval and adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Solexa common stock entitled to vote on the proposal.

•	Approval of the proposal to adjourn the Solexa special meeting, if necessary, for the purpose of soliciting additional proxies requires that the votes cast favoring the proposal exceed the votes cast opposing the proposal.

Selected Historical Financial Data of Illumina

The following table sets forth selected historical financial data of Illumina. The selected statement of operations data and the selected balance sheet data for the fiscal years ended January 1, 2006, January 2, 2005, December 28, 2003, December 29, 2002 and December 30, 2001 are derived from Illumina’s audited consolidated financial statements. The selected statement of operations data for the nine months ended October 1, 2006 and October 2, 2005 and the selected balance sheet data as of October 1, 2006 have been derived from Illumina’s unaudited consolidated financial statements incorporated by reference into this document. The interim consolidated financial data, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of Illumina’s financial position and results of operations at the dates and for the periods indicated. The results of operations for the nine months ended October 1, 2006 may not be indicative of the results to be expected for the year ending December 31, 2006 or any other interim period.

Illumina’s historical financial data may not be indicative of the results of operations or financial position to be expected in the future.

The selected consolidated financial data should be read together with Illumina’s consolidated financial statements and the related notes to those financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in Illumina’s Annual Report on Form 10-K for the year ended January 1, 2006 and its Quarterly Report on Form 10-Q for the quarter ended October 1, 2006, which have been filed with the SEC and are incorporated by reference into this document.

	Nine Months Ended		Fiscal Year Ended
	October 1,	October 2,	January 1,	January 2,	December 28,	December 29,	December 30,
	2006	2005	2006	2005	2003	2002	2001
	(In thousands, except per share amounts)

Statement of Operations Data
Revenue	$124,151	$50,488	$73,501	$50,583	$28,035	$10,040	$2,486
Income (Loss) from Operations	21,236	(21,463)	(21,447)	(5,513)	(26,622)	(41,855)	(30,319)
Net Income (Loss)	22,826	(21,200)	(20,874)	(6,225)	(27,063)	(40,331)	(24,823)
Net Income (Loss) per Share:
Basic	0.52	(0.53)	(0.52)	(0.17)	(0.85)	(1.31)	(0.83)
Diluted	0.48	(0.53)	(0.52)	(0.17)	(0.85)	(1.31)	(0.83)
Balance Sheet Data (at end of period)
Working Capital	$187,447		$57,992	$64,643	$32,229	$58,522	$91,452
Total Assets	256,477		100,610	94,907	99,234	121,906	122,465
Long-term Debt, Including Amounts Due Within One Year	94		172	—	25,618	26,297	887
Stockholders’ Equity	211,074		72,497	72,262	47,388	71,744	106,791

Selected Historical Financial Data of Solexa

The following table sets forth selected summary historical financial data of Solexa. The information presented below was derived from Solexa’s audited financial statements as of December 31, 2005, 2004, 2003 and 2002 and for the years then ended and the unaudited financial statements as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005 and as of December 31, 2001 and for the year then ended. This information is only a summary. You should read it together with Solexa’s historical financial statements and accompanying notes incorporated by reference into this joint proxy statement/ prospectus.

On March 4, 2005, Solexa Limited, a privately-held company registered in England and Wales, and Lynx completed a business combination. Solexa Limited became a wholly-owned subsidiary of Lynx as a result of the transaction. However, because immediately following the business combination transaction, the former Solexa Limited shareholders owned approximately 80% of the shares of the common stock of Lynx, Solexa Limited’s designees to the combined company’s board of directors represented a majority of the combined company’s directors and Solexa Limited’s senior management represented a majority of the senior management of the combined company, Solexa Limited was deemed to be the acquiring company for accounting purposes.

Accordingly, the assets and liabilities of Lynx were recorded, as of the date of the business combination, at their respective fair values and added to those of Solexa Limited. The results of operations of the combined company for 2005 reflect those of Solexa Limited, to which the results of operations of Lynx were added from the date of the consummation of the business combination. The results of operations of the combined company reflect purchase accounting adjustments, including increased amortization and depreciation expense for acquired assets. In connection with this business combination transaction, Lynx changed its name to Solexa, Inc. and its trading symbol to “SLXA.”

Solexa’s historical financial data may not be indicative of the results of operations or financial position to be expected in the future.

	Nine Months Ended
	September 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(In thousands, except per share amounts)

Statement of Operations Data
Revenue	$2,434	$2,848	$4,150	$96	$7	$—	$—
Loss from Operations	(32,366)	(25,244)	(32,573)	(9,958)	(6,718)	(5,316)	(2,613)
Net Loss	(29,002)	(25,447)	(29,160)	(8,804)	(5,649)	(4,468)	(2,509)
Net Loss Attributable to Common Stockholders	(29,002)	(25,969)	(29,682)	(10,033)	(5,649)	(4,468)	(2,509)
Basic and Diluted Net Loss per Common Share	(0.80)	(1.53)	(1.51)	(9.68)	(5.45)	(4.31)	(3.31)
Balance Sheet Data (at end of period)
Working Capital	$47,592		$33,204	$13,402	$8,418	$13,073	$16,279
Total Assets	87,535		73,017	17,815	10,401	15,013	17,913
Long-term Debt, Including Amounts Due Within One Year	55		75	27	43	—	—
Stockholders’ Equity	74,955		59,773	431	9,606	14,207	17,136

Summary Unaudited Pro Forma Combined Condensed Financial Statements

The merger will be accounted for under the purchase method of accounting, which means the assets and liabilities of Solexa will be recorded, upon completion of the merger, at their respective fair values and added to those of Illumina.

The summary unaudited pro forma combined condensed financial information presented below reflects the purchase method of accounting and is for illustrative purposes only. The summary pro forma combined condensed financial information may have been different had the companies actually combined. The summary pro forma combined condensed financial information does not reflect the effect of asset dispositions, if any, or revenue, cost or other operating synergies that may result from the merger, nor does it reflect the effects of any financing, liquidity or other balance sheet repositioning that may be undertaken in connection with or subsequent to the merger. You should not rely on the summary pro forma combined condensed financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the merger. The following summary pro forma combined condensed financial information has been derived from, and should be read in conjunction with, the Unaudited Pro Forma Combined Condensed Financial Statements and related notes presented elsewhere in this document.

	Nine Months Ended	Year Ended
	October 1, 2006	January 1, 2006
	(In thousands, except per share data)

Statement of Operations Data
Revenue	$126,585	$77,651
Loss from operations	(16,221)	(65,626)
Net loss	(10,457)	(61,652)
Net loss attributable to common stockholders	(10,457)	(62,174)
Net loss per share, basic and diluted	(0.19)	(1.18)
Weighted average shares outstanding, basic and diluted	56,215	52,596

October 1, 2006

Balance Sheet Data
Current assets	$267,666
Working capital	225,489
Property and equipment, net	30,343
Total assets	620,875
Current liabilities	42,177
Long-term debt, including amounts due within one year	149
Stockholders’ equity	562,892

RISK FACTORS

In addition to the other information included and incorporated by reference into this document, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for adoption and approval of the merger agreement, in the case of Solexa stockholders, or for the issuance of shares of Illumina common stock in the merger, in the case of Illumina stockholders. In addition, you should read and consider the risks associated with each of the businesses of Illumina and Solexa because these risks will also affect the combined company. These risks can be found in Illumina’s Quarterly Report on Form 10-Q for the quarterly period ended October 1, 2006 and in Solexa’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, each of which are filed with the SEC and incorporated by reference into this document. You should also read and consider the other information in this document and the other documents incorporated by reference into this document. See the section entitled “Where You Can Find More Information” beginning on page 81.

The value of the shares of Illumina common stock to be received by Solexa stockholders in the proposed merger could be higher or lower than $14.00 per share of Solexa common stock.

In the proposed merger, Solexa stockholders will receive a fraction of a share of Illumina common stock for each share of Solexa common stock equal to an exchange ratio, which will be determined as follows:

•	if the Illumina Average Price is greater than $40.70 and less than $47.30, then the exchange ratio will be determined by dividing $14.00 by the Illumina Average Price;

•	if the Illumina Average Price is equal to or less than $40.70, then the exchange ratio will be 0.344; and

•	if the Illumina Average Price is equal to or greater than $47.30, then the exchange ratio will be 0.296.

In this joint proxy statement/ prospectus, we refer to the volume weighted average (rounded to four decimal places) of the daily sale prices for shares of Illumina common stock, as reported by NASDAQ, for ten trading days randomly selected from the 20 consecutive trading days ending five trading days prior to the closing date of the merger as the “Illumina Average Price.”

As a result of the collar mechanism described above, if the Illumina Average Price is less than $40.70, then the market value of the shares of Illumina common stock to be issued to Solexa stockholders would have a value of less than $14.00 per share of Solexa common stock. Conversely, if the Illumina Average Price is greater than $47.30, then the market value of the shares of Illumina common stock to be issued to Solexa stockholders would have a value of greater than $14.00 per share of Solexa common stock.

Moreover, because the date that the merger is completed may be later than the date of the stockholder meetings, at the time of your stockholder meeting, you will not know the exact market value of the Illumina common stock that Solexa stockholders will receive upon completion of the merger.

Illumina may be unable to integrate successfully the businesses of Solexa and realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on Illumina’s ability to realize the anticipated synergies, growth opportunities and cost savings from integrating Solexa’s businesses with Illumina’s businesses. Illumina’s success in realizing these benefits and the timing of this realization depend upon the successful integration of the operations of Solexa. The integration of two independent companies is a complex, costly and time-consuming process. The difficulties of combining the operations of the companies include, among other factors:

•	lost sales and customers as a result of certain customers of either of the two companies deciding not to do business with the combined company;

•	complexities associated with managing the combined businesses;

•	integrating personnel from diverse corporate cultures while maintaining focus on providing consistent, high quality products and customer service;

•	coordinating geographically separated organizations, systems and facilities;

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the merger; and

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention to the merger.

If we are unable to successfully combine the businesses of Illumina and Solexa in a manner that permits the combined company to achieve the cost savings and operating synergies anticipated to result from the merger, such anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, Illumina and Solexa have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers and employees or our ability to achieve the anticipated benefits of the merger, or could reduce our earnings or otherwise adversely affect the business and financial results of the combined company.

     Failure to complete the merger could negatively impact the stock prices and the future business and financial results of Solexa and Illumina.

If the merger is not completed, the ongoing businesses of Solexa or Illumina may be adversely affected and Solexa and Illumina will be subject to several risks, including the following:

•	being required, under certain circumstances under the merger agreement, to pay a termination fee of $18 million;

•	having to pay certain costs relating to the merger, such as legal, accounting, financial advisor and printing fees;

•	failure to pursue other beneficial opportunities as a result of the focus of management of each of the companies on the merger, without realizing any of the benefits of having the merger completed; and

•	the price of the common stock of Illumina and/or Solexa may decline to the extent that the current market price of their respective common stock reflects an assumption that the merger will be completed.

If the merger is not completed, Solexa and Illumina cannot ensure their stockholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of Solexa or Illumina. Moreover, if the merger is not completed, Illumina’s registration and resale rights related to the shares of Solexa common stock that it holds may make it more difficult for Solexa to successfully access the capital markets.

     Solexa stockholders will have a reduced ownership and voting interest after the merger.

After the merger’s completion, Solexa stockholders will own a significantly smaller percentage of Illumina than they currently own of Solexa. Consequently, Solexa stockholders may have less influence over the management and policies of Illumina than they currently exercise over the management and policies of Solexa.

     The combined company may fail to realize the anticipated benefits of the merger as a result of Solexa’s failure to achieve anticipated revenue growth following the merger.

Solexa’s business faces significant risks. These risks include those described in the section entitled “Risk Factors” of Solexa’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, which report is incorporated by reference into this document, and may include additional risks of which Illumina and Solexa are not currently aware or which Illumina and Solexa currently do not believe are material. If any of the events or circumstances underlying these risks actually occur, Solexa’s business, financial condition or results of operations could be harmed and, as a result, Solexa may, among other things, fail to achieve the anticipated revenue growth following the merger.

The merger will cause dilution of Illumina’s earnings per share.

The merger and the transactions contemplated by the merger agreement are expected to have a dilutive effect on Illumina’s earnings per share at least through 2007 due to losses of Solexa, the additional shares of Illumina common stock that will be issued in the merger, the transaction and integration-related costs and other factors such as the failure to realize any benefit from synergies anticipated in the merger. These factors could adversely affect the market price of Illumina common stock.

     Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the proposed transaction.

Completion of the proposed merger is conditioned upon, among other things, the receipt of all consents and approvals of all governmental authorities required for consummation of the proposed transaction. The requirement for these approvals could delay or prevent the completion of the proposed transaction. In addition, antitrust authorities may impose conditions in connection with the proposed transaction that may adversely affect Illumina’s operations after consummation of the merger. Moreover, the FTC, the DOJ, a state, a private person or an entity could seek, under federal or state antitrust laws, among other things, to enjoin or rescind the proposed transaction. Please see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” for a discussion of the conditions to the completion of the merger and the section entitled “The Merger — Regulatory Approvals Required for the Merger” for a description of the regulatory approvals necessary in connection with the proposed merger. It cannot be assumed that these consents and approvals will be obtained, or that their terms, conditions and timing will not be detrimental to Illumina or Solexa.

     Illumina will depend significantly on key personnel, and the loss of one or more of Illumina’s or Solexa’s key management personnel could limit Illumina’s ability to execute its business strategy.

Illumina has depended on, and after the proposed merger will continue to depend on, the services and management experience of Mr. Flatley and Illumina’s other current executive officers. If Mr. Flatley or any other executive officers resign or otherwise are unable to serve following the consummation of the proposed merger, Illumina’s management expertise and efficiency could be weakened.

Additionally, Illumina’s obligation to complete the proposed merger is conditioned upon, among other things, each of Mr. West, Solexa’s Chief Executive Officer, and Dr. Smith, Solexa’s Vice President and Chief Scientific Officer, being actively employed by Solexa on the closing date of the merger, unless such officer is not actively employed due to death or disability. Loss of either Mr. West or Dr. Smith, other than for death or disability, may cause Illumina to decide not to complete the proposed merger and may result in the loss of value of shares of Solexa common stock.

Additionally, Mr. West, in particular, has been a key member of the Solexa management team, and Solexa has also been highly dependent on the principal members of Solexa’s scientific and commercial staff. The loss of any of these persons’ services following the merger could adversely impact the achievement of Illumina’s commercial objectives.

Certain directors and executive officers of Solexa may have potential conflicts of interests.

Certain directors and executive officers may have interests that differ from stockholders. Following completion of the merger, Mr. West will be Senior Vice President and General Manager of the Sequencing Business Unit of Illumina. In addition, the merger agreement requires as a condition to closing the active employment of each of Mr. West and Dr. Smith, Solexa’s Vice President and Chief Scientific Officer, by Solexa on the closing date of the merger, unless the failure to be actively employed is the result of death or disability. Solexa stockholders should be aware that certain members of the board of directors and executive officers of Solexa have interests in the merger that are different from, or in addition to, their interests as Solexa stockholders. These interests may create a conflict of interest or the appearance of a conflict of interest. See “The Merger — Interests of Solexa’s Directors and Officers in the Merger; Relationship between Illumina and Solexa” and “The Merger Agreement — Conditions to Completion of the Merger” for more information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document, including the documents incorporated by reference in this document, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements include, but are not necessarily limited to, those relating to:

•	the introduction and development of new products, product improvements and new services;

•	the applicability and usefulness of our technologies in various markets and industries;

•	the success of our technologies;

•	emerging markets in functional genetic analysis, namely SNP genotyping, gene expression profiling and proteomics, and the future growth of these markets;

•	demand for increased throughput in genetic analysis;

•	continued advances in genomics;

•	the potential to derive medically valuable information from raw genetic data and the further potential to use this information to improve drugs and therapies, to customize diagnosis and treatment, and cure disease;

•	potential future partnerships, collaborations and acquisitions; and

•	growth in our research and development and general and administrative expenses.

These statements are only predictions. In evaluating these statements, you should consider various factors, including the risks outlined under the section entitled “Risk Factors.” These factors may cause actual events or our results to differ materially from those expressed or implied by any forward-looking statement. These factors include risks and uncertainties relating to:

•	Solexa’s failure to achieve the anticipated revenue growth;

•	the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule;

•	the failure of Illumina or Solexa stockholders to approve the transaction;

•	the risk that the businesses will not be integrated successfully;

•	the risk that the anticipated synergies and benefits from the transaction may not be fully realized or may take longer to realize than expected;

•	disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; and

•	competition and its effect on pricing, spending, third-party relationships and revenues.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty and do not intend to update any of the forward-looking statements after the date of this prospectus or to conform our prior statements to actual results.

THE MERGER

The following is a discussion of the proposed merger and the merger agreement. This is a summary only and may not contain all of the information that is important to you. A copy of the merger agreement is attached to this document as Annex A and is incorporated by reference herein. Illumina and Solexa stockholders are urged to read this entire document, including the merger agreement, for a more complete understanding of the merger.

Effect of the Merger; Consideration to be Received in the Merger; Treatment of Solexa Stock Options and Warrants

Under the merger agreement, Callisto Acquisition Corp., a direct, wholly-owned subsidiary of Illumina, will merge with and into Solexa, with Solexa continuing as the surviving corporation. As a result of the merger, Solexa will become a direct, wholly-owned subsidiary of Illumina.

At the effective time of the merger, each share of Solexa common stock issued and outstanding immediately prior to the effective time of the merger, excluding shares of Solexa common stock owned by Solexa, Illumina or Callisto Acquisition Corp., will be converted into the right to receive shares of Illumina common stock based on the exchange ratio provided in the merger agreement. This exchange ratio will be determined by dividing $14.00 by the volume weighted average trading price of Illumina common stock as reported by NASDAQ for ten randomly selected days during the 20-day trading period ending five trading days prior to closing of the merger. The ten randomly selected days will be selected by one representative of Illumina and one representative of Solexa, who will, by blind draw, select one date at a time alternately until all ten days have been selected. This volume weighted average price of Illumina common stock is referred to as the Illumina Average Price. However, if the Illumina Average Price is equal to or greater than $47.30, then the exchange ratio will be fixed at 0.296 of a share of Illumina common stock for each share of Solexa common stock, and if the Illumina Average Price is equal to or less than $40.70, then the exchange ratio will be fixed at 0.344 of a share of Illumina common stock for each share of Solexa common stock.

In addition, at the effective time of the merger, each option and warrant to purchase Solexa common stock that is outstanding immediately prior to the effective time of the merger will be converted into the right to receive an option or warrant, as applicable, to purchase Illumina common stock based upon the exchange ratio. The exercise price per share of each converted option and the purchase price per share of each converted warrant shall also be adjusted based upon the exchange ratio.

Illumina and Solexa currently estimate that Illumina will issue approximately 12,921,484 shares of Illumina common stock to Solexa stockholders at the effective time of the merger based on the number of outstanding shares of Solexa common stock on December 15, 2006. If the closing price for a share of Illumina common stock on December 15, 2006 of $39.95 were used to determine the exchange ratio, then each holder of shares of Solexa common stock would receive 0.344 of a share of Illumina common stock for each share of Solexa common stock. Based upon the number of outstanding shares of Solexa common stock and Illumina common stock on December 15, 2006, immediately following the completion of the merger, holders of Solexa common stock immediately prior to the consummation of the merger would own approximately 21.6% of the combined company and Illumina stockholders immediately prior to the consummation of the merger would own approximately 78.4% of the combined company. This ownership percentage is subject to change based on the actual exchange ratio as of the closing of the merger.

Background of the Merger

Solexa has reviewed, from time to time, various business opportunities to further develop and commercialize its genetic analysis technologies, including scientific and product-focused collaborations.

Illumina also has been reviewing, from time to time, opportunities for growth and expansion, including potential business collaboration and acquisition opportunities.

Between February 2006 and June 2006, Illumina’s and Solexa’s senior management and scientists met on a few occasions to discuss potential opportunities for collaboration, including the joint development of new products based jointly on Illumina’s and Solexa’s technology. In July 2006, members of Illumina’s senior management visited Solexa’s headquarters in Hayward, California, to discuss further collaborative opportunities, as well as a possible business combination of the two companies.

On July 28, 2006, John West, Chief Executive Officer of Solexa, discussed with the Solexa board of directors the potential merger with Illumina at a meeting of the Solexa board of directors. At this meeting, the Solexa board of directors authorized Solexa management to pursue further discussions with Illumina regarding a potential business combination.

On August 9, 2006, Illumina and Solexa entered into a mutual confidentiality agreement to permit additional discussions and exchange of information concerning a possible transaction between the two companies.

On September 9, 2006, Jay T. Flatley, President and Chief Executive Officer of Illumina, and other members of Illumina’s senior management met with Mr. West and other members of Solexa’s senior management to discuss a potential strategic combination and other potential business opportunities for the two companies and exchanged certain financial and other information regarding their respective companies. On September 14, 2006, Messrs. Flatley and West met again to further explore the possibility of a business combination between the two companies. These discussions included, among other matters, deal rationale considerations and potential benefits that could result from a combination of the two companies.

On September 19, 2006, at a meeting of the Solexa board of directors, the members of the Solexa board of directors, together with members of Solexa’s senior management and a representative of Cooley Godward Kronish LLP, Solexa’s legal advisor, reviewed the status of discussions with Illumina concerning a potential business combination and various other considerations, including whether any other strategic partner would enable the same extent of product and technology synergies.

On September 20, 2006, Illumina, together with its financial advisor Merrill Lynch, and Solexa, together with its financial advisor, Lazard, met in San Diego, California, and engaged in due diligence discussions and reviews of each company’s financial information, technology, intellectual property and other matters. During the week of September 24, 2006, Illumina, Solexa and their respective advisors met on several occasions to exchange information and to discuss key due diligence matters in connection with the proposed merger.

Throughout the month of October 2006 and part of November 2006, Illumina and its financial advisor and legal advisor, Dewey Ballantine LLP, and Solexa and its financial and legal advisors, continued their due diligence reviews and discussions through in-person meetings, telephone conferences and exchange and review of various documents and information relating to the two companies. These due diligence reviews and discussions included, among others, visits by representatives of Illumina to Solexa’s operations in Cambridge, England and Hayward, California and a telephone conference among Illumina, Solexa and their respective independent auditors in which the companies discussed and reviewed accounting due diligence matters of the other company.

On October 5, 2006, Illumina and Solexa executed an amendment to the mutual confidentiality agreement to provide for, among other obligations, mutual standstill and employee non-solicitation obligations.

On October 8, 2006, at a meeting of the Illumina board of directors held via telephone conference, members of Illumina’s senior management reviewed with the Illumina board of directors preliminary information regarding Solexa and its business and the possible acquisition of Solexa by way of a merger. Illumina’s financial and legal advisors also participated in the meeting. At this meeting, the Illumina board of directors resolved to authorize members of Illumina’s senior management to engage in preliminary negotiations with Solexa regarding a possible merger of Illumina and Solexa on the terms discussed with the board.

On October 9, 2006, Illumina verbally communicated to Solexa an offer to acquire Solexa through a merger for $11.66 per share, which consideration would be payable in shares of Illumina common stock.

On October 13, 2006, at a meeting of the Solexa board of directors, Lazard reviewed for the members of the Solexa board of directors Lazard’s preliminary financial analyses of Solexa and the potential merger between Illumina and Solexa, and Cooley Godward Kronish LLP advised the Solexa board of directors regarding the board’s fiduciary duties in connection with its consideration of the proposed transaction. At this meeting, members of the Solexa board of directors also discussed the proposed terms of the merger with members of Solexa’s senior management and legal advisors. Later that day, Mr. West communicated to Illumina Solexa’s counterproposal of $16.00 per share as the proposed merger consideration, payable in shares of Illumina common stock.

On October 14, 2006, at a meeting of the Illumina board of directors held via telephone conference, members of Illumina’s senior management discussed with the Illumina board of directors the status of ongoing negotiations with Solexa, including the terms of Solexa’s counterproposal to Illumina’s proposed terms for the merger. At this meeting, the Illumina board of directors resolved to authorize members of Illumina’s senior management to continue negotiations with Solexa regarding the terms of the proposed merger. In addition, the Illumina board of directors resolved to create a subcommittee of the Illumina board of directors for the purpose of providing guidance to members of Illumina’s senior management in their negotiations with Solexa.

On October 19, 2006, Mr. Flatley communicated to Mr. West Illumina’s revised proposal of $13.00 per share as the merger consideration, payable in shares of Illumina common stock.

On October 20, 2006, at a meeting of the Solexa board of directors, Lazard reviewed for the members of the Solexa board of directors Lazard’s preliminary financial analyses of Solexa and the potential merger between Illumina and Solexa. At this meeting, members of the Solexa board of directors also discussed the proposed terms of the merger with members of Solexa’s senior management and legal advisors. Also on this day, Solexa communicated to Illumina a counterproposal of $14.70 per share with a 15% symmetrical fixed price collar as the merger consideration, payable in shares of Illumina common stock.

On October 21, 2006, Illumina and Solexa, together with their respective financial and legal advisors, met in Palo Alto, California to discuss the terms of the proposed merger. At this meeting, Illumina and Solexa negotiated, among other terms, the merger consideration. The terms of the merger consideration discussed between the parties included Illumina’s revised offer of either $13.50 per share with a 5% symmetrical fixed price collar or $13.85 per share without a collar mechanism, and Solexa’s counter proposal of $14.00 per share with a 10% symmetrical fixed price collar. In all cases, the contemplated merger consideration consisted of shares of Illumina common stock. After extensive negotiations, the parties agreed, subject to the approval of their respective board of directors, to the terms of the merger consideration of $14.00 per share, payable in shares of Illumina common stock and subject to a symmetrical fixed price collar of plus and minus 7.5% of the average Illumina stock price that would be used to determine the exchange ratio. The parties also discussed other key terms of the proposed transaction, including, in particular, the terms of a securities purchase agreement, which would provide for a $50 million cash investment in Solexa by Illumina. Solexa indicated that it had contemplated an equity financing within the next few months to fund its capital requirements and that further discussion with Illumina concerning a potential merger would be predicated on Illumina’s commitment to make a cash investment in Solexa to fund Solexa’s working capital requirements in the event that the proposed merger was not consummated for any reason.

On October 25, 2006, Lazard reviewed with the Solexa board of directors financial analyses of the potential merger between Illumina and Solexa at a meeting of the Solexa board of directors. Members of Solexa senior management, together with its financial and legal advisors, also updated the Solexa board of directors with the status of discussions with Illumina on the proposed terms of the merger.

On the same day, at a meeting of the Illumina board of directors, members of Illumina’s senior management provided an update on their negotiations with Solexa to the Illumina board of directors and reviewed with the Illumina board of directors the preliminary understanding between Illumina and Solexa on certain terms of the proposed transactions. Members of Illumina’s senior management also updated the Illumina board of directors on the due diligence reviews conducted in connection with the proposed transactions.

On October 30, 2006, at a meeting of a committee of the Solexa board of directors, those directors present discussed the proposed terms of the merger with members of Solexa’s senior management and legal advisors.

On November 3, 2006, the Solexa board of directors, together with members of Solexa’s senior management and its financial and legal advisors, convened at a meeting of the Solexa board of directors to receive an update on the discussions with Illumina on the terms and conditions of the transaction documents relating to the merger.

During the first week and into the second week of November 2006, Illumina and Solexa, together with their respective financial and legal advisors, continued to negotiate and finalize the terms of the merger agreement, securities purchase agreement and related transaction documents, while finalizing their mutual financial, legal and other customary due diligence reviews and discussions.

On November 10, 2006, at a meeting of the Solexa board of directors, Lazard reviewed its preliminary financial analyses, and members of Solexa’s senior management and legal advisor reviewed the status of the negotiations of the merger agreement, the securities purchase agreement and related transaction documents, as well as the terms of the transaction documents in their draft form for the Solexa board of directors. In addition, Solexa’s legal advisor discussed with the Solexa board of directors the board’s fiduciary duties in reviewing the proposed transactions and their terms. The Solexa board of directors engaged in an extensive discussion regarding the terms of the merger agreement, the securities purchase agreement and related transaction documents with members of Solexa’s senior management and its financial and legal advisors, including the rationale, prospects, benefits and risks associated with the proposed transactions and the matters discussed in the section entitled “The Merger — Solexa’s Reasons for the Merger; Recommendation of the Merger by the Solexa Board of Directors.”

On the same day, at a meeting of the Illumina board of directors held via telephone conference, members of Illumina’s senior management discussed with the Illumina board of directors the terms of the proposed transactions and Dewey Ballantine LLP reviewed with the Illumina board of directors the principal terms of the transaction documents and the legal issues relevant to its consideration of the proposed transactions, including a review of the fiduciary duties of the board of directors and the legal standards applicable to the board of directors’ review of the proposed transactions. Members of Illumina’s senior management also updated the Illumina board of directors on the due diligence reviews conducted in connection with the proposed transaction. At this meeting, Merrill Lynch reviewed with the Illumina board of directors its financial analyses of the terms of the proposed merger and rendered its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated November 12, 2006, to the effect that, as of the date of such opinion and based upon the assumptions made, matters considered and limits of review set forth in such written opinion, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to Illumina. See “The Merger — Opinions of Financial Advisors — Opinion of Illumina’s Financial Advisor” for further information regarding Merrill Lynch’s opinion.

Following these discussions, and further review and discussion among members of the Illumina board of directors, including consideration of the matters discussed in the section entitled “The Merger — Illumina’s Reasons for the Merger; Recommendation of the Stock Issuance by the Illumina Board of Directors,” the Illumina board of directors unanimously voted to approve the merger agreement, the securities purchase agreement and the transactions contemplated thereby and resolved to recommend that the Illumina stockholders vote to approve the issuance of shares of Illumina common stock in the merger.

On November 11 and November 12, 2006, representatives of the senior management of Illumina and Solexa, and their respective financial and legal advisors, finalized the terms of the merger and its related transaction documents.

On November 12, 2006, at a meeting of the Solexa board of directors held via telephone conference, Solexa’s legal advisor reviewed with the members of Solexa’s board of directors and senior management the final terms of the transaction documents. The Solexa board of directors discussed the terms of the merger agreement, the securities purchase agreement and related transaction documents with members of Solexa’s senior management and financial and legal advisors. At this meeting, Lazard stated that its financial analyses of the terms of the proposed merger had not changed since the analyses reviewed with the Solexa board of directors at the November 10, 2006 meeting, and delivered its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion of the same date, to the effect that, as of the date of its opinion and based upon and subject to the factors, assumptions and limitations stated therein, the exchange ratio, as defined in the merger agreement, was fair, from a financial point of view, to the holders of Solexa common stock. See “The Merger — Opinions of Financial Advisors — Opinion of Solexa’s Financial Advisor” for further information regarding Lazard’s opinion. Also at this meeting, Cooley Godward Kronish LLP reviewed with the Solexa board of directors and members of Solexa’s senior management the finalized terms of the transaction documents. In addition, Cooley Godward Kronish LLP discussed with the Solexa board of directors its fiduciary duties in reviewing the proposed transactions and their terms.

In light of the Solexa board of directors’ extensive discussions at the November 10, 2006 meeting, including the consideration of the matters discussed in the section entitled “The Merger — Solexa’s Reasons for the Merger; Recommendation of the Merger by the Solexa Board of Directors,” the board’s evaluation and discussion of the final terms of the transaction documents, the delivery by Lazard of its opinion described in the preceding paragraph and the Solexa board of directors’ prior meetings on these matters, the Solexa board of directors unanimously determined that the proposed transactions are advisable and fair and in the best interests of Solexa and its stockholders, and the Solexa board of directors voted unanimously to approve the merger agreement and to recommend the Solexa stockholders to vote to approve and adopt the merger agreement.

Thereafter, Illumina, Callisto Acquisition Corp., a wholly-owned subsidiary of Illumina, and Solexa executed the merger agreement, and Illumina and Solexa executed the securities purchase agreement. These transactions were announced on the morning of November 13, 2006 in a press release issued jointly by Illumina and Solexa. Later in the day on November 13, 2006, Illumina acquired 5,154,639 shares of Solexa common stock for an aggregate purchase price of approximately $50 million pursuant to the securities purchase agreement.

Illumina’s Reasons for the Merger; Recommendation of the Stock Issuance by the Illumina Board of Directors

In reaching its decision to adopt and approve the merger agreement and recommend approval to the Illumina stockholders the stock issuance, the Illumina board of directors consulted with Illumina’s management, as well as with its legal and financial advisors, and considered a number of factors, including the following factors which the Illumina board viewed as generally supporting its decision to approve the merger and the merger agreement and recommend the Illumina stockholders vote “FOR” approval of the issuance of Illumina common stock in connection with the merger.

Strategic Considerations.  The Illumina board of directors believes the merger will provide a number of significant strategic opportunities and benefits, including the following:

•	expand Illumina’s genetic analysis product offering to include Solexa’s next generation sequencing platform, the 1G Genome Analyzer;

•	create the only company to offer both analog and digital gene expression, enhancing Illumina’s rapidly emerging gene expression franchise;

•	add to Illumina’s emerging opportunity in molecular diagnostics and content discovery;

•	increase Illumina’s addressable markets;

•	drive Solexa’s manufacturing and commercialization;

•	leverage Illumina’s global sales and support infrastructure;

•	accelerate development of future products; and

•	leverage the combination of each company’s core technologies.

Other Factors Considered by the Illumina Board of Directors.  In addition to considering the strategic factors described above, the Illumina board of directors considered the following additional factors, all of which it viewed as supporting its decision to approve the merger and the stock issuance:

•	its knowledge of Illumina’s business, operations, financial condition, earnings and prospects and of Solexa’s business, operations, financial condition, earnings and prospects, taking into account the results of Illumina’s due diligence review of Solexa;

•	the current and prospective competitive climate in the industries in which Illumina and Solexa operate, and the alternatives reasonably available to Illumina if it did not pursue the merger;

•	the limited availability of alternative next generation sequencing technologies that are currently on the market;

•	Merrill Lynch’s opinion to the Illumina board of directors, to the effect that, as of the date of its opinion and based upon the assumptions made, matters considered and limits of review set forth in its subsequent written opinion, the exchange ratio provided in the merger agreement was fair from a financial point of view to Illumina (see “The Merger — Opinions of Financial Advisors — Opinion of Illumina’s Financial Advisor”);

•	the terms and conditions of the merger agreement and the likelihood of completing the merger on the anticipated schedule; and

•	corporate governance matters with respect to the combined company post-merger, as described under “The Merger — Board of Directors and Management Following the Merger,” including the fact that Mr. Flatley will serve as President and Chief Executive Officer of the combined company, Mr. West will serve as Senior Vice President and General Manager of the Sequencing Business Unit of the combined company and the combined company’s board of directors will consist of the current directors of the Illumina board of directors, with the addition of two new independent directors selected by the Illumina board of directors and agreed to by Solexa.

The Illumina board of directors weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the merger, including:

•	the dilutive effect of the proposed merger on Illumina’s estimated earnings per share, which is expected to continue at least through fiscal year 2007;

•	the risk of not capturing all the anticipated cost savings and operational synergies between Illumina and Solexa and the risk that other anticipated benefits might not be realized;

•	the risk that under certain circumstances where the merger is not consummated, Illumina will be required to pay a termination fee to Solexa (see the section entitled “The Merger Agreement — Termination Fee”);

•	the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the projected financial results of the combined company (see the section entitled “The Merger — Regulatory Approvals Required for the Merger”); and

•	the risks of the type and nature described under the section entitled “Risk Factors,” and the matters described under “Cautionary Statement Regarding Forward-Looking Statements.”

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Illumina board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to recommend that Illumina stockholders vote “FOR” the issuance of Illumina common stock in connection with the merger. In addition, individual members of the Illumina board of directors may have given differing weights to different factors. The Illumina board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Illumina’s management and outside legal and financial advisors.

The Illumina board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement, including the stock issuance, are advisable and in the best interests of Illumina and its stockholders and unanimously approved the merger agreement. The Illumina board unanimously recommends that Illumina stockholders vote “FOR” the issuance of Illumina common stock in connection with the merger.

Solexa’s Reasons For the Merger; Recommendation of the Merger by the Solexa Board of Directors

In reaching its decision to adopt and approve the merger agreement and recommend approval and adoption of the merger agreement to the Solexa stockholders, the Solexa board of directors consulted with Solexa’s management, as well as with its legal and financial advisors, and considered a number of factors, including the following factors which the Solexa board of directors viewed as generally supporting its decision to approve the merger and the merger agreement and recommend the Solexa stockholders vote “FOR” approval and adoption of the merger agreement.

The Solexa board of directors considered the following factors, all of which it viewed as supporting its decision to approve the merger agreement and the merger:

•	the form, value and liquidity of the consideration to be issued in the merger;

•	the relationship between that consideration and current and historical market prices of Solexa common stock;

•	the prospects of the combined company following the merger;

•	the technological advantages, broader product offerings and strategic opportunities of the combined company following the merger;

•	Solexa’s prospects as a stand-alone entity;

•	the terms of the merger agreement and the likelihood of completing the merger on the anticipated schedule;

•	the opinion of Lazard, financial advisor to the Solexa board of directors, as to the fairness, from a financial point of view, of the exchange ratio, as defined in the merger agreement, to the holders of Solexa common stock, as of the date of the opinion and subject to the factors, assumptions and limitations set forth therein, and the financial analysis underlying such opinion (see the section entitled “The Merger — Opinions of Financial Advisors — Opinion of Solexa’s Financial Advisor”); and

•	Solexa’s need for additional funding.

The Solexa board of directors weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the merger, including:

•	the risk that under certain circumstances where the merger is not consummated, Solexa will be required to pay a termination fee to Illumina (see the section entitled “The Merger Agreement — Termination Fee”);

•	the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the projected financial results of the combined company (see the section entitled “The Merger — Regulatory Approvals Required for the Merger”);

•	the risks of the type and nature described under the section entitled “Risk Factors,” and the matters described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements”; and

•	the risk that the anticipated benefits of the merger might not be realized.

The above discussion of the material factors considered by the Solexa board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the Solexa board of directors. The Solexa board of directors unanimously reached the conclusion to approve and adopt the merger agreement and the other transactions contemplated by the merger agreement and to recommend the merger agreement to the Solexa stockholders for approval and adoption in light of the various factors described above and other factors that each member of the Solexa board of directors felt were appropriate. In view of the wide variety of factors considered by the Solexa board of directors in connection with its evaluation of the merger and the complexity of these matters, the Solexa board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Solexa board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, it. In considering the factors discussed above, individual directors may have given different weights to different factors.

The Solexa board of directors unanimously approved and adopted the merger agreement and the other transactions contemplated by the merger agreement and recommends that the Solexa stockholders vote “FOR” the approval and adoption of the merger agreement.

Opinions of Financial Advisors

Opinion of Illumina’s Financial Advisor

The Illumina board of directors engaged Merrill Lynch to act as its financial advisor in connection with the proposed merger, and to render an opinion as to whether the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Illumina.

On November 10, 2006, Merrill Lynch delivered to the Illumina board of directors its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated November 12, 2006, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the exchange ratio provided in the merger agreement was fair, from a financial point of view, to Illumina. A copy of Merrill Lynch’s written opinion is attached to this joint proxy statement/prospectus as Annex C.

Merrill Lynch’s written opinion sets forth the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch. Each holder of Illumina common stock is encouraged to read Merrill Lynch’s opinion in its entirety. Merrill Lynch’s opinion was intended for the use and benefit of the Illumina board of directors, does not address the merits of the underlying decision by Illumina to enter into the merger agreement or any of the transactions contemplated thereby, including the merger, and does not constitute a recommendation to any Illumina stockholder as to how that stockholder should vote on, or take any action with respect to, the merger or any related matter. Merrill Lynch was not asked to address nor does its opinion address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Illumina. Additionally, Merrill Lynch expresses no opinion as to the prices at which the shares of common stock of either Illumina or Solexa will trade following the announcement or consummation of the merger. This summary of Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion attached to this joint proxy statement/ prospectus as Annex C.

In preparing its opinion to the Illumina board of directors, Merrill Lynch performed various financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying Merrill Lynch’s opinion or the presentation made by Merrill Lynch to the Illumina board of directors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all of the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Illumina and Solexa that it deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Illumina and Solexa as furnished to it by Illumina and Solexa, respectively, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger, which are referred to as the “expected synergies,” furnished to it by Illumina;

•	conducted discussions with members of senior management and representatives of Illumina and Solexa concerning the matters described in the preceding two bullet points, as well as their respective businesses and prospects before and after giving effect to the transaction and the expected synergies;

•	reviewed the market prices and valuation multiples for Illumina common stock and Solexa common stock and compared them with those of certain publicly-traded companies that it deemed to be relevant;

•	reviewed the results of operations of Illumina and Solexa;

•	participated in certain discussions and negotiations among representatives of Illumina and Solexa and their financial and legal advisors;

•	reviewed the potential pro forma impact of the merger;

•	reviewed drafts of the merger agreement; and

•	reviewed such other financial studies and analyses and took into account such other matters as were deemed necessary, including an assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Illumina or Solexa and was not furnished with any such evaluation or appraisal, nor did it evaluate the solvency or fair value of Illumina or Solexa, under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Illumina or Solexa. With respect to the financial forecast information and the expected synergies furnished to or discussed with Merrill Lynch by Illumina or Solexa, Merrill Lynch assumed that such forecasts were reasonably prepared and reflected the best currently available estimates and judgment of Illumina or Solexa’s management as to the expected future financial performance of Illumina or Solexa, as the case may be, and the expected synergies. Merrill Lynch further assumed that the merger would qualify as a tax-free reorganization for United States federal income tax purposes. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to it as of, the date thereof. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger. Merrill Lynch expressed no opinion with respect to the transactions contemplated by the securities purchase agreement, dated as of November 12, 2006, by and between Illumina and Solexa.

The following is a summary of the material financial analyses that Merrill Lynch performed in connection with its oral opinion to the Illumina board of directors on November 10, 2006. The financial analyses summarized below include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch. To the extent the following quantitative information reflects market data, except as otherwise indicated, Merrill Lynch based this information on market data as they existed prior to November 10, 2006. This information, therefore, does not necessarily reflect current or future market conditions.

Calculation of Transaction Value

Merrill Lynch reviewed the financial terms of the merger agreement. The merger consideration had a total offer value, subject to certain collar provisions, of $14.00 per share of Solexa common stock. Merrill Lynch noted that Solexa stockholders will receive, subject to certain collar provisions, between 0.296 and 0.344 of a share of Illumina common stock for each share of Solexa common stock.

Historical Trading Performance — Solexa

Merrill Lynch reviewed the historical trading prices for the Solexa common stock as background information. This review indicated that during the 52-week period ending November 9, 2006, the Solexa common stock traded as low as $7.20 per share and as high as $12.03 per share, and during the three-month period ending November 9, 2006, the Solexa common stock traded as low as $7.87 per share and as high as $10.47 per share. These trading prices were compared to the closing price of Solexa common stock on November 9, 2006 of $9.44 per share.

Comparable Companies Analysis

Merrill Lynch reviewed and compared selected financial information and trading statistics of Solexa and Illumina to the publicly available corresponding data for the following companies in the life sciences tools sector:

•	Thermo Fisher Scientific Inc.

•	Applied Biosystems, Inc.

•	Waters Corporation

•	Sigma-Aldrich Corporation

•	Millipore Corporation

•	Charles River Laboratories, Inc.

•	Invitrogen Corporation

•	Techne Corporation

•	Affymetrix, Inc.

•	Bio-Rad Laboratories, Inc.

Merrill Lynch reviewed enterprise values, calculated as equity market value, plus total debt, preferred stock and minority investments, less cash and cash equivalents, of the selected companies as multiples of estimated 2008 revenues and estimated 2008 earnings before interest and taxes, which is referred to as EBIT. All multiples were based on closing stock prices on November 9, 2006. Estimated financial data for the selected companies were based on Wall Street research analyst reports. Estimated financial data for Solexa were based on Solexa’s management projections, as adjusted by Illumina’s management, and estimated financial data for Illumina were based on Illumina’s management projections. Merrill Lynch then applied a range of selected revenue multiples for the selected companies to corresponding data of Solexa, and selected revenue multiples and EBIT multiples for the selected companies to the corresponding data of Illumina, to derive implied equity reference ranges for Solexa and Illumina. This analysis indicated an implied equity reference range for Solexa of $13.44 to $15.95 per share, as compared to the closing price of Solexa common stock on November 9, 2006 of $9.44 per share and the implied value of the merger consideration, subject to certain collar provisions, of $14.00 per share. This analysis also indicated implied equity reference ranges for

Illumina of $27.84 to $37.98 per share, based on the selected revenue multiples, and $33.98 to $41.45 per share, based on the selected EBIT multiples, as compared to the closing price of Illumina common stock on November 9, 2006 of $43.42 per share.

No company used in the comparable companies analyses described above is identical to Solexa, Illumina, or the pro forma combined company, as the case may be. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared. Mathematical analyses, such as determining the mean or median, are not of themselves meaningful methods of using comparable companies data.

Discounted Cash Flow Analysis — Solexa

Merrill Lynch performed a discounted cash flow analysis to derive an implied equity reference range for Solexa. Using Solexa’s management projections, as adjusted by Illumina’s management, Merrill Lynch performed this analysis on a stand-alone basis. The reference range was determined by adding (i) the present value of Solexa’s free cash flows through December 31, 2010 and (ii) the present value of the “terminal value” of Solexa common stock. In calculating the terminal value of Solexa common stock, Merrill Lynch applied multiples ranging from 14.0x to 18.0x to year 2010 forecasted earnings before interest and taxes.

The free cash flow stream and terminal value were then discounted back to the present time period using discount rates ranging from 14.0% to 16.0%, which are rates Merrill Lynch viewed as the appropriate range for a company with Solexa’s risk characteristics.

This analysis indicated an implied equity reference range for Solexa of $20.73 to $27.57 per share, excluding the expected synergies, and $21.69 to $28.57 per share, including the expected synergies.

Discounted Cash Flow Analysis — Illumina

Merrill Lynch performed a discounted cash flow analysis to derive an implied equity reference range for Illumina. Using Illumina’s management projections, Merrill Lynch performed this analysis on a stand-alone basis. The reference range was determined by adding (i) the present value of Illumina’s free cash flows through December 31, 2010 and (ii) the present value of the “terminal value” of Illumina common stock. In calculating the terminal value of Illumina common stock, Merrill Lynch applied multiples ranging from 14.0x to 18.0x to year 2010 forecasted earnings before interest and taxes. The free cash flow stream and terminal value were then discounted back to the present time period using discount rates ranging from 11.0% to 13.0%, which are rates Merrill Lynch viewed as the appropriate range for a company with Illumina’s risk characteristics.

This analysis indicated an implied equity reference range for Illumina of $37.76 to $49.66 per share.

Research Analyst Price Targets

Merrill Lynch reviewed the most recent Wall Street research equity analyst per share target prices for Solexa common stock, which ranged from $13.00 to $15.00, as compared to the closing price of Solexa common stock on November 9, 2006 of $9.44 per share and the implied value of the merger consideration, subject to certain collar provisions, of $14.00 per share.

Contribution Analysis

Merrill Lynch also reviewed the relative contributions of Illumina and Solexa to the pro forma combined company with respect to certain financial and operating measurements. This analysis was based on Illumina’s management projections and Solexa’s management projections, as adjusted by Illumina’s management. Merrill Lynch then compared these contributions to the estimated pro forma implied stock ownership interests of Illumina and Solexa resulting from the merger, based on the exchange ratio and on fully-diluted shares based on stated shares outstanding and options and warrants accounted for under the treasury stock method based on the market price as of November 9, 2006.

The following table indicates what Illumina’s and Solexa’s percentage contributions would have been on a pro forma basis to the combined company in the categories listed.

	Contribution	Contribution
	of Illumina	of Solexa

2009 Revenue	67.4%	32.6%
2010 Revenue	67.1%	32.9%
2009 EBIT	61.1%	38.9%
2010 EBIT	62.5%	37.5%

Pro Forma Financial Impact

Based on an estimated exchange ratio of 0.296 to 0.344 of a share of Illumina common stock for each share of Solexa common stock, Merrill Lynch analyzed the pro forma per share financial impact of the merger on Illumina’s cash earnings per share. This analysis was based on Illumina’s management projections and Solexa’s management projections, as adjusted by Illumina’s management. The analysis assumed pre-tax cost synergies equal to one-third of Solexa’s operating expenses per year, of which 50% were projected to be realized in 2007 and 100% in 2008 and thereafter. This analysis indicated that the proposed merger could be dilutive to Illumina’s stockholders on a cash earnings per share basis in fiscal year 2007 and accretive to Illumina’s stockholders on a cash earnings per share basis in each of the fiscal years 2008, 2009 and 2010.

Historical Implied Exchange Ratio Trading Analysis

Merrill Lynch reviewed the per share daily closing trading prices for the Illumina common stock and the Solexa common stock for the one-year period ending November 9, 2006. For perspective on the related prices at which Illumina and Solexa common stock have historically traded, Merrill Lynch calculated the historical implied exchange ratios by dividing the daily closing prices of Solexa common stock by those of Illumina common stock. This analysis showed the following implied exchange ratios, compared in each case to the exchange ratio range pursuant to the merger of 0.296 to 0.344 of a share of Illumina common stock for each share of Solexa common stock.

	Implied Exchange Ratio
	Low		Mean		High

Current (11/09/06)	0.217	x	0.217	x	0.217x
One Month	0.217	x	0.240	x	0.282x
Three Months	0.217	x	0.249	x	0.282x
One Year	0.217	x	0.366	x	0.741x

Relative Contribution Analysis

Merrill Lynch calculated the relative contributions of Illumina and Solexa to the combined company of projected revenue and EBIT for fiscal years 2009 and 2010, respectively, in each case before giving effect to the expected synergies based upon the following two combinations of cases:

•	Illumina’s management projections and Solexa’s management projections; and

•	Illumina’s management projections and Solexa’s management projections, as adjusted by Illumina’s management.

This analysis yielded the following implied exchange ratios, in each case compared to the exchange ratio range pursuant to the merger of 0.296 to 0.344 of a share of Illumina common stock for each share of Solexa common stock:

	Implied Exchange Ratio
Analysis Based on:	Low		High

2009 Revenue	0.559	x	0.920x
2010 Revenue	0.552	x	0.937x
2009 EBIT	0.527	x	0.711x
2010 EBIT	0.516	x	0.674x

Relative Discounted Cash Flow Analysis

Based upon the per share implied equity reference ranges for Solexa and Illumina that were derived from the discounted cash flow analyses described above, Merrill Lynch calculated a range of implied exchange ratios of a share of Solexa common stock to a share of Illumina common stock, based upon:

•	Illumina’s management projections and Solexa’s management projections, which are referred to as the Management Cases, and

•	Wall Street analyst projections for Illumina, and Solexa’s management projections, as adjusted by Illumina’s management, which are referred to as the Street Case / Illumina Adjusted Case.

This analysis yielded the following implied exchange ratios, in each case compared to the exchange ratio range pursuant to the merger of 0.296 to 0.344 of a share of Illumina common stock for each share of Solexa common stock:

	Implied Exchange Ratio
Analysis Based on:	Low		High

Management Cases	0.317	x	0.552x
Street Case / Illumina Adjusted Case	0.494	x	0.860x

General

In conducting its analyses and arriving at its opinion, Merrill Lynch utilized a variety of generally accepted valuation methods. The analyses were prepared for the purpose of enabling Merrill Lynch to provide its opinion to the Illumina board of directors as to the fairness, from a financial point view, to Illumina of the exchange ratio pursuant to the merger agreement and do not purport to be appraisals or necessarily to reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Merrill Lynch made, and was provided by the management of each of Solexa and Illumina with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Merrill Lynch, Illumina or Solexa. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Because such analyses are inherently subject to substantial uncertainty, being based upon numerous factors or events beyond the control of Solexa, Illumina and their respective advisors, neither Illumina nor Merrill Lynch nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

In addition, as described above, the Merrill Lynch opinion was among several factors taken into consideration by the Illumina board of directors in making its determination to approve the merger agreement and the merger. Consequently, Merrill Lynch’s analyses should not be viewed as determinative of the decision of the Illumina board of directors with respect to the fairness to Illumina of the exchange ratio pursuant to the merger.

The Illumina board of directors selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Merrill Lynch acted as financial advisor to Illumina in connection with the merger and will receive a fee from Illumina for its services pursuant to a letter agreement dated as of October 3, 2006. Pursuant to this letter agreement, Illumina has paid Merrill Lynch for its services a fee upon delivery of its opinion, which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the merger. In addition, Illumina has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement. Illumina has also agreed to reimburse Merrill Lynch for its reasonable expenses, including attorneys’ fees and disbursements. Merrill Lynch has, in the past, provided financial advisory and financing services to Illumina and/or its affiliates and may continue to do so and has received, and may continue to receive, fees for the rendering of such services including acting as an underwriter in the May 2006 follow-on public offering of Illumina’s common stock.

In addition, Merrill Lynch may actively trade the Illumina common stock and other securities of Illumina, as well as the Solexa common stock and other securities of Solexa, for its own account and for the accounts of its customers and, accordingly, Merrill Lynch may at any time hold a long or short position in such securities.

Opinion of Solexa’s Financial Advisor

Pursuant to a letter agreement, dated October 24, 2006, Solexa retained Lazard to, among other things, render an opinion to the Solexa board of directors as to whether the consideration to be issued to the holders of Solexa common stock in the merger was fair from a financial point of view to the holders of Solexa common stock. On November 12, 2006, Lazard delivered to the Solexa board its oral opinion that, as of that date, the exchange ratio to be determined pursuant to the merger agreement was fair from a financial point of view to the holders of Solexa common stock. Lazard subsequently confirmed its oral opinion by delivering a written opinion, dated November 12, 2006.

The full text of the written opinion of Lazard is attached as Annex D to this joint proxy statement/ prospectus and is incorporated herein by reference. You are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion. Lazard’s written opinion is directed to the Solexa board and only addresses the fairness of the exchange ratio to the holders of Solexa common stock from a financial point of view as of the date of the opinion. Lazard’s opinion does not address the merits of the underlying decision by Solexa to engage in the merger and does not constitute a recommendation to any stockholder of Solexa as to how the stockholder should vote with respect to the transaction. The following is only a summary of the Lazard opinion and is qualified in its entirety by reference to the full text of the Lazard opinion set forth in Annex D.

In connection with its opinion, Lazard, among other things:

•	Reviewed the financial terms and conditions of the merger agreement and the securities purchase agreement;

•	Analyzed certain historical publicly available business and financial information relating to Solexa and Illumina;

•	Reviewed various financial forecasts and other data provided to us by the management of Solexa relating to the business of Solexa, which included three sets of forecasts, one of which is not probability weighted, one of which is probability weighted at 75%, referred to as the Solexa 75% Case, and one of which is probability weighted at 90%, referred to as the Solexa 90% Case;

•	Reviewed various financial forecasts and other data provided to us by the management of Illumina relating to the business of Illumina, which included two alternative sets of forecasts, which Lazard referred to as Illumina Case A and Illumina Case B, which differ in that Illumina Case A includes forecasts of growth in market share and revenue for certain products that are not included in Illumina Case B;

•	Held discussions with members of the senior management of Solexa and Illumina with respect to the business, prospects and strategic objectives of Solexa and Illumina, respectively, and held discussions with the senior management of Solexa and Illumina with respect to the possible benefits that might be realized following the Merger as projected by Solexa and Illumina;

•	Reviewed the synergistic savings and benefits and the timing of their occurrence as projected by Solexa to be realized by Solexa as part of the combined entity in connection with the Merger and by Illumina to be realized by Illumina as part of the combined entity in connection with the Merger;

•	Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to the business of Solexa and Illumina;

•	Reviewed the financial terms of certain business combinations involving companies in lines of businesses Lazard believed to be generally comparable to those of Solexa and Illumina;

•	Reviewed the historical trading prices and trading volumes of Solexa common stock and Illumina common stock; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of the foregoing information. Lazard did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Solexa or Illumina, or concerning the solvency or fair value of Solexa or Illumina. With respect to financial forecasts, including the synergistic savings and benefits projected by Illumina and Solexa to be realized following the merger and the timing thereof, Lazard assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of each of Solexa and Illumina as to the future financial performance of each respective company and as to the performance of the combined company following the merger. Based on direction from the management of Solexa, and with the approval of the Solexa board of directors, in rendering its opinion: (i) for purposes of its analyses of Solexa on a stand-alone basis, Lazard used the Solexa 75% Case and (ii) for purposes of its analyses of Solexa and Illumina as a combined company on a pro forma basis, Lazard used the Solexa 90% Case, based on guidance from Solexa management that their projections were more likely to be achieved if the merger was consummated. Based on direction from the management of Solexa and guidance of management of Illumina, and with the approval of the Solexa board of directors, in rendering its opinion, Lazard relied on financial forecasts for Illumina which are the average of the Illumina Case A forecasts and Illumina Case B forecasts prepared by management of Illumina, referred to as the Illumina Midpoint Case. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based. Lazard noted that the financial forecasts of Illumina’s management do not take into account the possible impact of certain intellectual property litigation between Illumina and Affymetrix, Inc. currently scheduled to go to trial in March 2007, and Lazard did not express any opinion on the impact such litigation may have on the financial results, financial condition or share price of Illumina, or of the combined company after the merger. Lazard further noted that its opinion was not based on any comparable precedent transaction or comparable company analyses, because Lazard did not believe that such analyses are meaningful with respect to Solexa, Illumina or the merger because Solexa has nominal revenues and negative net income, and is projected by its management to grow in the future at a significantly higher rate than other companies in its industry and because Illumina is currently growing and is projected by its management to continue to grow at a significantly higher rate than other companies in its industry.

Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after its date.

Lazard did not express any opinion as to the price at which Solexa common stock or the Illumina common stock may trade at any time subsequent to the announcement of the merger, nor did Lazard opine on any aspect of the securities purchase agreement or the transactions contemplated thereby. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Solexa obtained such advice as it deemed necessary from qualified professionals. In rendering its opinion, Lazard was not authorized to solicit, and did not solicit, third parties regarding alternatives to the merger.

In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by Solexa. In addition, Lazard assumed that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on Solexa, Illumina or the merger and that the synergistic savings and benefits of the merger will be substantially realized both in scope and timing. In addition, Lazard assumed that (i) the merger will be accounted for as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, (ii) the number of outstanding shares of Solexa common stock and Illumina common stock will not be materially different than as represented in the merger agreement and (iii) the other representations and warranties of Solexa contained in the merger agreement are true and complete.

The following is a summary of the material financial and comparative analyses that Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with providing its opinion to the Solexa board of directors. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

The evaluation of the results of Lazard’s analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to understand fully Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone are not a complete description of the financial analyses. Considering the tables alone without considering the full narrative description of the financial analyses, including the methodology and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

Transaction Overview

Lazard reviewed with the Solexa board of directors the basic structure of the transaction as described to Lazard by Solexa management, including the following:

•	consideration in the form of 100% Illumina common stock;

•	implied merger consideration of $14.00 per share of Solexa common stock (based on the closing price of Illumina common stock on November 10, 2006), representing a 44.3% premium to the closing price of Solexa common stock on November 10, 2006;

•	implied exchange ratio of 0.3182 (based on the average of Illumina’s closing stock price for the five day period ending on November 10, 2006 of $44.00, referred to as the Illumina 5-day average price);

•	an implied equity value of Solexa of $600 million and an implied enterprise value of Solexa of $553 million (calculated as the implied equity value of $600 million less Solexa’s net cash of $47 million); and

•	consideration subject to a collar such that Solexa stockholders will receive total consideration of $14.00 if Illumina’s share price increases or decreases by less than 7.5% between November 12, 2006 and closing of the merger.

Historical Stock Trading Analysis and Relative Trading

Lazard reviewed the historical trading prices for shares of Solexa common stock and Illumina common stock for the one year period from November 10, 2005 to November 10, 2006. Lazard also analyzed the historical trading ratio of the respective common stock of Solexa and Illumina for various periods during the period from November 10, 2005 to November 10, 2006 as set forth in the table below, and compared it to the implied exchange ratio of 0.3182 of a share of Illumina common stock for each share of Solexa common stock to be paid pursuant to the merger agreement:

Ratio

Current (as of November 10, 2006)	0.2202x
3 month average	0.2484x
12 month average	0.3641x
Merger Agreement	0.3182x

Description of Analyses of Solexa

Discounted Cash Flow Analysis.  Using the Solexa 75% Case, Lazard performed an analysis of the net present value of (i) projected operating free cash flows for 2006 to 2010 plus (ii) the terminal value of Solexa at the end of such period. The terminal value of Solexa was calculated based on projected net income for 2010 and a range of multiples of 20.0x to 30.0x. The cash flows and terminal value were then discounted using discount rates ranging from 13% to 17%. This calculation is referred to as the Solexa DCF. The assumed discount rate range was derived from the weighted average cost of capital analysis that Lazard calculated for Solexa. Based on this analysis, Lazard arrived at an implied value per share range for Solexa of $8.42 to $13.13 per share. Lazard noted that this range is below the implied per share merger consideration of $14.00.

Premia Paid Analysis.  Lazard also performed a premia paid analysis, which is designed to provide a valuation of Solexa based on the premia paid in selected precedent life sciences tools transactions for which the trading price of the target company was available. Lazard’s analysis was based on the one-day, one-week and one-month implied premia of such transactions. The implied premia in this analysis were calculated comparing the transaction price prior to the announcement of the transaction to the target company’s stock price one day, one week and one month prior to the announcement of the transaction. The results of these calculations are as follows:

	Range	Median

One-Day	10.4% - 60.3%	30.2%
One-Week	17.5 - 91.3	34.3
One-Month	12.0 - 47.5	36.2

From these premia, Lazard, based on its experience with merger and acquisitions transactions, derived a reference range for Solexa common stock as of November 10, 2006 of $11.40 to $18.55 and for Solexa common stock for the three month period ending on November 10, 2006 of $10.67 to $17.37. Lazard noted that the current market price of $9.70 per Solexa share was below this range and the implied Solexa per share merger consideration of $14.00 was within the range.

Description of Analysis of Illumina

Discounted Cash Flow Analysis.  Using the Illumina Midpoint Case, Lazard performed an analysis of the net present value of (i) projected operating free cash flows for 2006 to 2010 plus (ii) the terminal value of Illumina at the end of such period. The terminal value of Illumina was calculated based on projected net income for 2010 and a range of multiples of 20.0x to 30.0x. The cash flows and terminal value were then discounted using discount ranging from 10% to 12%. This calculation is referred to as the Illumina DCF. The assumed discount rate range was derived from the weighted average cost of capital analysis that Lazard calculated for Illumina. Based on this analysis, Lazard arrived at an implied value per share range for Illumina of $27.84 to $39.99 per share. Lazard noted that this range is below the Illumina 5-day average price.

Description of Exchange Ratio and Contribution Analyses

Exchange Ratio Analysis.  In order to provide background information and perspective on the relationship between Solexa and Illumina common stock, Lazard reviewed:

•	the Solexa DCF versus the Illumina 5-day average price, which indicated a range of exchange ratios from 0.1914x to 0.2985x; and

•	the Solexa DCF versus the Illumina DCF, which indicated a range of exchange ratios from 0.2106x to 0.4718x.

The review indicated a range of exchange ratios from 0.1914x to 0.4718x, compared to the implied exchange ratio in the merger of 0.3812x.

Pro Forma “Has-Gets” Analysis.  Lazard compared Solexa’s earnings before interest and taxes, referred to as EBIT, as estimated in the Solexa 75% Case for the calendar years 2009 and 2010 to Illumina’s EBIT as estimated in the Illumina Midpoint Case for the calendar years 2009 and 2010. Based on this analysis, in 2009, Illumina would contribute 78% of the projected EBIT, compared to 22% contributed by Solexa. In 2010, Illumina would contribute 75% of the projected EBIT, compared to 25% contributed by Solexa. The implied exchange ratio between Illumina and Solexa would be 0.3516 in 2009 and 0.4073 in 2010, in each case based on the Illumina 5-day average price. Lazard noted that in 2007 and 2008, Solexa would contribute 0% of the EBIT of the combined company in all cases, so a calculation of an implied exchange ratio for those periods would not be meaningful. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Description of Pro Forma Financial Analysis

Pro Forma Discounted Cash Flow Analysis.  Lazard performed a discounted cash flow analysis on the combined company in order to derive implied per share equity values for Solexa’s share of the combined company. For Solexa, Lazard used the Solexa 90% Case for fiscal years 2006 through 2010. For Illumina, Lazard used the Illumina Midpoint Case for fiscal years 2006 through 2010. Lazard analyzed this information using revenue and cost synergies provided by Solexa’s management with respect to Solexa as part of the combined company and revenue synergies provided by Illumina’s management with respect to Illumina as part of the combined company, referred to as Full Synergies. Lazard also analyzed this information using cost, but not revenue, synergies provided by Solexa’s management with respect to Solexa as part of the combined company and revenue synergies provided by Illumina’s management with respect to Illumina as part of the combined company, referred to as Partial Synergies. Using this information, Lazard performed an analysis of the net present value of (i) projected operating free cash flows for 2006 to 2010 plus (ii) the terminal value of the combined company at the end of such period. The terminal value of the combined company was calculated based on pro forma projected net income for 2010 and a range of multiples of 20.0x to 30.0x. The cash flows and terminal value were then discounted at rates ranging from 10.0% to 12.0%. This analysis indicated implied equity values per Solexa share of the combined company (based on the implied exchange ratio in the merger agreement of 0.3182x) ranging from $12.94 to $17.99 when using Full Synergies and ranging from $10.87 to $15.42 when using Partial Synergies. Lazard compared these ranges to the implied equity value derived from the standalone Solexa DCF analysis ranging from $8.42 to $13.13.

Miscellaneous

Lazard’s opinion and financial analyses were not the only factors considered by the Solexa board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Solexa board of directors or management. For a description of the other factors considered by the Solexa board of directors, see the section entitled “The Merger — Solexa’s Reasons for the Merger; Recommendation of the Merger by the Solexa Board of Directors.” Lazard has consented to the inclusion of and references to its opinion in this document.

Under the terms of the engagement letter, Solexa has agreed to pay Lazard a customary transaction fee, a majority of which is payable upon completion of the merger. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of Solexa or Illumina for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. Lazard was selected to act as investment banker to Solexa because of its expertise and its reputation in investment banking and mergers and acquisitions.

Interests of Solexa’s Directors and Officers in the Merger; Relationship between Illumina and Solexa

In considering the recommendation of the Solexa board of directors with respect to adopting the merger agreement, Solexa stockholders should be aware that certain members of the board of directors and executive officers of Solexa have interests in the merger that are different from, or in addition to, their interests as Solexa stockholders. These interests may create a conflict of interest or the appearance of a conflict of interest. The Solexa board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decision in approving the merger, the merger agreement and the related transactions.

Combined Company Board of Directors

The merger agreement provides that the Illumina board of directors shall be increased from eight to ten members and two individuals selected by the Illumina board of directors and agreed to by Solexa shall be appointed as independent directors of Illumina.

Combined Company Management

Following the merger, Mr. West, Chief Executive Officer of Solexa, will serve as Senior Vice President and General Manager of the Sequencing Business Unit of the combined company.

Employment and Other Agreements

Solexa has entered into the following employment and other agreements with executive officers of Solexa:

John West Executive Employment Agreement, as Amended

Solexa entered into an executive employment agreement with Mr. West in June 2005. Under the terms of his employment agreement, if (i) Mr. West’s employment is terminated without cause by Solexa or (ii) Mr. West resigns with good reason, he will be entitled to receive a lump sum severance payment equal to 12 months of his final base salary, reimbursement of the cost of continued health insurance coverage for himself and his eligible dependents for 12 months, and one year acceleration of the vesting and exercisability of any outstanding stock options granted to him (except to the extent such options are accelerated in connection with a change in control). If Mr. West’s employment is terminated without cause or he resigns for good reason within six months prior to, or 12 months following, a change in control, he will be entitled to receive a lump sum severance payment equal to 12 months of his final base salary, reimbursement of the cost of continued health insurance coverage for himself and his eligible dependents for 12 months and two years acceleration of the vesting and exercisability of any outstanding stock options granted to him. As of December 15, 2006, Mr. West holds options covering 909,253 shares of Solexa common stock, of which 530,397 are vested. The merger will constitute a change in control for purposes of the employment agreement. The estimated cash severance payment payable to Mr. West if he is terminated without cause or resigns for good reason within six months prior to or 12 months following the merger (assuming his current base salary and healthcare coverage remain the same) would be approximately $382,651.

Mr. West’s Change in Control Bonus.  On May 19, 2006, Solexa entered into an amendment agreement amending Section (d) of Exhibit B to Mr. West’s employment agreement, to provide that he is eligible to receive one of two alternative one-time bonuses in the event of a market capitalization achievement by Solexa or change in control of Solexa, subject to the terms and conditions described therein, in lieu of the potential change in control bonus previously set forth in that section.

In the event of a change in control of Solexa, Mr. West shall be eligible to receive a bonus equivalent to 1% of the amount by which the consideration received by Solexa stockholders as a direct result of the change in control exceeds the sum of $150,000,000 plus the aggregate gross proceeds received by Solexa through sales of equity securities after the effective date of Mr. West’s employment amendment. The merger will constitute a change in control for this purpose. The change in control bonus will be provided to Mr. West in the same form as the consideration received by Solexa stockholders as a direct result of the change in control, provided that, Solexa may in its sole discretion elect to substitute cash for all or any portion of the securities or other non-cash consideration that would otherwise be payable based on the value thereof established in the change in control.

Peter Lundberg Letter Agreement

On May 19, 2006, Solexa entered into a letter agreement with Peter Lundberg, Solexa’s Vice President and Chief Technical Officer providing that he is entitled to receive a one-time alternative bonus on substantially the same terms and conditions as the market capitalization bonus and change in control bonus provided to Mr. West as described above, provided that Mr. Lundberg would be entitled to receive 0.25% of the amount by which the consideration received by Solexa’s stockholders as a direct result of the change in control exceeds the sum of $150,000,000 plus the aggregate gross proceeds received by Solexa through sales of equity securities after the effective date of the letter agreements under the change in control bonus. The merger will constitute a change in control for this purpose.

Linda Rubinstein Employment Agreement and Letter Agreement

On March 23, 2005, Solexa entered into an employment agreement with Linda Rubinstein, Solexa’s Vice President, Secretary and Chief Financial Officer. Under the agreement, if (i) Ms. Rubinstein’s employment is terminated without cause by Solexa, (ii) Ms. Rubinstein resigns with good reason, (iii) Ms. Rubinstein’s employment is terminated without cause by Solexa or any successor to or acquiring entity of Solexa within 30 days prior to, upon or within 12 months after an asset sale, merger, consolidation, or reverse merger or (iv) Ms. Rubinstein resigns for good reason within 30 days prior to, upon or within 12 months after an asset sale, merger, consolidation or reverse merger of Solexa, she will be eligible to receive severance compensation of between four and a half to six months of her final base salary, 100% of her target bonus, prorated to the percent of the year completed, and two years acceleration of the vesting and exercisability of any outstanding stock options granted to her. As of December 15, 2006, Ms. Rubinstein holds options covering 158,813 shares of Solexa common stock, none of which are vested. The merger will constitute a change in control for purposes of the employment agreement. The estimated cash severance payment payable to Ms. Rubinstein if she is terminated without cause or resigns for good reason within 30 days prior to, upon or within 12 months following the merger (assuming her current base salary and target bonus remain the same) would be between approximately $176,647 and $209,360, depending on how many months of her final base salary she is ultimately granted in connection with the termination of her employment.

On May 19, 2006, Solexa entered into a letter agreement with Linda Rubinstein providing substantially the same change in control bonus terms to Ms. Rubinstein as were provided to Mr. Lundberg under Mr. Lundberg’s letter agreement described above.

Tony Smith, Ph.D., Letter Agreement

On May 22, 2006, Solexa Limited entered into a letter agreement with Dr. Smith, Solexa’s Vice President and Chief Scientific Officer, providing substantially the same change in control bonus terms to him as were provided to Mr. Lundberg under Mr. Lundberg’s letter agreement described above.

Omead Ostadan Letter Agreement

On May 19, 2006, Solexa entered into a letter agreement with Omead Ostadan, Solexa’s Vice President of Marketing, providing substantially the same change in control bonus terms to him as were provided to Mr. Lundberg under Mr. Lundberg’s letter agreement described above.

Summary of Change in Control Bonuses

The following is an estimate of the above summarized change in control bonuses payable to certain executive officers in connection with the proposed merger, assuming for illustrative purposes only, among other things, that the value of the merger consideration will be $14.00 on a per share basis and that the merger consideration subject to the change in control bonuses will be approximately $426,632,587. The merger consideration subject to the change in control bonuses represents that portion of the total transaction value, assumed to be $618,072,952, that exceeds the $150,000,000 threshold, net of assumed warrant proceeds of approximately $41,440,365 which are not subject to the change in control bonuses. The assumed transaction value is further based upon approximately 44,148,068 shares of Solexa common stock expected to be outstanding at the closing of the merger. This number of shares outstanding represents 37,562,454 shares of Solexa common stock outstanding as of December 15, 2006 (excluding 5,154,639 shares held by Illumina), plus the assumed exercise of in-the-money warrants covering an additional 6,585,614 shares of Solexa common stock.

		Estimated
		Change in Control
Name	Title	Bonus Amount

John West	Chief Executive Officer	$4,266,326
Peter Lundberg	Vice President & Chief Technical Officer	1,066,581
Omead Ostadan	Vice President of Marketing	1,066,581
Linda Rubinstein	Vice President & Chief Financial Officer	1,066,581
Tony Smith, Ph.D.	Vice President & Chief Scientific Officer	1,066,581

		Total: $8,532,650

Outstanding Options, Warrants and Other Awards

Outstanding options and warrants covering shares of Solexa common stock will be converted into options and warrants, respectively, covering shares of Illumina common stock. See the section entitled “The Merger — Treatment of Solexa Stock Options and Warrants” for more information on the treatment of Solexa options and warrants. Furthermore, pursuant to an offer of employment letter from Solexa, dated June 8, 2006, Brock Siegel, Ph.D., was awarded a restricted stock unit award covering 156,000 shares of Solexa common stock. This restricted stock unit award will vest over time and shares covered by the award will be issued to Mr. Siegel as they vest. This restricted stock unit award will be converted into a restricted stock unit award representing the right to receive shares of Illumina common stock, as adjusted based on the exchange ratio upon consummation of the merger.

Lock-Up Agreement

Shares of Illumina common stock issued in connection with the merger to Mr. West will be subject to a lock-up agreement to be entered into by Mr. West in accordance with the provisions of the merger agreement for a period of six months following the closing date of the merger and subject to certain exceptions. Under the terms of the lock-up agreement, for a six-month period beginning on the closing of the merger, Mr. West will not offer, pledge, sell, contract to sell and option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, make any short sale or otherwise dispose of or transfer any shares of Illumina common stock, or enter into any swap or any other agreement or transaction that transfers the economic consequences of ownership of Illumina common stock held by Mr. West. The lock-up agreement will permit Mr. West to exercise options, sell or otherwise dispose of up to 25% of Illumina common stock held by Mr. West during each three month period of the lock-up agreement, and make other dispositions pursuant to a gift, by will or intestacy or to a trust, the beneficiaries of which are Mr. West or members of his family.

Director Affiliations with Certain Stockholders

G. Mason Morfit, a member of the Solexa board of directors, is a non-managing member of VA Partners, LLC, which is the general partner of ValueAct Capital Master Fund, L.P., a stockholder of Solexa. Hermann Hauser, a member of the Solexa board of directors, is a director of Amadeus Capital Partners Limited and shares the power to vote and control the disposition of shares held by Amadeus II A LP, Amadeus II B LP, Amadeus II C LP, Amadeus II D GmbH & Co KG and Amadeus II Affiliates Fund LP, each of which holds Solexa common stock and warrants to purchase shares of Solexa common stock.

Indemnification and Insurance

The merger agreement provides that Solexa shall indemnify, defend and hold harmless, and advance expenses to the individuals who at or prior to the effective time of the merger were directors or officers of Solexa or any of its subsidiaries, for all acts and omissions by them in their capacities as such any time prior to the effective time of the merger, to the fullest extent required by: (i) the certificate of incorporation or bylaws (or comparable charter or organizational documents) of Solexa or any of its subsidiaries as in effect on November 12, 2006; and (ii) indemnification agreements between Solexa and its officers and directors disclosed to Illumina or, with respect to persons who become directors or officers of Solexa or any of its subsidiaries after November 12, 2006 and prior to the closing of the merger, which is entered into and disclosed to Illumina after November 12, 2006 and which is in the form and substance of the agreements that have been disclosed to Illumina at or prior to November 12, 2006. In addition, the merger agreement provides that for a period of six years after the merger, Illumina shall provide directors’ and officers’ liability insurance covering acts or omissions occurring prior to the effective time of the merger with respect to those indemnitees who are covered by Solexa’s directors’ and officers’ liability insurance policies as of the closing of the merger on terms with respect to such coverage and amount no less favorable in the aggregate than Solexa’s current directors’ and officers’ liability insurance policies. If the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by Solexa as of November 12, 2006, then Illumina shall provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

Compensation of Member of the Solexa Strategic Committee

Blaine Bowman, a member of the Solexa board of directors, has been paid an aggregate of $10,000 in connection with additional work performed by him as a member of the Solexa Strategic Committee, which is a special committee of the Solexa board of directors formed for the purpose of monitoring and advising on the proposed merger.

Proposed Collaboration Agreement between Solexa and Illumina

Solexa and Illumina are contemplating certain collaborations or other arrangements under which Illumina, on a limited basis, may assist in the marketing of Solexa products or provide field support to Solexa customers in certain locations, or both. Solexa and Illumina also have formalized other collaboration arrangements to investigate the feasibility of new products that the companies may develop once combined, and such arrangements involve, among other things, an agreement relating to the transfer of certain research materials, the allocation of intellectual property rights and related obligations and confidentiality obligations between the companies.

Securities Purchase Agreement

On November 13, 2006, Illumina purchased 5,154,639 newly issued shares of Solexa common stock for a purchase price of $9.70 per share pursuant to the securities purchase agreement, dated November 12, 2006, between Solexa and Illumina. The shares of Solexa common stock acquired by Illumina represent approximately 12.3% of the issued and outstanding shares of Solexa common stock as of November 13, 2006, after giving effect to the issuance. Illumina entered into the securities purchase agreement with Solexa as part of the transactions contemplated by the merger agreement and to provide Solexa with financing sufficient to meet Solexa’s expected working capital requirements if, for any reason, the merger is not consummated.

The securities purchase agreement contains customary representations, warranties and covenants. In addition, the securities purchase agreement provides Illumina with certain registration rights and put rights, and restricts Illumina’s ability to vote or transfer its shares of Solexa common stock under specified circumstances. The securities purchase agreement is attached as Annex B to this document and is incorporated by reference herein.

Registration Rights

In the event that the merger agreement is terminated, Solexa has agreed to, among other things:

•	use its best efforts to file a registration statement on Form S-3 with the SEC within ten days after the date of termination of the merger agreement to register for resale the shares of Solexa common stock held by Illumina. Solexa also has agreed to use its best efforts to cause the registration statement to become effective under the Securities Act as promptly as practicable following the filing date and in any event no later than 30 days following the filing date or, if the registration statement is reviewed by the SEC, no later than 90 days following the filing date;

•	use its best efforts to cause the registered shares of Solexa common stock to be listed on each securities exchange on which Solexa common stock is then listed; and

•	indemnify Illumina and its related persons from losses, claims, damages or liabilities arising out of, or based on, any untrue statement or alleged untrue statement of a material fact contained in, or any omission or alleged omission of a material fact in, the registration statement or related prospectus or any failure by Solexa to fulfill any undertaking in any registration statement.

In the event that Solexa elects to file a registration statement under the Securities Act pertaining to an underwritten public offering of Solexa common stock, then Solexa is obligated to notify Illumina ten days prior to the filing and afford Illumina the opportunity to include its shares of Solexa common stock in that offering. If, in the course of the offering, Solexa’s underwriter determines in good faith that the market conditions require a limitation on the number of shares to be underwritten, then the number of shares to be underwritten will be first allocated to Solexa and then to Illumina and lastly to any other Solexa stockholders participating in the underwriting; provided that, in any event, Illumina will be entitled to include in such offering an amount of its Solexa common stock equal to no less than 25% of the total number of shares of Solexa common stock constituting such offering. This piggyback registration right will terminate on the earlier of (i) the date that Illumina’s shares of Solexa common stock constitute less than 2.5% of the outstanding shares of Solexa common stock and (ii) two years from the date that the registration statement registering Illumina’s shares of Solexa common stock is declared effective.

Transfer Restrictions

The securities purchase agreement contains restrictions on Illumina’s ability to transfer and vote the shares of Solexa common stock acquired pursuant to the agreement.

In the event the merger agreement is terminated, Illumina may not effect a Disposition, meaning Illumina cannot sell, offer to sell, solicit offers to buy, loan, pledge or dispose of any of its shares of Solexa common stock acquired under the securities purchase agreement, or effect any Short Sale, meaning Illumina cannot effect any hedging, short sale or other transaction that is designed or would reasonably be expected to lead to or result in a Disposition, in each case, for a period of six months following termination of the merger agreement. This six-month period is referred as the Primary Lock-Up Period.

Further, Illumina may not effect Dispositions or Short Sales of more than one-third of the aggregate number of its shares of Solexa common stock, in each of the three-month periods during the period beginning six months following termination of the merger agreement and ending 15 months following termination of the merger agreement. This nine-month period is referred to as the Secondary Lock-Up Period. However, the securities purchase agreement permits Illumina to effect one block sale of all or a portion of its shares of Solexa common stock in a single trade at any time beginning with the date that the registration statement covering Illumina’s shares of Solexa common stock becomes effective and ending with the later of (i) three months after the termination of the merger agreement, (ii) ten days after the date the registration statement filed by Solexa on behalf of Illumina becomes effective and (iii) seven months after November 13, 2006, which, in the case of clause (iii), results in a one-month extension of the Primary Lock-Up Period and the Secondary Lock-Up Period.

Voting Restrictions

Illumina is obligated to cause its shares of Solexa common stock to be voted proportionally with the balance of votes cast during any meeting to approve the proposed merger and all related transactions and matters. Also, starting with the first stockholder vote or written consent after termination of the merger agreement, Illumina is required to cause its shares of Solexa common stock to be voted, at Illumina’s option, either in accordance with the recommendation of the Solexa board of directors or proportionally with the balance of the votes cast at any such meeting. This voting requirement will continue until the earlier of (i) the fifth anniversary of the termination of the merger agreement or (ii) Illumina being a beneficial holder of less than 5% of the then outstanding Solexa common stock.

Illumina’s Put Right

In the event of a termination of the merger agreement and the consummation of a takeover transaction with a third party by Solexa under certain circumstances that require Solexa to pay a termination fee, as described below, Illumina will have the right to cause Solexa to repurchase Illumina’s shares of Solexa common stock at a purchase price of $9.70 per share, subject to the consummation of the takeover transaction.

A takeover transaction, as used in the securities purchase agreement, generally means any of the transactions described below which is either consummated or with respect to which a definitive agreement is entered into within the nine-month period following the termination of the merger agreement:

•	any direct or indirect acquisition of the assets of Solexa or its subsidiaries having a fair market value equal to 50% or more of the fair market value of the assets of Solexa and its subsidiaries, taken as a whole, or 50% or more of the voting power of Solexa or any of its subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning at least 50% of the voting power of Solexa; or

•	any merger, consolidation, business combination, recapitalization or similar transaction involving Solexa, subject to specified exceptions.

Board of Directors and Management Following the Merger

Following the merger, the board of directors of the combined company will consist of ten members, including two new independent directors to be selected by the Illumina board of directors and agreed to by Solexa, consistent with the policies of Illumina’s nominating/ corporate governance committee. The board will include Daniel M. Bradbury, Karin Eastham, Paul Grint, William H. Rastetter, Ph.D., Jack Goldstein, Ph.D., Mr. Flatley, David R. Walt, Ph.D., John R. Stuelpnagel, D.V.M., and two additional independent directors as selected by the Illumina board of directors and agreed to by Solexa.

Following the merger, Mr. Flatley will serve as President and Chief Executive Officer, and Mr. West will serve as Senior Vice President and General Manager of the Sequencing Business Unit of the combined company.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger that are expected to apply generally to Solexa stockholders that exchange their shares of Solexa common stock for shares of Illumina common stock in the merger. This discussion addresses only Solexa stockholders that are “U.S. Holders” (as defined below) and hold their shares of Solexa common stock as capital assets for United States federal income tax purposes (generally, assets held for investment). This summary is for the general information of the Solexa stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger, nor does it constitute tax advice to any particular stockholder. For example, it does not consider the effect of any applicable state, local or foreign tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions occur in connection with the merger), including, without limitations, any exercise of a Solexa option or the acquisition or disposition of Solexa shares other than in exchange for Illumina common stock pursuant to the merger. This discussion does not address all of the United States federal income tax consequences that may be relevant to a particular Solexa stockholder in light of individual circumstances or to Solexa stockholders that are subject to special treatment under United States federal income tax laws, including, without limitation:

•	financial institutions, regulated investment companies, real estate investment trusts and insurance companies;

•	tax-exempt organizations;

•	stockholders that are not U.S. Holders;

•	partnerships, limited liability companies that are not treated as corporations for United States federal income tax purposes, subchapter S corporations and other pass-through entities and investors in such entities;

•	stockholders that hold Solexa common stock that constitutes qualified small business stock for purposes of Section 1202 of the Code;

•	dealers, brokers and traders in securities or foreign currencies;

•	stockholders that hold Solexa common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction or other integrated investment; and

•	stockholders that acquired their shares of Solexa common stock pursuant to the exercise of employee stock options, in connection with employee stock purchase plans or otherwise as compensation.

For purposes of this discussion, “U.S. Holder” refers to a beneficial holder of Solexa common stock that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (x) the administration of which is subject to the primary supervision of a court within the United States and as to which one or more United States persons, as defined in Section 7701(a)(30) of the Code, have the authority to control all substantial decisions or (y) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person under the Code.

If an entity treated as a partnership for United States federal income tax purposes holds Solexa common stock, the tax treatment of a person holding interests in such entity generally will depend upon the status of that person and the activities of that entity. Such entities and persons holding interests in such entities should consult a tax advisor regarding the tax consequences of the merger.

The following discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. Any such change could materially alter the tax consequences described herein. This discussion does not purport to be a comprehensive analysis or description of all potential United States federal income tax consequences of the proposed transaction. It is not binding on the Internal Revenue Service, which we refer to as the IRS, and there can be no assurance that the IRS (or a court, in the event of an IRS challenge) will agree with the conclusions stated herein.

Solexa stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of United States federal, state, local and foreign income and other tax laws.

Illumina’s obligation to complete the merger is conditioned upon its receipt from Dewey Ballantine LLP of a tax opinion, dated as of the effective date of the merger, in form and substance reasonably satisfactory to Illumina, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided that if Illumina has not received such an opinion from Dewey Ballantine LLP, but Cooley Godward Kronish LLP is willing to provide such an opinion to Illumina, this condition will be deemed satisfied by the receipt of the Cooley Godward Kronish LLP opinion. Solexa’s obligation to complete the merger is conditioned upon its receipt from Cooley Godward Kronish LLP, of a tax opinion, dated as of the effective date of the merger, in form and substance reasonably satisfactory to Solexa, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided that if Solexa has not received such an opinion from Cooley Godward Kronish LLP, but Dewey Ballantine LLP is willing to provide such an opinion to Solexa, this condition will be deemed satisfied by the receipt of the Dewey Ballantine LLP opinion. Neither Illumina nor Solexa intends to waive this closing condition. However, in the event that either Illumina or Solexa does so, Illumina and Solexa will resolicit the approval of their stockholders after providing appropriate disclosure.

The opinions to be provided by Dewey Ballantine LLP and Cooley Godward Kronish LLP will be based on factual representations and covenants made by Illumina and Solexa (including those contained in tax representation letters to be provided by Illumina and Solexa) and on certain facts and customary assumptions set forth in the opinions. These tax opinions will not be binding on the IRS or any court and will not preclude the IRS from asserting, or a court from sustaining, a contrary conclusion. No rulings have been or will be obtained from the IRS with respect to any of the matters discussed herein.

Assuming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code:

•	except for cash received in lieu of a fractional share of Illumina common stock, Solexa stockholders will not recognize any gain or loss upon the receipt of Illumina common stock in exchange for Solexa common stock in connection with the merger;

•	a Solexa stockholder will have an aggregate tax basis in the Illumina common stock received in the merger equal to the stockholder’s aggregate tax basis in its shares surrendered pursuant to the merger, reduced by the portion of the stockholder’s tax basis in its shares surrendered in the merger that is allocable to a fractional share of Illumina common stock. If a Solexa stockholder acquired any of its shares of Solexa common stock at different prices or at different times, United States Treasury Regulations provide guidance on how such stockholder may allocate its tax basis to shares of Illumina common stock received in the merger. Solexa stockholders that hold multiple blocks of Solexa common stock are urged to consult their tax advisors regarding the proper allocation of their basis among shares of Illumina common stock received under such Treasury Regulations;

•	the holding period of the Illumina common stock received by a Solexa stockholder in the merger will include the holding period of the Solexa common stock surrendered in the merger;

•	cash received by a Solexa stockholder in lieu of a fractional share of Illumina common stock in the merger will be treated as if such fractional share had been issued in connection with the merger and then sold by the Solexa stockholder to Illumina for such cash payment, and Solexa stockholders generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share; and

•	Solexa stockholders will be required to attach a statement to their tax returns for the year in which the merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3T(b), and such statement must include the stockholder’s tax basis in the stockholder’s Solexa common stock and a description of the Illumina common stock received.

Accounting Treatment

Illumina prepares its financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The merger will be accounted for using the purchase method of accounting. This means that Illumina will allocate the purchase price to the fair value of Solexa’s assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Regulatory Approvals Required for the Merger

Illumina and Solexa have each agreed to use reasonable efforts in order to obtain all regulatory approvals required in order to consummate the merger.

Under the HSR Act, the merger cannot be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the FTC and the DOJ. Illumina and Solexa have both filed notification and report forms under the HSR Act with the FTC and the DOJ on November 20, 2006. The initial waiting period is 30 calendar days after both parties have filed the notification forms, but this period may be extended if the reviewing agency issues a formal request for additional information and documentary material, which we refer to as a second request. If the reviewing agency issues a second request, the parties may not complete the merger until 30 calendar days after both parties substantially comply with the second request, unless the waiting period is terminated earlier with the parties consent not to close the transaction pending additional government review.

At any time before or after completion of the merger, the DOJ or the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of Illumina or Solexa. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. As in every transaction, a challenge to the merger on antitrust grounds may be made, and, if such a challenge is made, it is possible that Illumina and Solexa will not prevail.

Illumina and Solexa conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. Illumina and Solexa are currently reviewing whether filings or approvals may be required or advisable in those jurisdictions that may be material to Illumina and Solexa. It is possible that any of the regulatory authorities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger.

Prior to completing the merger, the applicable waiting period under the HSR Act must expire or be terminated. In addition, Illumina and Solexa must obtain requisite approvals from any other regulatory authorities if the failure to obtain approvals of those regulatory authorities would have a material adverse effect on Illumina and its subsidiaries taken as a whole, or Solexa and its subsidiaries taken as a whole, respectively, in each case after giving effect to the merger.

Although we do not expect regulatory authorities to raise any significant objections in connection with their review of the merger, we cannot assure you that we will obtain all required regulatory approvals or that these regulatory approvals will not contain terms, conditions or restrictions that would be detrimental to the combined company after the completion of the merger.

Exchange of Certificates in the Merger

At or prior to the effective time of the merger, an exchange agent will be appointed to handle the exchange of Solexa stock certificates for certificates representing shares of Illumina common stock. Promptly after the effective time of the merger, the exchange agent will send a letter of transmittal and instructions to each former Solexa stockholder explaining the procedure for surrendering Solexa stock certificates in exchange for certificates representing the number of shares of Illumina common stock into which the shares of Solexa common stock will be converted in the merger.

After the effective time of the merger, each certificate that previously represented shares of Solexa common stock will represent only the right to receive a certificate representing the shares of Illumina common stock into which the shares of Solexa common stock have been converted. In addition, after the effective time of the merger, Solexa will not register any transfers of the shares of Solexa common stock. Illumina stockholders need not exchange their stock certificates.

Treatment of Solexa Stock Options and Warrants

At the effective time of the merger, each outstanding option and warrant to acquire Solexa common stock, whether or not exercisable, will cease to represent a right to acquire Solexa common stock and will be automatically converted into an option or warrant, as applicable, to acquire that number of whole shares of Illumina common stock equal to the product of the number of shares of Solexa common stock that were subject to the original Solexa stock option or warrant multiplied by the exchange ratio (rounded down to the nearest whole share). The per share exercise price of each converted option and the per share purchase price of each converted warrant shall be equal to the per share exercise price or purchase price of the original Solexa stock option or warrant, respectively, divided by the exchange ratio (rounded up to the nearest whole cent). Each converted Solexa stock option and warrant will otherwise have substantially the same terms and conditions as were in effect immediately prior to the completion of the merger, including vesting and terms of exercise, as applicable. The conversion of options shall be made in a manner so as to preserve as nearly as possible any exemption from Section 409A of the Code a Solexa stock option may have, and/or any status as an “incentive stock option” a Solexa stock option may have, immediately prior to the effective time of the merger.

Restrictions on Sales of Shares of Illumina Common Stock Received in the Merger

Shares of Illumina common stock issued in connection with the merger to Mr. West will be subject to a lock-up agreement to be entered into by Mr. West in accordance with the provisions of the merger agreement for a period of six months following the closing date of the merger and subject to certain exceptions. For a summary of the lock-up agreement to be entered into between Mr. West and Illumina, see the section entitled “Interests of Solexa’s Directors and Officers in the Merger; Relationship between Illumina and Solexa.”

In addition, shares of Illumina common stock issued to any Solexa stockholder who may be deemed to be an “affiliate” of Illumina or Solexa for purposes of Rule 145 under the Securities Act may be subject to the following restrictions.

Under Rule 145, former Solexa stockholders who were affiliates of Solexa at the time of the Solexa special meeting and who are not affiliates of Illumina after the completion of the merger, may sell their Illumina common stock received in the merger at any time subject to the volume and sale limitations of Rule 144 under the Securities Act. Further, so long as such former Solexa affiliates are not considered affiliates of Illumina following the completion of the merger, and a period of at least one year has elapsed from the completion of the merger, such former affiliates may sell their Illumina common stock received in the merger without regard to the volume and sale limitations of Rule 144 under the Securities Act so long as there is adequate current public information available about Illumina in accordance with Rule 144. After a period of two years has elapsed from the completion of the merger, and so long as such former affiliates are not affiliates of Illumina and have not been for at least three months prior to such sale, such former affiliates may freely sell their Illumina common stock. Former Solexa stockholders who become affiliates of Illumina after completion of the merger will still be subject to the volume and sale limitations of Rule 144 under the Securities Act, until each such stockholder is no longer an affiliate of Illumina. This document does not cover resales of Illumina common stock received by any person upon completion of the merger, and no person is authorized to make any use of this document in connection with any resale.

Listing of Illumina Common Stock

It is a condition to the completion of the merger that the Illumina common stock issuable in the merger or upon exercise of options to purchase Illumina common stock issued in substitution for Solexa options be approved for listing on NASDAQ, subject to official notice of issuance.

Appraisal Rights

Under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, holders of Solexa common stock are not entitled to appraisal rights in connection with the merger. See the section entitled “Appraisal Rights.”

THE MERGER AGREEMENT

The following summarizes material provisions of the merger agreement which is attached as Annex A to this document and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this document. Illumina and Solexa stockholders are urged to read the merger agreement carefully and in its entirety as well as this document before making any decisions regarding the merger. The merger agreement has been attached to this document to provide Illumina and Solexa stockholders with information regarding its terms. It is not intended to provide any other factual information about Illumina or Solexa. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by information in confidential disclosure schedules provided by Illumina and Solexa to each other in connection with the signing of the merger agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between Illumina and Solexa rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the merger agreement (or the summaries contained herein) as characterizations of the actual state of facts about Illumina or Solexa.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place on a date specified by the parties, but no later than the third business day after all closing conditions have been satisfied or waived, at the offices of Dewey Ballantine LLP, 1950 University Avenue, Suite 500, East Palo Alto, California, 94303. The merger will be completed when we file a certificate of merger with the Delaware Secretary of State, unless we agree to a later time for the completion of the merger and specify that time in the certificate of merger.

We currently expect to complete the merger by the end of the first quarter of 2007, subject to receipt of required stockholder and regulatory approvals and satisfaction of the other conditions to completion of the merger.

Conditions to Completion of the Merger

Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of Solexa and Illumina to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by Solexa stockholders;

•	the approval of the issuance of Illumina common stock in the merger by Illumina stockholders;

•	no law, order or other legal prohibition of any court or other governmental entity shall be in effect that prohibits the completion of the merger provided that the terminating party has used reasonable efforts to prevent the entry of, and to appeal, the judgment or legal prohibition;

•	the termination or expiration of the applicable waiting periods under the HSR Act;

•	the receipt of other requisite approvals or consents of any governmental entity required to consummate the transactions contemplated by the merger agreement;

•	the authorization for listing by NASDAQ of the shares of Illumina common stock issuable to Solexa stockholders in the merger and such other shares to be reserved for issuance in connection with the merger;

•	the SEC having declared effective the registration statement of which this document forms a part;

•	the representations and warranties of the other party being true and correct, subject to the material adverse effect standard provided in the merger agreement;

•	the other party having complied with, in all material respects, all agreements, obligations, covenants and conditions required by it under the merger agreement prior to the closing date;

•	the receipt of an officer’s certificate of an executive officer stating that the two preceding conditions have been satisfied;

•	the other party and its subsidiaries, taken as a whole, not having suffered any material adverse effect, as defined in the merger agreement; and

•	the receipt of tax opinions of legal counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Conditions to Illumina’s Obligation to Effect the Merger.  The obligation of Illumina to effect the merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived, in writing, by Illumina:

•	the receipt of all consents, approvals, authorizations, qualifications and orders of third parties required in connection with the transactions contemplated by the merger agreement, other than those previously disclosed to Illumina and those the absence of which would not reasonably be expected to have a material adverse effect on Solexa and its subsidiaries, taken as a whole;

•	the absence of pending suits, actions or proceedings by any governmental entity that relate to the merger, are reasonably likely to succeed and:

—	challenge Illumina’s acquisition of shares of Solexa common stock;

—	seek to restrain or prohibit the proposed merger;

—	seek to prevent or materially limit the ownership or operation by Illumina, Solexa or their respective subsidiaries of their respective businesses or assets;

—	compel any of Illumina, Solexa or their respective subsidiaries to divest or hold separate any material portion of their businesses or assets; or

—	seek to prohibit Illumina or any of its subsidiaries from effectively controlling in any material respect the businesses or operations of Solexa or any of its subsidiaries.

•	Mr. West, Chief Executive Officer of Solexa, and Dr. Smith, Vice President and Chief Scientific Officer of Solexa, shall be actively employed by Solexa on the closing date (unless unemployed by reason of death or disability);

•	receipt of a FIRPTA certificate from Solexa certifying that an interest in Solexa is not a real property interest; and

•	there being no bonus plans or other arrangements of Solexa other than those previously disclosed to Illumina.

No Solicitation

The merger agreement provides that Solexa will cause its and its subsidiaries’ officers, directors and non-employee advisors, agents and other representatives to, and will use commercially reasonable efforts to cause their respective employees to immediately cease and cause to be terminated any discussions or negotiations with any parties that could reasonably be expected to lead to a “takeover proposal” (as defined below).

Solexa also has agreed that it will not, and will not permit any of its officers, directors, non-employee advisors, agents or other representatives to, and will use commercially reasonable efforts to ensure its and its subsidiaries’ employees do not:

•	solicit, initiate, or knowingly encourage or facilitate any “takeover proposal” (as defined below);

•	enter into any agreement, arrangement or understanding with respect to any takeover proposal;

•	enter into any agreement, arrangement, or understanding requiring it to abandon, terminate or fail to consummate the merger or any other transaction contemplated in the merger;

•	initiate or participate in any negotiations or discussions, or furnish or disclose any non-public information that could reasonably be expected to lead to any takeover proposal; or

•	grant any waiver or release under any standstill or any similar agreement with respect to any class of Solexa’s equity securities.

However, Solexa may, at any time prior to the time Solexa stockholders adopt the merger agreement, furnish information with respect to Solexa and its subsidiaries pursuant to a confidentiality agreement, that is no less restrictive than the one with Illumina, to participate in discussions and negotiations with, any person making a bona fide, unsolicited, written takeover proposal if:

•	the takeover proposal was not solicited after the date of the merger agreement in violation of the restrictions described in this section, was made after the date of the merger agreement, and did not otherwise result in a breach of any of the restrictions described under the section entitled “The Merger Agreement — No Solicitation”;

•	the Solexa board of directors determines in good faith judgment (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that the takeover proposal constitutes or would reasonably be expected to lead to a “superior proposal” (as defined below);

•	the Solexa board of directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take the above described actions would be inconsistent with the board’s fiduciary duties to Solexa stockholders under applicable law; and

•	all information has been previously provided to Illumina or is provided to Illumina substantially concurrent with the time it is provided to such person.

In addition, Solexa is obligated to provide Illumina with 48 hours prior written notice (or such shorter notice as is given to Solexa’s board of directors) of any meeting of its board of directors at which its board of directors is reasonably expected to consider any takeover proposal.

Neither the Solexa board of directors nor any committee thereof shall:

•	effect an adverse recommendation change, meaning the board of directors may not:

—	withdraw (or modify in a manner adverse to Illumina) or propose to withdraw (or modify in a manner adverse to Illumina) the approval, recommendation or declaration of advisability of the merger agreement, the proposed merger or the transactions contemplated by the merger agreement; or

—	recommend, adopt, approve, or publicly propose to recommend, adopt or approve any takeover proposal; or

•	approve or recommend, or publicly propose to approve or recommend or allow Solexa or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any takeover proposal.

However, Solexa may make an adverse recommendation change after the second business day following Illumina’s receipt of written notice from Solexa advising Illumina that the Solexa board of directors intends to take such action in response to a superior proposal or a material change in circumstances after the date of the merger agreement, if the Solexa board of directors (or a committee thereof) determines that it is required to do so in order to comply with its fiduciary duties to the Solexa stockholders. During such two business days, Solexa is obligated to negotiate in good faith with Illumina to make adjustments to the terms and conditions of the merger agreement as would enable Solexa to proceed with its recommendation of the proposed merger and not make an adverse recommendation change.

A “takeover proposal” is defined in the merger agreement as any inquiry, proposal or offer from any person or group relating to:

•	any direct or indirect acquisition or purchase of the assets of Solexa or its subsidiaries having a fair market value equal to 20% or more of the fair market value of the assets of Solexa and its subsidiaries, taken as a whole, or 20% or more of the voting power of Solexa or any of its subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning at least 20% of the voting power of Solexa; or

•	any merger, consolidation, business combination, recapitalization or similar transaction involving Solexa other than (i) the merger, (ii) mergers, consolidations, business combinations, recapitalizations or similar transactions involving solely Solexa and/or one or more subsidiaries of Solexa or (iii) mergers, consolidations, business combinations, recapitalizations or similar transactions that if consummated would result in a person beneficially owning not more than 20% of the voting power of Solexa or any of its subsidiaries.

A “superior proposal” is defined in the merger agreement as a bona fide written takeover proposal, provided that all references to 20% in the definition of “takeover proposal” are deemed to be references to 50% instead, made by a third party which is:

•	on terms which the Solexa board of directors, or any committee thereof comprised of independent directors, determines in good faith (after consultation with its financial advisors) to be more favorable to the stockholders of Solexa (in their capacity as stockholders) from a financial point of view than the merger and any alternative proposed by Illumina in accordance with the merger agreement; and

•	in the good faith judgment of the Solexa board of directors, or any committee thereof, reasonably likely to be consummated, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror, including, to the extent financing is required, whether financing is then committed and on terms and conditions that the Solexa board of directors determines in good faith, after consultation with its financial advisors and legal counsel, are reasonably likely to result in disbursement of funds sufficient for the consummation of the transactions contemplated by such proposal.

Termination of the Merger Agreement

Right to Terminate.  The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after receipt of Illumina or Solexa stockholders’ approval sought in this joint proxy statement/ prospectus, under the following circumstances:

•	by mutual written consent of Solexa and Illumina, if the board of directors of each company so determines;

•	by either Solexa or Illumina:

—	if Illumina’s stockholder approval is not obtained at Illumina’s stockholder meeting;

—	if Solexa’s stockholder approval is not obtained at Solexa’s stockholder meeting;

—	if the merger is not consummated by May 11, 2007; or

—	if law or a final and nonappealable order, decree or ruling by a governmental entity becomes effective that permanently restrains, enjoins or otherwise prohibits the merger;

•	by Solexa upon a breach of any covenants or agreements on the part of Illumina or Callisto, or if any representation or warranty of Illumina or Callisto is breached, in either case, such that the conditions to Solexa’s obligations to complete the merger would not then be satisfied and the breach is incapable of being cured or is not cured in all material respects within 30 business days after written notice of such breach is received by Illumina;

•	by Solexa if, prior to the obtaining of Illumina’s stockholder approval:

—	the Illumina board of directors (or a committee thereof) effects an adverse recommendation change, meaning if the Illumina board of directors (or a committee thereof) withdraws (or modifies in a manner adverse to Solexa) or proposes to withdraw (or modify in a manner adverse to Solexa) the approval, recommendation or declaration of advisability of the merger agreement, the proposed merger or the transactions contemplated by the merger agreement;

—	Illumina fails to include in the joint proxy statement/ prospectus the recommendation of the Illumina board of directors that its stockholders vote in favor of the issuance of Illumina shares in connection with the merger; or

—	the Illumina board of directors fails to publicly reaffirm its recommendation of the merger or other transactions contemplated by the merger after being requested to do so by Solexa;

•	by Illumina upon a breach of covenants or agreements on the part of Solexa, or if any representation or warranty of Solexa is breached, in either case such that the conditions to Illumina’s obligations to complete the merger would not then be satisfied and the breach is incapable of being cured or is not cured in all material respects within 30 business days after written notice of such breach is received by Solexa;

•	by Illumina if, prior to the obtaining of Solexa’s stockholder approval:

—	The Solexa board of directors effects an adverse recommendation change;

—	Solexa fails to include in the joint proxy statement/ prospectus the recommendation of the Solexa board of directors that its stockholders vote in favor of the merger and the transactions contemplated by the merger;

—	the Solexa board of directors fails publicly to reaffirm its recommendation of the merger or other transactions contemplated by the merger after being requested to do so by Illumina;

—	if a tender or exchange offer constituting a takeover proposal has commenced and Solexa has not sent to its security holders, within ten days of the receipt of a written request from Illumina, a recommendation against such tender or exchange; or

•	by Illumina if Solexa breaches, in any material respect, any of the provisions under the no solicitation covenant of the merger agreement.

Termination Fee

If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless the party is in willful or intentional breach of any representation, warranty, covenant or agreement contained in the merger agreement. The provisions of the merger agreement relating to the effects of termination, fees and expenses, termination fee payments, governing law, jurisdiction, waiver of jury trial and specific performance and certain other provisions will continue in effect notwithstanding termination of the merger agreement. Also, the termination of the merger agreement will not relieve a party from liability or damages resulting from any willful or material breach of the merger agreement. Upon a termination, a party may become obligated to pay to the other party a termination fee (which will, in any case, only be payable once), as described below:

Solexa will be obligated to pay a termination fee of $18 million if the merger agreement is terminated by either party because Solexa fails to obtain stockholder approval for the adoption of the merger agreement at the Solexa special meeting and:

•	prior to the Solexa stockholder meeting a bona fide takeover proposal has been publicly announced and not withdrawn (excluding any withdrawals that are not publicly communicated at least five business days prior to the date of the meeting); and

•	within nine months of the termination of the merger agreement, Solexa enters into a definitive agreement for a transaction within the definition of takeover proposal (provided that references in such definition to “20%” shall be deemed to be references to “50%”).

Solexa will also be obligated to pay a termination fee of $18 million if the merger agreement is terminated by either party because the merger is not consummated by May 11, 2007 or by Illumina because Solexa breaches the no solicitation provision of the merger agreement and:

•	prior to the Solexa stockholder meeting a bona fide takeover proposal has been publicly announced or otherwise communicated to the Solexa board of directors and not withdrawn; and

•	within nine months of the termination of the merger agreement, Solexa enters a definitive agreement for a transaction within the definition of the takeover proposal (provided that references in such definition to “20%” shall be deemed to be references to “50%”).

Additionally, Solexa will be obligated to pay a termination fee of $18 million if the merger agreement is terminated by Illumina (and there has not been a material adverse effect on Illumina) because:

•	the Solexa board of directors effected an adverse recommendation change;

•	Solexa failed to include in the joint proxy statement/ prospectus the recommendation of the board of directors;

•	the Solexa board failed to publicly reaffirm its recommendation of the merger following the public announcement of a takeover proposal after being requested to do so by Illumina; or

•	a tender or exchange offer constituting a takeover proposal has commenced and Solexa has not sent to its security holders, within ten days after a written request from Illumina, a statement disclosing that Solexa recommends against acceptance of such tender or exchange.

Illumina will be obligated to pay a termination fee of $18 million if the merger agreement is terminated by Solexa (and there has not been a material adverse effect on Solexa) because:

•	the Illumina board of directors effected an adverse recommendation change;

•	Illumina failed to include in the joint proxy statement/ prospectus the recommendation of the Illumina board of directors in connection with the merger; or

•	the Illumina board of directors failed to publicly reaffirm its recommendation of the issuance of shares in connection with the merger after being requested to do so by Solexa.

Conduct of Business

Each of Illumina and Solexa have undertaken certain covenants in the merger agreement restricting the conduct of their respective businesses between the date of the merger agreement and the effective time of the merger. In general, each of Illumina and Solexa has agreed to (1) conduct its business in the ordinary course, and (2) use its reasonable efforts to preserve its business organization and relationships with third parties and to keep available the services of its present officers and employees and preserve its relationship with customers, suppliers and others having business dealings with Solexa and its subsidiaries. Solexa also has agreed to use its reasonable efforts to preserve its intellectual property.

Between the date of the merger agreement and the effective time of the merger, each of Solexa and Illumina, has agreed to various specific restrictions relating to the conduct of its business, including the following (subject in each case to exceptions specified in the merger agreement or previously disclosed in writing as provided in the merger agreement):

•	the issuance or sale of capital stock, voting debt or other equity interests;

•	amendments or changes to its certificate of incorporation or bylaws or equivalent organizational documents;

•	the declaration or payment of dividends or other distributions;

•	the reclassification, combination, or split of any of its capital stock or the issuance of any other securities in substitution for shares of its capital stock;

•	changes in the method of accounting in effect at December 31, 2005; and

•	taking of any action that would reasonably be expected to prevent, materially delay or impede the consummation of the proposed merger or other transactions contemplated by the merger agreement.

In addition, Solexa has agreed to various specific restrictions relating to its conduct of business, including the following (subject in each case to exceptions specified in the merger agreement or previously disclosed in writing as provided in the merger agreement):

•	the acquisition or disposition of material assets, operations, business or securities;

•	the authorization of any loan, advance, capital contribution to, or investment in, any person (other than a wholly-owned subsidiary);

•	the incurrence or guarantee of indebtedness for borrowed money or the issuance of any debt securities;

•	capital expenditures in excess of $1,000,000 in the aggregate;

•	the payment, discharge, settlement or satisfaction of any material claims, liabilities or obligations;

•	the termination of or any material change to material contracts or the execution of any material contract;

•	dispositions, assignment, license or encumbrance of material intellectual property and failure to maintain such intellectual property;

•	changes in employee benefit plans and compensation of directors, officers, employees or consultants;

•	establishment of any compensation, severance, retention or change in control arrangements with employees or other service providers; and

•	transactions with any affiliates or associates of Solexa.

Reasonable Efforts to Obtain Required Stockholder Votes

Each company has agreed to give notice of, convene and hold a meeting of its stockholders as promptly as practicable for the purpose of obtaining the required stockholder vote to approve the transactions contemplated by the merger agreement. In addition, each party has agreed to use its reasonable efforts to take all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner, the transactions contemplated in the merger agreement.

Other Covenants and Agreements

Expenses.  Each company has agreed to pay its own fees and expenses incurred in connection with the merger and the merger agreement.

Other Covenants and Agreements.  The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Illumina and Solexa in the preparation and filing of all forms, registrations and notices;

•	timeliness in holding stockholders’ meetings to propose and approve the merger, the issuance of Illumina common stock in the merger and the recommendation of the parties’ boards of directors that stockholders vote in favor of the proposals;

•	access by each party to certain information about the other party during the period prior to the effective time of the merger;

•	cooperation between Illumina and Solexa to obtain (and to keep each other apprised of the status of) all governmental approvals and consents required to complete the merger;

•	waiver by Solexa of state takeover statutes applicable to the merger;

•	employee plans and benefits provided after the merger, as described in the section entitled “The Merger Agreement — Employee Benefits Matters”;

•	indemnification, exculpation and insurance;

•	certain tax matters;

•	the Solexa board of directors following the completion of the proposed merger; and

•	the lock-up arrangement with Mr. West to be entered into at the closing of the merger, as described in the section entitled “The Merger — Restrictions on Sales of Shares of Illumina Common Stock Received in the Merger.”

Representations and Warranties

The merger agreement contains reciprocal representations and warranties, many of which are qualified by materiality, made by each party to the other. The representations and warranties relate to, among other topics, the following:

•	organization, standing and corporate power, charter documents and ownership of subsidiaries;

•	capital structure;

•	corporate authority to enter into and perform the merger agreement, enforceability of the merger agreement, approval of the merger agreement by the parties’ boards of directors and voting requirements to consummate the merger;

•	consents and approvals;

•	filings with the SEC and other governmental entities;

•	absence of certain changes or events;

•	no undisclosed liabilities;

•	contracts;

•	absence of pending or threatened litigation;

•	compliance with applicable laws and validity of permits;

•	intellectual property matters;

•	opinions of financial advisors;

•	board approvals;

•	voting requirements;

•	brokers used in connection with the merger agreement; and

•	accuracy of information supplied or to be supplied in the registration statement to be filed in connection with the merger.

In addition, Solexa has made representations and warranties related to, among other topics, the following:

•	books and records;

•	employment matters, including benefit plans;

•	insurance;

•	tax matters;

•	environmental matters;

•	state takeover statutes;

•	absence of undisclosed related party transactions; and

•	real property, title and valid leasehold interests.

The representations described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. This description of the representations and warranties, and their reproduction in the copy of the merger agreement attached to this document as Annex A, are included solely to provide investors with information regarding the terms of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See the section entitled “Where You Can Find More Information.”

Employee Benefits Matters

Illumina has agreed to provide employees of Solexa and its subsidiaries, for a period of at least one year following the effective time of the merger, with benefits which are comparable in the aggregate to those provided to similarly situated employees of Illumina. Notwithstanding the foregoing, the participation of the employees of Solexa or its subsidiaries in any of Illumina’s option or similar equity grant or purchase programs or plans shall be subject to the eligibility requirements of such programs or plans. In connection with any employee benefit plans or arrangements maintained by Illumina, Solexa employees will be given credit for service with Solexa and its subsidiaries, to the same extent such service was credited for such purposes by Solexa and its subsidiaries, under: (i) all employee benefit plans, programs, policies and fringe benefits to be provided to Solexa employees for purposes of eligibility and vesting (but not benefit accrual); (ii) severance plans, programs and policies to be provided to such employees for purposes of calculating severance benefits; and (iii) vacation and sick leave plans, programs and policies for purposes of calculating vacation and sick leave.

In connection with the merger, Illumina will waive all limitations on preexisting conditions or eligibility limitations with respect to participation and coverage requirements applicable to the Solexa employees under any welfare benefit plans, programs or policies maintained by Illumina in which the employees may be eligible to participate. Illumina has also agreed to provide each Solexa employee with credit for any co-payments and deductibles paid under any Solexa benefit plan that provides healthcare benefits in the plan year in effect as of the effective time of the merger in satisfying any applicable deductible or out-of-pocket expenses under any healthcare plans of Illumina.

No provision in the employee benefits covenant of the agreement shall impede Solexa or Illumina from terminating any employee at any time for any reason, subject to applicable laws and contracts. Furthermore, no third party beneficiary rights in any Solexa employee are created.

Amendments, Extensions and Waivers

Amendment.  No supplement, modification or amendment to the merger will be binding unless made in a written instrument that is signed by all the parties to the agreement.

Extension; Waiver.  At any time prior to the effective time of the merger, with certain exceptions, any party may (a) extend the time for performance of any obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or (c) waive compliance by another party with any of the agreements or conditions contained in the merger agreement. Any agreement by a party to an extension or waiver must be in writing.

THE COMPANIES

Illumina, Inc.

Illumina, Inc. develops and markets next generation tools for the large-scale analysis of genetic variation and function. Illumina has developed a comprehensive line of products designed to provide the performance, throughput, cost effectiveness and flexibility necessary to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics. This information is expected to correlate genetic variation and gene function with particular disease states, enhancing drug discovery, allowing diseases to be detected earlier and more specifically, and permitting better choices of drugs for individual patients.

Illumina, a Delaware corporation, was founded in 1998 in San Diego, California. The company completed its initial public offering and was listed on NASDAQ under the symbol “ILMN” in July 2000.

Additional information about Illumina and its subsidiaries is included in documents incorporated by reference into this document. See the section entitled “Where You Can Find More Information.”

The principal executive office of Illumina is located at 9885 Towne Centre Drive, San Diego, California, 92121-1975.

Callisto Acquisition Corp.

Callisto Acquisition Corp., is a direct, wholly-owned subsidiary of Illumina that was incorporated in the State of Delaware on November 3, 2006. Callisto Acquisition Corp. does not engage in any operations and exists solely to facilitate the merger.

Solexa, Inc.

Solexa, Inc. develops and commercializes genetic analysis technologies. Solexa’s platform is expected to support many types of genetic analyses, including whole genome resequencing, gene expression analysis and small RNA analysis. Solexa believes that this technology, which can potentially generate over a billion bases of DNA sequence from a single experiment with a single sample preparation, will dramatically reduce the cost, and improve the practicality, of human resequencing relative to conventional technologies. Solexa commenced commercial shipment of its first-generation genetic analysis system, which includes the 1G Genome Analyzer, in the second quarter of 2006. Solexa’s longer-term goal is to further reduce the cost of human resequencing to a few thousand dollars for use in a wide range of applications from basic research through clinical diagnostics.

Solexa, a Delaware corporation, was founded in 1992 in Hayward, California, as Lynx Therapeutics, Inc. The name of the company was changed from Lynx Therapeutics, Inc. to Solexa, Inc. on March 7, 2005 following the business combination of Lynx Therapeutics, Inc. and Solexa Limited, a privately held company registered in England and Wales. Solexa Limited became a wholly-owned subsidiary of Lynx as a result of the transaction and Lynx Therapeutics, Inc. changed its name to “Solexa, Inc.” Solexa began trading on the Nasdaq SmallCap Market under the symbol “SLXA” in March 2005 and was listed under the symbol “LYNX” prior to that time. In February 2006, Solexa’s listing was transferred to NASDAQ.

Additional information about Solexa and its subsidiaries is included in documents incorporated by reference into this document. See the section entitled “Where You Can Find More Information.”

The principal executive office of Solexa is located at 25861 Industrial Boulevard, Hayward, California, 94545.

UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL STATEMENTS

The unaudited pro forma combined condensed statements of operations for the nine months ended October 1, 2006 and the year ended January 1, 2006, and the unaudited pro forma combined condensed balance sheet as of October 1, 2006, are presented herein. Illumina’s fiscal year consists of 52 or 53 weeks ending the Sunday closest to December 31, with quarters of 13 or 14 weeks ending the Sunday closest to March 31, June 30, and September 30. The unaudited pro forma combined condensed statements of operations for the nine months ended October 1, 2006 and the year ended January 1, 2006 combine the historical results of Illumina and Solexa and give effect to the merger as if it had occurred on January 3, 2005. The unaudited pro forma combined condensed statement of operations for the year ended January 1, 2006 also gives effect to Illumina’s April 2005 acquisition of CyVera Corporation, which we refer to as CyVera, as if it had occurred on January 3, 2005. The unaudited pro forma combined condensed balance sheet combines the unaudited condensed balance sheets of Illumina and Solexa and gives effect to the merger as if it had been completed on October 1, 2006.

The unaudited pro forma combined condensed financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined condensed financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the merger occurred as of the dates indicated or what such financial position or results would be for any future periods. The unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of Illumina and Solexa, and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma combined condensed financial statements;

•	the separate historical financial statements of Illumina as of and for the three and nine months ended October 1, 2006 included in Illumina’s Quarterly Report on Form 10-Q for the three and nine months ended October 1, 2006, which is incorporated by reference into this document;

•	the separate historical financial statements of Illumina as of and for the year ended January 1, 2006 included in Illumina’s Annual Report on Form 10-K for the year ended January 1, 2006, which is incorporated by reference into this document;

•	the separate historical financial statements of Solexa as of and for the three and nine months ended September 30, 2006 included in Solexa’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2006, which is incorporated by reference into this document; and

•	the separate historical financial statements of Solexa as of and for the year ended December 31, 2005 included in Solexa’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this document.

The unaudited pro forma combined condensed financial information was prepared using the purchase method of accounting. Based upon the terms of the merger and other factors, such as the composition of the combined company’s board and senior management, Illumina is treated as the acquiror of Solexa for both legal and accounting purposes. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the merger.

The unaudited pro forma combined condensed statements of operations include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results. The unaudited pro forma combined condensed statements of operations do not include the impact of any revenue, cost or other operating synergies that may result from the merger or any related restructuring costs. Cost savings, if achieved, could result from elimination of redundant spending such as public company costs, headcount and consolidated material sourcing.

In the unaudited pro forma combined condensed balance sheet, Illumina’s cost to acquire Solexa has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the merger. Any differences between fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to acquired assets and liabilities in the unaudited pro forma combined condensed financial statements are based on management’s preliminary internal valuation estimates. Definitive allocations will be performed and finalized after the closing of the merger. Accordingly, the preliminary purchase price allocation adjustments reflected in the following unaudited pro forma combined condensed financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair values after the closing of the merger.

The unaudited pro forma combined condensed financial statements do not reflect the impact of financing, liquidity or other balance sheet repositioning that may be undertaken in connection with or subsequent to the merger. For example, on November 12, 2006, Illumina entered into a definitive securities purchase agreement with Solexa in which Illumina agreed to invest approximately $50 million in Solexa in exchange for newly issued shares of Solexa common stock. The purchase by Illumina of shares of Solexa common stock as contemplated by the securities purchase agreement was completed on November 13, 2006. Pursuant to the terms of the securities purchase agreement, Illumina agreed to purchase 5,154,639 newly issued shares of Solexa common stock for $9.70 per share, representing aggregate cash consideration of approximately $50 million. The effect of this investment has not been included in the accompanying pro forma combined condensed financial statements and notes thereto.

The unaudited pro forma combined condensed financial statements do not reflect certain amounts resulting from the merger because we consider them to be of a non-recurring nature. Such amounts may be comprised of restructuring and other exit and non-recurring costs related to the integration of the Illumina and Solexa businesses. To the extent the exit costs relate to the Solexa business and meet certain criteria, they will be recognized in the opening balance sheet in accordance with Emerging Issues Task Force (EITF) Issue No 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. To the extent that such costs relate to the Illumina business, they will not meet the criteria in EITF Issue No 95-3, and will be recorded as expenses pursuant to Statement of Financial Accounting Standards (SFAS) No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Illumina and Solexa have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, at this time, the status of the integration plans and the related merger-related costs are too uncertain to include in the pro forma financial information.

Based on Illumina’s preliminary review of Solexa’s summary of significant accounting policies disclosed in Solexa’s financial statements, the nature and amount of any adjustments to the historical financial statements of Solexa to conform their accounting policies to those of Illumina are not expected to be significant. Upon consummation of the merger, further review of Solexa’s accounting policies and financial statements may result in required revisions to Solexa’s policies and classifications to conform to such policies and classifications of Illumina.

COMBINED PRO FORMA FINANCIAL DATA
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

	For the Nine Months Ended
	October 1,	September 30,
	2006	2006	Pro Forma			Pro Forma
	Illumina	Solexa	Adjustments	Notes		Combined
	(In thousands, except per share data)

Revenue	$124,151	$2,434	$—			$126,585
Costs and expenses:
Cost of revenue	39,225	2,167	2,110	(a	)	43,634
			132	(c	)
Manufacturing startup and excess capacity costs	—	2,110	(2,110)	(a	)	—
Research and development expenses	24,547	17,621	1,463	(c	)	43,631
Selling, general and administrative expenses	39,143	12,902	(385)	(b	)	53,831
			2,171	(c	)
Amortization of acquired identifiable intangible assets	—	—	1,710	(b	)	1,710

Income (loss) from operations	21,236	(32,366)	(5,091)			(16,221)
Interest and other income, net	3,420	2,072	—			5,492

Income (loss) before income taxes	24,656	(30,294)	(5,091)			(10,729)
Provision for income taxes (income tax benefit)	1,830	(1,292)	(810)	(d	)	(272)

Net income (loss)	22,826	(29,002)	(4,281)			(10,457)
Dividends	—	—	—			—

Net loss attributable to common stockholders	$22,826	$(29,002)	$(4,281)			$(10,457)

Net income (loss) per share, basic	$0.52					$(0.19)

Net income (loss) per share, diluted	$0.48					$(0.19)

Shares used in calculating net income (loss) per share, basic	43,766		12,449	(e	)	56,215

Shares used in calculating net income (loss) per share, diluted	48,004		8,211	(e	)	56,215

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

				For the Year
	For the Year Ended			Ended
	January 1, 2006			December 31,
			Illumina	2005	Pro Forma			Pro Forma
	Illumina	CyVera(1)	Combined	Solexa	Adjustments	Notes		Combined
	(In thousands, except per share data)

Revenue	$73,501	$—	$73,501	$4,150	$—			$77,651
Costs and expenses:
Cost of revenue	23,181	—	23,181	7,066	306	(c	)	30,553
Research and development expenses	27,809	785	28,594	17,294	3,381	(c	)	49,269
Selling, general and administrative expenses	28,158	299	28,457	12,030	(464)	(b	)	45,042
					5,019	(c	)
Amortization of acquired identifiable intangible assets	—	—	—	—	2,280	(b	)	2,280
Acquired in-process research and development	15,800	—	15,800	—	—			15,800
Restructuring charge	—	—	—	333	—			333

Loss from operations	(21,447)	(1,084)	(22,531)	(32,573)	(10,522)			(65,626)
Interest and other income, net	573	(12)	561	414	—			975

Loss before income taxes	(20,874)	(1,096)	(21,970)	(32,159)	(10,522)			(64,651)
Income tax benefit related to research and development costs	—	—	—	(2,999)	—			(2,999)

Net loss	(20,874)	(1,096)	(21,970)	(29,160)	(10,522)			(61,652)
Dividends	—	—	—	(522)	—			(522)

Net loss attributable to common stockholders	$(20,874)	$(1,096)	$(21,970)	$(29,682)	$(10,522)			$(62,174)

Net loss per share, basic and diluted	$(0.52)		$(0.55)					$(1.18)

Shares used in calculating net loss per share, basic and diluted	40,147		40,147		12,449	(e	)	52,596

(1)	Reflects the results of CyVera’s operations from January 3, 2005 until Illumina’s acquisition of CyVera on April 8, 2005.

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

	As of	As of
	October 1,	September 30,
	2006	2006	Pro Forma			Pro Forma
	Illumina	Solexa	Adjustments	Notes		Combined
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$44,166	$47,051	$(9,550)	(g	)	$81,667
Short-term investments	125,776	—	—			125,776
Accounts receivable, net	29,045	399	—			29,444
Inventory, net	19,397	3,669	—			23,066
Prepaid expenses and other current assets	2,519	5,194	—			7,713

Total current assets	220,903	56,313	(9,550)			267,666
Property and equipment, net	25,388	4,955	—			30,343
Goodwill	2,125	22,529	266,896	(h	)	291,550
Intangible and other assets, net	8,061	3,738	19,517	(i	)	31,316
Acquired in-process research and development	—	—	254,600	(f	)	—
			(254,600)	(f	)

Total assets	$256,477	$87,535	$276,863			$620,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$33,362	$8,689	$—			$42,051
Current portion of long-term debt	94	32	—			126

Total current liabilities	33,456	8,721	—			42,177
Long-term debt, net of current portion	—	23	—			23
Deferred rent and lease obligations	1,052	1,612	—			2,664
Deferred gain on sale of land and building	2,562	—	—			2,562
Other long-term liabilities	8,333	2,224	—			10,557

Total liabilities	45,403	12,580	—			57,983

Stockholders’ equity:
Preferred stock	—	—	—			—
Common stock	465	366	(366)	(j	)	589
			124	(k	)
Additional paid-in capital	331,900	152,087	(152,087)	(j	)	938,194
			521,432	(k	)
			84,862	(k	)
Accumulated other comprehensive income	470	3,344	(3,344)	(j	)	470
Accumulated deficit	(121,761)	(80,842)	80,842	(j	)	(376,361)
			(254,600)	(f	)

Total stockholders’ equity	211,074	74,955	276,863			562,892

Total liabilities and stockholders’ equity	$256,477	$87,535	$276,863			$620,875

Pro forma common shares outstanding(l)						58,955

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

1.	Basis of Presentation

On November 12, 2006, Illumina entered into a definitive merger agreement with Solexa for a stock-for-stock merger transaction. Under the terms of the merger agreement, which has been unanimously approved by the board of directors of each company, Solexa stockholders will receive shares of Illumina common stock in exchange for the shares of Solexa common stock they hold. The exchange ratio will be determined by dividing $14.00 by the volume weighted average trading price of Illumina common stock as reported by NASDAQ for ten randomly selected trading days during the 20-day trading period ending five trading days prior to the closing of the merger, which we refer to as the Illumina Average Price, which represents total consideration of approximately $616 million. If the Illumina Average Price is equal to or greater than $47.30, then the exchange ratio will be fixed at 0.296 of a share of Illumina common stock for each share of Solexa common stock, and if the Illumina Average Price is equal to or less than $40.70, then the exchange ratio will be fixed at 0.344 of a share of Illumina common stock for each share of Solexa common stock.

As of November 12, 2006, there were approximately 36.6 million shares of Solexa common stock outstanding. Based on these amounts and the terms outlined above, Solexa stockholders will receive a total of approximately 12.2 million shares of Illumina common stock. The exact number of shares to be issued will depend on the number of related Solexa shares outstanding at the closing of the merger. In addition, certain executives at Solexa will receive change in control bonuses totaling approximately $9.0 million upon consummation of the merger. These bonuses will be paid in shares of Illumina common stock and are based on a percentage of the amount by which the consideration received by Solexa stockholders as a direct result of the change in control exceeds the sum of $150 million plus the aggregate gross proceeds received by Solexa through sales of equity securities after the effective date of such bonus arrangement. Assuming a market price of $41.8950 per share of Illumina common stock at closing, total equity consideration received in the merger of approximately $600 million, which includes the fair market value of vested stock options, warrants and restricted stock assumed, and that executive bonuses will equal an aggregate of 2% of consideration in excess of $150 million, the total shares issuable in connection with such change in control bonuses will be approximately 0.2 million shares of Illumina common stock.

As of November 12, 2006, there were approximately 12.4 million Solexa shares estimated to be issuable upon exercise of outstanding options, warrants and restricted stock. These shares will be converted to Illumina shares at the closing date of the merger. Total estimated merger consideration also includes approximately $84.9 million representing the fair market value of the vested options, warrants and restricted stock assumed. Illumina also expects to recognize approximately $17.4 million of non-cash stock-based compensation expense related to unvested stock options at the time the acquisition is consummated. This expense is expected to be recognized beginning from the time the acquisition is consummated over a weighted-average period of approximately two years. These unvested awards were valued using the following assumptions:

Interest rate	4.70 – 5.10%
Volatility	58.50 – 59.85%
Expected life	0.4 – 4.18 yea	rs
Expected dividend yield	0%

The purchase price of the acquisition is approximately $616 million estimated as follows (in thousands):

Fair market value of securities issued	$512,556
Transaction costs	9,550
Fair market value of securities issued for change in control bonuses	9,000
Fair market value of vested stock options, warrants and restricted stock assumed	84,862

Total purchase price	$615,968

Notes to Unaudited Pro Forma Combined Condensed Financial Statements — (Continued)

The allocation of the preliminary purchase price is summarized below (in thousands):

Current assets	$56,313
Property, plant and equipment, net	4,955
Other assets	455
Current liabilities	(8,721)
Other long-term liabilities	(3,859)

Net tangible assets acquired	49,143

Identifiable intangible assets (core technology)	22,800
In-process research and development	254,600
Goodwill	289,425

Total net assets acquired	$615,968

The value of the Illumina shares used in determining the purchase price was $41.8950 per share based on the average of the closing price of Illumina common stock for a range of four trading days, including two days prior to and two days subsequent to the announcement of the offer on November 13, 2006.

The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of the assets acquired, including fair values of acquired in-process research and development (IPR&D) and other identifiable intangibles, and the fair value of liabilities assumed as of the date that the acquisition is consummated. The excess of the purchase price over the fair value of assets and liabilities acquired is allocated to goodwill. The purchase price allocation will remain preliminary until Illumina completes its valuation of significant identifiable intangible assets acquired (including IPR&D), evaluates integration plans to be undertaken following the consummation of the merger and determines the fair values of other assets and liabilities acquired. The final determination of the purchase price allocation is expected to be completed as soon as practicable after the consummation of the merger. The final amounts allocated to assets and liabilities acquired could cause material differences in the information presented in the unaudited pro forma combined condensed financial statements.

The amount allocated to acquired IPR&D represents an estimate of the fair value of acquired, to-be-completed research projects. The values of the research projects will be determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flows to their present value. These cash flows will be estimated by forecasting total revenues expected from these products and then deducting appropriate operating expenses, cash flow adjustments and contributory asset returns to establish a forecast of net cash flows arising from the in-process technology. These cash flows will be substantially reduced to take into account the time value of money and the risks associated with the inherent difficulties and uncertainties given the projected stage of development of these projects at closing. For purposes of the unaudited pro forma combined condensed balance sheet as of October 1, 2006, $254.6 million of the total purchase price has been allocated to acquired IPR&D which relates to products that are not expected to have reached technological feasibility as of the closing date and have no alternative future use. At the announcement date, Solexa’s ongoing research and development initiatives were primarily involved with the development of its genetic analysis platform for sequencing and expression profiling. These projects were approximately 80% to 90% complete at the announcement date. As of the date of expected closing of the merger, these projects are not expected to have reached technological feasibility and will have no alternative future use. Accordingly, the amounts allocated to IPR&D are expected to be charged to the statement of operations in the period the acquisition is consummated.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements — (Continued)

2.	Pro Forma Adjustments

Pro Forma Statement of Operations Adjustments

(a) To reclassify Solexa manufacturing start-up and excess capacity costs of $2.1 million for the nine months ended September 30, 2006 to cost of revenue to conform to Illumina’s presentation.

(b) Reflects amortization of $1.7 million and $2.3 million for the nine months ended October 1, 2006 and the year ended January 1, 2006, respectively, for an identifiable intangible asset related to core technology based on the estimated fair value assigned to this asset at the date of acquisition, assuming an estimated useful life of ten years, as well as the elimination of historical Solexa intangible amortization of $0.4 million and $0.5 million for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively.

(c) Reflects non-cash stock compensation expense of $6.6 million and $8.7 million for the nine months ended October 1, 2006 and the year ended January 1, 2006, respectively, related to the amortization of the fair value of the stock options unvested at the time the acquisition is consummated, as well as the elimination of historical Solexa non-cash stock compensation expense of $2.8 million for the nine months ended October 1, 2006.

(d) Reflects the income tax impact of Solexa’s net loss into the combined condensed consolidated pro forma statement of operations for the nine months ended October 1, 2006, which resulted in lower United States and California taxable income and alternative minimum tax expense for the period presented.

(e) The pro forma adjustment to shares used to calculate basic net income (loss) per share is comprised as follows (in thousands, except assumed exchange ratio):

Solexa common shares outstanding as of November 12, 2006	36,611
Assumed exchange ratio	0.334

Estimated Illumina shares to be issued in exchange for Solexa shares	12,234
Estimated Illumina shares issued as change in control bonuses	215

Total estimated Illumina shares to be issued in connection with the acquisition of Solexa	12,449

The pro forma adjustment to shares used for diluted net loss per share is comprised as follows (in thousands):

	Nine Months Ended	Year Ended
	October 1,	January 1,
	2006	2006

Shares to be issued in connection with the acquisition of Solexa	12,449	12,449
Less: Illumina anti-dilutive shares	(4,238)	—

Shares used to calculate pro forma diluted net income (loss) per share	8,211	12,449

Pro Forma Balance Sheet Adjustments

(f) Reflects the portion of the purchase price allocated to acquired IPR&D projects that, as of the closing date of the merger, will not have reached technological feasibility and have no future alternative use. The preliminary estimate of fair value of acquired IPR&D is $254.6 million. The amount of acquired IPR&D is subject to change and will be finalized upon consummation of the transaction and completion of a valuation analysis of Solexa’s assets and liabilities. Because this expense is directly attributable to the acquisition and will not have a continuing impact in excess of one year, the impact of the acquired IPR&D is not reflected in

Notes to Unaudited Pro Forma Combined Condensed Financial Statements — (Continued)

the unaudited pro forma combined condensed statements of operations. However, this item will be recorded as an expense in the period that the acquisition is completed. For every $10.0 million increase to the amount allocated to acquired IPR&D, there will be a $10.0 million increase to net loss in the period in which the transaction occurs. Additionally, goodwill will also decrease by $10.0 million.

(g) Reflects estimated transaction costs consisting primarily of investment banker fees, legal and professional fees of approximately $9.6 million.

(h) Reflects the elimination of historical Solexa goodwill of $22.5 million and the addition of goodwill from the preliminary purchase price allocation of $289.4 million.

(i) Reflects the portion of the purchase price allocated to an acquired intangible asset representing core technology of $22.8 million, less Solexa’s historical net intangible assets of $3.3 million. The amount of this intangible asset is subject to change and will be finalized upon consummation of the merger and completion of a valuation analysis.

(j) Reflects the elimination of historical Solexa stockholders’ equity.

(k) Reflects the issuance of Illumina common stock, including common stock issued related to change in control bonuses, and the fair value of Solexa’s vested stock options.

(l) Reflects the pro forma shares outstanding as of October 1, 2006 calculated as follows (in thousands):

Historical Illumina common shares outstanding as of October 1, 2006	46,506
Shares assumed issued in connection with the acquisition of Solexa	12,449

Pro forma common shares outstanding as of October 1, 2006	58,955

THE ILLUMINA SPECIAL MEETING

Date, Time and Place

The special meeting of Illumina stockholders will be held at 9885 Towne Centre Drive, San Diego, California, 92121-1975, on January 26, 2007 at 9:00 a.m., local time.

Purpose of the Illumina Special Meeting

At the Illumina special meeting, stockholders will be asked to:

•	consider and vote on a proposal to approve the issuance of Illumina common stock in connection with the merger;

•	vote upon an adjournment of the Illumina special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal; and

•	transact any other business that may properly be brought before the Illumina special meeting or any adjournments or postponements thereof.

Illumina Record Date; Stock Entitled to Vote

Only Illumina stockholders of record at the close of business on December 15, 2006, the Illumina record date for the Illumina special meeting, will be entitled to notice of, and to vote at, the Illumina special meeting or any adjournments or postponements thereof.

On the Illumina record date, there were a total of 46,843,512 shares of Illumina common stock outstanding and entitled to vote at the Illumina special meeting. Illumina stockholders will have one vote for each share of Illumina common stock that they owned on the Illumina record date, exercisable in person or through the Internet or by telephone or by a properly executed and delivered proxy with respect to the Illumina special meeting.

On the record date, directors and executive officers of Illumina and their affiliates owned and were entitled to vote 2,266,360 shares of Illumina common stock, or approximately 4.8% of the shares of Illumina common stock outstanding on that date. We currently expect that Illumina’s directors and executive officers will vote their shares in favor of the issuance of Illumina common stock in connection with the merger, although none of them has entered into any agreements obligating them to do so.

Quorum

The holders of shares having a majority of the voting power of the common stock of Illumina issued and outstanding and entitled to vote thereat must be present or represented by proxy to constitute a quorum for the transaction of business at the special meeting. All shares of Illumina common stock represented at the Illumina special meeting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters for consideration at the Illumina special meeting.

Required Vote

The proposals require different percentages of votes in order to approve them:

•	The issuance of Illumina common stock to Solexa stockholders, approval of which is necessary to complete the merger, requires approval by an affirmative vote of holders of a majority of the Illumina common stock present or represented and entitled to vote on the proposal.

•	Approval of the proposal to adjourn the Illumina special meeting, if necessary, for the purpose of soliciting additional proxies requires that the votes cast favoring the proposal exceed the votes cast opposing the proposal.

Abstentions

Abstentions will be counted toward the tabulations of votes cast on proposals presented to Illumina stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Voting of Proxies

A proxy card is enclosed for your use. Illumina requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Illumina common stock represented by it will be voted at the Illumina special meeting or any adjournment thereof in accordance with the instructions contained in the proxy.

If a proxy is returned without an indication as to how the shares of Illumina common stock represented are to be voted with regard to a particular proposal, the Illumina common stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement or the related proxy card other than the matters set forth in the Notice of Special Meeting of Stockholders. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Illumina special meeting in person.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to Illumina or by voting in person at your stockholders’ meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of Illumina common stock on behalf of their customers may not give a proxy to Illumina to vote those shares without specific instructions from their customers.

If you are an Illumina stockholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on the proposal to approve the issuance of shares of Illumina common stock in the merger, which will have no effect on the vote on this proposal.

Revocability of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the Illumina special meeting. You can revoke your proxy in one of three ways:

•	send a signed notice of revocation;

•	grant a new, valid proxy bearing a later date; or

•	if you are a holder of record, you can attend the Illumina special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to Illumina’s Secretary at 9885 Towne Centre Drive, San Diego, California, 92121-1975, no later than the beginning of the Illumina special meeting.

Solicitation of Proxies

In accordance with the merger agreement, generally the cost of proxy solicitation and other expenses incurred in connection with the filing of the registration statement, of which this document forms a part, with the SEC and the printing and mailing of this document will be paid by the party actually incurring such cost and other expenses. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Illumina, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Illumina will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Illumina has retained InvestorCom, Inc. to assist in its solicitation of proxies and has agreed to pay InvestorCom, Inc. approximately $5,500, plus reasonable expenses, for these services.

THE SOLEXA SPECIAL MEETING

Date, Time and Place

The special meeting of Solexa stockholders will be held at 25861 Industrial Boulevard, Hayward, California, 94545, on January 26, 2007 at 9:00 a.m., local time.

Purpose of the Solexa Special Meeting

At the Solexa special meeting, stockholders will be asked to:

•	consider and vote on a proposal to approve and adopt the merger agreement;

•	vote upon an adjournment of the Solexa special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal; and

•	transact any other business that may properly be brought before the Solexa special meeting or any adjournments or postponements thereof.

Solexa Record Date; Stock Entitled to Vote

Only Solexa stockholders of record at the close of business on December 15, 2006, the Solexa record date for the Solexa special meeting, will be entitled to notice of, and to vote at, the Solexa special meeting or any adjournments or postponements thereof.

On the Solexa record date, there were a total of 42,717,093 shares of Solexa common stock outstanding and entitled to vote at the Solexa special meeting. Solexa stockholders will have one vote for each share of Solexa common stock that they owned on the Solexa record date, exercisable in person or by telephone or by a properly executed and delivered proxy with respect to the Solexa special meeting.

On the record date, directors and executive officers of Solexa and their affiliates owned and were entitled to vote 6,754,974 shares of Solexa common stock, or approximately 15.8% of the shares of Solexa common stock outstanding on that date. We currently expect that Solexa’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

Quorum

A majority of the votes entitled to be cast by the shares entitled to vote must be present or represented by proxy to constitute a quorum for action on the matters to be voted upon at the special meeting. All shares of Solexa common stock represented at the Solexa special meeting, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Solexa special meeting.

Required Vote

The proposals require different percentages of votes in order to approve them:

•	Approval and adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Solexa common stock entitled to vote on the proposal.

•	Approval of the proposal to adjourn the Solexa special meeting, if necessary, for the purpose of soliciting additional proxies requires that the votes cast favoring the proposal exceed the votes cast opposing the proposal.

Abstentions

Abstentions will be counted toward the tabulations of votes cast on proposals presented to Solexa stockholders and will have the same effect as votes against the proposal to approve and adopt the merger agreement.

Voting of Proxies

A proxy card is enclosed for your use. Solexa requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Solexa common stock represented by it will be voted at the Solexa special meeting or any adjournment thereof in accordance with the instructions contained in the proxy.

If a proxy is returned without an indication as to how the shares of Solexa common stock represented are to be voted with regard to a particular proposal, the Solexa common stock represented by the proxy will be voted in favor of each such proposal. A proxy may confer discretionary authority to vote with respect to any matter presented at the Solexa special meeting, except as set forth in the proxy and except for matters proposed by a stockholder who notifies Solexa not later than the close of business on the tenth day following the day on which the Notice of Special Meeting of Stockholders was mailed. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement or the related proxy card other than the matters set forth in the Notice of Special Meeting of Stockholders. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Solexa special meeting in person.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to Solexa or by voting in person at your stockholders’ meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of Solexa common stock on behalf of their customers may not give a proxy to Solexa to vote those shares without specific instructions from their customers.

If you are a Solexa stockholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares, which will have the same effect as a vote against the proposal to approve and adopt the merger agreement.

Revocability of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the Solexa special meeting. You can revoke your proxy in one of three ways:

•	send a signed notice of revocation;

•	grant a new, valid proxy bearing a later date; or

•	if you are a holder of record, you can attend the Solexa special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to Solexa’s Secretary at 25861 Industrial Boulevard, Hayward, California, 94545, no later than the beginning of the Solexa special meeting.

Solicitation of Proxies

In accordance with the merger agreement, generally the cost of proxy solicitation and other expenses incurred in connection with the filing of the registration statement, of which this document forms a part, with the SEC and the printing and mailing of this document will be paid by the party actually incurring such cost and other expenses. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Solexa, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Solexa will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Solexa has retained The Altman Group to assist in its solicitation of proxies and has agreed to pay The Altman Group approximately $9,000, plus reasonable expenses, for these services.

COMPARATIVE STOCK PRICES AND DIVIDENDS

For current price information, Solexa stockholders are urged to consult publicly available sources. The table below presents the NASDAQ closing market price for Illumina common stock and the NASDAQ closing market price for Solexa common stock on the two dates set forth below. The table also presents the equivalent value of the merger consideration per share of Solexa common stock on those dates, calculated by multiplying the closing price of Illumina common stock on those dates by the applicable exchange ratio as provided in the merger agreement (for a description of the exchange ratio, see “The Merger — Effect of the Merger; Consideration to be Received in the Merger; Treatment of Solexa Stock Options and Warrants”).

•	November 10, 2006, the last trading day before the public announcement of the signing of the merger agreement; and

•	December 15, 2006, the latest practicable date before the date of this document.

	Illumina Closing	Solexa	Equivalent per
Date	Price	Closing Price	Share Value

November 10, 2006	$44.05	$9.70	$14.00
December 15, 2006	$39.95	$12.62	$13.74

Market Prices and Dividend Data

Illumina common stock and Solexa common stock are both traded on NASDAQ under the symbols “ILMN” and “SLXA,” respectively. The following tables set forth the high and low intra-day trading prices of each company’s common stock as reported in the consolidated transaction reporting system, and the quarterly cash dividends declared per share, for the calendar quarters indicated.

Illumina

			Dividend
	High	Low	Declared

2004
First Quarter	$10.24	$6.50	$0.00
Second Quarter	$8.88	$6.07	$0.00
Third Quarter	$7.72	$4.23	$0.00
Fourth Quarter	$9.65	$6.16	$0.00
2005
First Quarter	$11.35	$6.80	$0.00
Second Quarter	$12.95	$7.90	$0.00
Third Quarter	$14.83	$10.82	$0.00
Fourth Quarter	$16.80	$12.76	$0.00
2006
First Quarter	$27.98	$13.75	$0.00
Second Quarter	$32.00	$21.60	$0.00
Third Quarter	$40.00	$27.02	$0.00
Fourth Quarter (through December 15, 2006)	$45.87	$32.20	$0.00

Solexa

2004
First Quarter	$15.10	$8.14	$0.00
Second Quarter	$10.96	$3.84	$0.00
Third Quarter	$5.40	$2.56	$0.00
Fourth Quarter	$8.20	$4.40	$0.00
2005
First Quarter	$19.99	$6.20	$0.00
Second Quarter(a)	$8.89	$4.48	$0.00
Third Quarter	$8.00	$4.65	$0.00
Fourth Quarter	$10.99	$5.38	$0.00
2006
First Quarter	$12.03	$7.20	$0.00
Second Quarter	$10.10	$7.84	$0.00
Third Quarter	$9.36	$7.87	$0.00
Fourth Quarter (through December 15, 2006)	$13.27	$8.74	$0.00

(a)	On March 4, 2005, Lynx completed a business combination with Solexa Limited. Solexa Limited became a wholly-owned subsidiary of Lynx as a result of the transaction and Lynx changed its name to Solexa, Inc.

COMPARISON OF RIGHTS OF ILLUMINA STOCKHOLDERS
AND SOLEXA STOCKHOLDERS

Illumina and Solexa are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Illumina capital stock and Solexa capital stock arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, the holders of Solexa capital stock will become holders of Illumina capital stock. Consequently, after the effective time of the merger, the rights of the former stockholders of Solexa will be determined by reference to Illumina’s certificate of incorporation and bylaws, each as amended.

The following is a summary of the material differences between the rights of Solexa stockholders and the rights of Illumina stockholders. This summary may not contain all of the information that is important to you and is not intended to be a complete discussion of the respective rights of Solexa stockholders and Illumina stockholders. This summary is qualified in its entirety by reference to Delaware law, including the DGCL, and the various documents of Solexa and Illumina referenced in this summary. You should carefully read this entire joint proxy statement/ prospectus and the other documents referenced in this joint proxy statement/ prospectus for a more complete understanding of the differences between being a stockholder of Solexa and being a stockholder of Illumina. Solexa and Illumina have filed with the SEC certain documents referred to herein and will send copies of these documents to you upon your request. See the section entitled “Where You Can Find More Information.”

	Rights of Solexa Stockholders	Rights of Illumina Stockholders

Corporate Governance	The rights of Solexa stockholders are currently governed by Delaware law and Solexa’s certificate of incorporation and bylaws. Upon completion of the merger, the rights of former Solexa stockholders will continue to be governed by Delaware law but will be governed by Illumina’s certificate of incorporation and bylaws.	Upon completion of the merger, the rights of Illumina stockholders will be governed by Delaware law and Illumina’s certificate of incorporation and bylaws.
Outstanding Capital Stock	Solexa has only one class of common stock outstanding. Holders of Solexa common stock are entitled to all of the rights and obligations provided to common stockholders under Delaware law and Solexa’s certificate of incorporation and bylaws.	Illumina has only one class of common stock outstanding. Holders of Illumina common stock are entitled to all of the rights and obligations provided to common stockholders under Delaware law and Illumina’s certificate of incorporation and bylaws.
Authorized Capital Stock	The authorized capital stock of Solexa consists of 200,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock are outstanding.	The authorized capital stock of Illumina consists of 120,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock are outstanding. Following the merger, the authorized capital stock of Illumina will remain unchanged.
Special Meetings of Stockholders	Under the DGCL, a special meeting of the stockholders may be called for any purpose by the board of directors or by any other person authorized to do so in the	Illumina’s bylaws provide that a special meeting of stockholders may be called at any time for any purpose by the board of directors.

Rights of Solexa Stockholders	Rights of Illumina Stockholders

certificate of incorporation or bylaws.
Solexa’s bylaws provide that a special meeting of stockholders may only be called by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.
Stockholder Action by Written Consent	Solexa’s bylaws provide that any action required or permitted to be taken by stockholders at any annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action taken, is signed by the minimum number of votes required for the action.

If action is taken by less than unanimous written consent of stockholders, prompt notice of the taking of such action without a meeting must be given to those stockholders who have not consented in writing.	As permitted under the DGCL, Illumina’s certificate of incorporation prohibits action by the written consent of stockholders. Any stockholder action must be taken at a duly called annual or special meeting of the stockholders.
Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors	Solexa’s bylaws allow stockholders to propose business to be brought before an annual meeting. In addition, Solexa’s bylaws allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to the Solexa board of directors.

However, such proposals with respect to an annual meeting and such nominations may only be brought by a stockholder who has given timely notice in proper written form to Solexa’s Secretary prior to the meeting.

To be timely, the notice must be delivered to or mailed and received at Solexa’s principal executive offices not less than 120 days prior to the date of the previous year’s proxy statement, unless no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days	Illumina’s certificate of incorporation provides that action may be taken by the stockholders only at an annual meeting or a special meeting called with the approval of the board of directors.

Any notice of meeting of stockholders must be in writing and must be sent to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting. The notice must specify the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which such special meeting is called.

Rights of Solexa Stockholders	Rights of Illumina Stockholders

from the date contemplated at the time of the previous year’s proxy statement, then such notice must be so received by a reasonable time before the proxy solicitation is made.
To be in proper written form, notice of a stockholder proposal must provide:
• a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;
• the name and address, as they appear on Solexa’s books, of the stockholder proposing such business;
• the class and number of shares of Solexa stock which are beneficially owned by the stockholder;
• any material interest of the stockholder in the business to be brought before the meeting; and
• any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in his or her capacity as a proponent to a stockholder proposal.
To be in proper written form, notice of a stockholder nomination to the Solexa board of directors must provide:
• the name, age, business address and residence address of such nominee;
• the principle occupation or employment of such nominee;
• the class and number of shares of Solexa which are beneficially owned by such nominee;

•   a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons pursuant to which the nominations are to be made by such stockholder; and

	Rights of Solexa Stockholders	Rights of Illumina Stockholders

•   any other information relating to the person to be nominated that is required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Number of Directors	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws.

Solexa’s bylaws provide that the Solexa board of directors may consist of no less than six and no more than nine directors. The number of authorized directors can be changed from time to time as discussed in “Amendments to Bylaws” below.	Following the merger, the size of the Illumina board of directors will be increased from eight to ten, and two individuals selected by Illumina and agreed to by Solexa will be appointed as independent directors of Illumina.

The number of directors may be changed by an amendment to Illumina’s bylaws adopted by the board of directors or the stockholders, or by an amendment to Illumina’s certificate of incorporation.
Classification of Board of Directors	The DGCL permits a Delaware corporation to provide in its certificate of incorporation or bylaws that the board of directors shall be divided into as many as three classes of directors with staggered terms of office, with only one class of directors being elected each year for a maximum term of three years.

	Solexa’s bylaws provide for only one class of directors who are to be elected at each annual meeting for a one-year term.	Illumina’s certificate of incorporation and bylaws provide that the board of directors is divided into three separate classes with staggered three-year terms. At each annual meeting of stockholders, directors elected to succeed those directors whose terms have expired are elected for three- year terms.
Removal of Directors	Under the DGCL, stockholders holding a majority of shares entitled to vote at an election of directors may remove any director or the entire board of directors, except that, unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may only remove a director for cause.	Illumina’s bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

	Rights of Solexa Stockholders	Rights of Illumina Stockholders

Solexa’s bylaws provide that a director or the entire board of directors may be removed from office by stockholders at a special meeting called for such purpose, with or without cause, by an affirmative vote of the stockholders holding a majority of the outstanding shares entitled to vote at an election of directors.
Filling Director Vacancies	Under the DGCL, unless a Delaware corporation’s certificate of incorporation and bylaws provide otherwise, vacancies and newly created directorships resulting from a resignation, an increase in the authorized number of directors or otherwise may be filled by a vote of a majority of the directors remaining in office, even if such majority is less than a quorum, or by the sole remaining director.

Solexa’s certificate of incorporation and bylaws do not provide otherwise. In addition, they specify that any director elected in accordance with the above shall hold office for the unexpired portion of the applicable term of office and until his or her successor shall have been duly elected and qualified.	Illumina’s bylaws provide that any vacancy in the board of directors or any newly created directorship resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. A director elected to fill a vacancy will be elected for the unexpired term of such director’s predecessor in office.

If at any time, Illumina should have no directors in office, then any officer or any stockholder may call a special meeting of stockholders or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section   211 of the DGCL.

If, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of shares outstanding having the right to vote for such directors, summarily order an election to fill such vacancy, as governed by the provisions of Section 211 of the DGCL.
Indemnification of Directors and Officers	Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent	Illumina’s certificate of incorporation and bylaws provide that Illumina shall indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements

Rights of Solexa Stockholders	Rights of Illumina Stockholders

that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

The DGCL generally permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually or reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Solexa’s bylaws provide that it shall indemnify its directors and executive officers to the fullest extent permitted by the DGCL. In addition, Solexa’s bylaws require it to advance all expenses incurred by any director or executive officer in connection with any proceeding, provided that Solexa receives in writing an undertaking by such director or executive officer to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified, and provided further that no determination is made that such director or executive officer acted in bad faith or in a manner not in the best interests of Solexa.	and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of Illumina, to the maximum extent and in the manner permitted by the DGCL.

Illumina’s certificate of incorporation and bylaws also provide that Illumina has the power to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of Illumina, to the extent and in the manner permitted by the DGCL.

Under the DGCL, Illumina may purc hase director’s and officer’s insurance to protect itself and any director, officer, employee or agent of Illumina.

	Rights of Solexa Stockholders	Rights of Illumina Stockholders

Solexa’s bylaws also provide that it may limit the extent of its indemnification by contract and shall not be required to indemnify any director or executive officer in connection with any proceeding initiated by such person against Solexa, unless (i) indemnity is expressly required by law, (ii) the proceeding was authorized by the board of directors, or (iii) indemnification is provided by Solexa, in its sole discretion, pursuant to the DGCL. In addition, Solexa may provide indemnification to other officers, employees and agents of Solexa to the same extent as is provided to its directors and executive officers.
Solexa’s bylaws permit it to purchase and maintain insurance to the fullest extent permitted under the DGCL, upon approval by the board of directors, on behalf of any person required or permitted to be indemnified by the bylaws.
Amendments to Certificate of Incorporation	Under the DGCL, a Delaware corporation’s certificate of incorporation may be amended only if the proposed amendment is approved by the board of directors and the holders of a majority of the outstanding stock entitled to vote.

	Solexa’s certificate of incorporation reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation in the manner prescribed by the DGCL.	Illumina’s certificate of incorporation reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation in the manner prescribed by the DGCL, except that the affirmative vote of 66 2/3% of the outstanding stock is required to amend, repeal or modify the certificate of incorporation with respect to cumulative voting, number of directors, election of directors, directors’ ability to amend the bylaws or location of meetings of stockholders.
Amendments to Bylaws	Solexa’s certificate of incorporation and bylaws provide that its bylaws may be amended, supplemented or repealed, or new bylaws may be adopted, by the board of directors or by the stockholders entitled to vote.	Illumina’s certificate of incorporation and bylaws provide that Illumina’s bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the board of directors or by the stockholders entitled to vote, except that the affirmative vote of 66 2/3% of the outstanding stock is required to amend, repeal or modify the bylaws with respect to special meetings of stockholders,

	Rights of Solexa Stockholders	Rights of Illumina Stockholders

notice of stockholders’ meetings, stockholder voting, stockholder action by written consent and number of directors.
Business Combination Statute	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with a person owning 15% or more of the corporation’s voting stock for three years following the time that person becomes a 15% stockholder, with certain exceptions.	Illumina has not opted out of Section 203 of the DGCL and is therefore governed by the terms of this provision of the DGCL.
Solexa has not opted out of Section 203 and is therefore governed by the terms of this provision of the DGCL.
Stockholder Rights Plan	Solexa does not have a stockholder rights plan.	Illumina’s rights plan entitles the registered holder to a “right” to purchase from Illumina a unit consisting of one one- thousandth of a share of Series A Junior Participating Preferred Stock, at a purchase price of $100 per unit, subject to adjustment. The description and terms of these rights are set forth in a Rights Agreement dated as of May 3, 2001 between Illumina and EquiServe Trust Company, N.A., as rights agent.
Under the agreement, if any person becomes the beneficial owner of, or commences a tender or exchange offer the consummation of which would result in such person becoming the beneficial owner of, 15% or more of the outstanding shares of Illumina common stock, or thereafter Illumina is involved in a merger or other business combination in which 50% or more of Illumina’s assets or earning power is sold, each right entitles its holder to receive, upon exercise, Illumina preferred stock (or, in the case of a merger or other business combination, stock of the acquiring company) having a value equal to two times the exercise price of the right. Upon exercise, each share of preferred stock will be entitled to an

Rights of Solexa Stockholders	Rights of Illumina Stockholders

aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the preferred stock will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. Each share of preferred stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which common stock is changed or exchanged, each share of preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.
Because of the nature of the preferred stock’s dividend, liquidation and voting rights, the value of one one-thousandth of a share of preferred stock purchasable upon exercise of each right should approximate the value of one share of common stock.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Illumina without conditioning the offer on a substantial number of rights being acquired.

The rights, however, should not affect any prospective offeror willing to make a permitted offer. The rights should not interfere with any merger or other business combination approved by the Illumina board of directors because the Illumina board of directors may, at its option, redeem all but not less than all of the then outstanding rights for a nominal redemption price ($0.01 per right).
The rights will expire at the close of business on May 14, 2011, unless earlier redeemed or exchanged by Illumina.

APPRAISAL RIGHTS

Holders of Solexa common stock who dissent to the merger will not have rights to an appraisal of the fair value of their shares. Under Delaware law, appraisal rights are not available for the shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. automated quotation system on the record date. Solexa’s common stock is listed on NASDAQ.

LEGAL MATTERS

The validity of the shares of Illumina common stock to be issued in the merger will be passed upon by Christian G. Cabou, Senior Vice President, General Counsel and Secretary of Illumina. As of December 15, 2006, Mr. Cabou had unvested options to acquire 150,000 shares of Illumina common stock. Certain United States federal income tax consequences relating to the merger will also be passed upon for Illumina by Dewey Ballantine LLP, and for Solexa by Cooley Godward Kronish LLP.

EXPERTS

Illumina

The consolidated financial statements of Illumina at January 1, 2006 and January 2, 2005 and for each of the three years in the period ended January 1, 2006 and Illumina’s management’s assessment of the effectiveness of internal control over financial reporting, included in Illumina’s Annual Report on Form 10-K for the year ended January 1, 2006, which is referred to and made a part of this joint proxy statement/ prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports incorporated by reference herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Solexa

The consolidated financial statements of Solexa, Inc. at December 31, 2005, and for the year then ended, included in Solexa’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Ernst & Young LLP — Palo Alto, California, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Solexa, Inc. at December 31, 2004, and for each of the two years in the period ended December 31, 2004, appearing in Solexa’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Ernst & Young LLP — Cambridge, England, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated by reference herein. Such financial statements have been incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Illumina

Proposals of stockholders intended to be included in the proxy statement and proxy card relating to the 2007 Annual Meeting of Stockholders of Illumina and to be presented at such meeting must be received by Illumina for inclusion in the proxy statement and proxy card no later than December 27, 2006. In addition, the proxy solicited by the Illumina board of directors for Illumina’s 2007 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Illumina receives notice of such proposal not later than March 24, 2007. Proposals should be directed to the attention of the Secretary, Illumina, Inc., 9885 Towne Centre Drive, San Diego, California, 92121-1975.

Solexa

The deadline for submitting a stockholder proposal for inclusion in Solexa’s proxy statement and form of proxy for its 2007 annual meeting of stockholders pursuant to Rule 14a-8 of the SEC is a reasonable time before Solexa begins to print and mails its proxy materials for its 2007 annual meeting of stockholders. Solexa stockholders wishing to submit a proposal or director nomination at Solexa’s 2007 annual meeting must notify Solexa of such proposals or nominations in writing to the Secretary of Solexa within a reasonable time before Solexa begins to print and mails its proxy materials for its 2007 annual meeting of stockholders. Unless a Solexa stockholder at Solexa’s 2007 annual meeting of stockholders notifies Solexa of such proposals or nominations prior to the meeting and in accordance with Solexa’s bylaws, the chairman of the meeting will have discretionary authority to declare at the meeting that such matters cannot be transacted. Solexa stockholders are also advised to review Solexa’s bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Proposals should be directed to the attention of the Secretary, Solexa, Inc., 25861 Industrial Boulevard, Hayward, California, 94545.

OTHER MATTERS

As of the date of this document, neither the Illumina board of directors nor the Solexa board of directors knows of any matters that will be presented for consideration at either the Illumina special meeting or the Solexa special meeting other than as described in this document. If any other matters come before either of the meetings or any adjournments or postponements of the meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

WHERE YOU CAN FIND MORE INFORMATION

Illumina and Solexa file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Illumina and Solexa, who file electronically with the SEC. The address of that site is www.sec.gov.

The information contained on the SEC’s website is expressly not incorporated by reference into this document.

Illumina has filed with the SEC a registration statement of which this document forms a part. The registration statement registers the shares of Illumina common stock to be issued to Solexa stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Illumina common stock. The rules and regulations of the SEC allow Illumina and Solexa to omit certain information included in the registration statement from this document.

In addition, the SEC allows Illumina and Solexa to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this document, except for any information that is superseded by information included directly in this document.

This document incorporates by reference the documents listed below that Illumina has previously filed or will file with the SEC. They contain important information about Illumina, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended January 1, 2006.

•	Proxy Statement dated April 26, 2006.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended April 2, 2006, July 2, 2006 and October 1, 2006.

•	Current Reports on Form 8-K, dated October 17, 2006, October 31, 2006 and November 13, 2006 (other than the portions of those documents not deemed to be filed).

•	The description of Illumina’s common stock contained in Illumina’s Form 8-A filed on April 14, 2006 and any amendment or report filed with the SEC for the purpose of updating such description.

•	The description of Illumina’s preferred stock contained in Illumina’s Form 8-A filed on May 14, 2001 and any other amendment or report filed with the SEC for the purpose of updating such description.

In addition, Illumina incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the Illumina special meeting. Such documents are considered to be a part of this document, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from Illumina by requesting them in writing or by telephone at the following address:

Illumina, Inc.
9885 Towne Centre Drive
San Diego, California 92121-1975
(858) 202-4500

These documents are available from Illumina without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this document forms a part.

This document also incorporates by reference the documents listed below that Solexa has previously filed or will file with the SEC. They contain important information about Solexa, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

•	Proxy Statement dated September 1, 2006.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006, June 30, 2006 and September 30, 2006.

•	Current Reports on Form 8-K, dated May 22, 2006, October 5, 2006 and November 13, 2006 (other than the portions of these documents not deemed to be filed) and Exhibit 10.49 to the Current Report on Form 8-K, dated July 5, 2006.

In addition, Solexa incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the Solexa special meeting. Such documents are considered to be a part of this document, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Solexa will provide you with copies of these documents, without charge, upon written or oral request to:

Solexa, Inc.
25861 Industrial Boulevard
Hayward, California 94545
(510) 670-9300

If you are a stockholder of Illumina or Solexa and would like to request documents, please do so by January 19, 2007 to receive them before the Illumina special meeting and the Solexa special meeting. If you request any documents from Illumina or Solexa, Illumina or Solexa will mail them to you by first class mail, or another equally prompt means, within one business day after Illumina or Solexa receives your request.

This document is a prospectus of Illumina and is a joint proxy statement of Illumina and Solexa for the Illumina special meeting and the Solexa special meeting. Neither Illumina nor Solexa has authorized anyone to give any information or make any representation about the merger or Illumina or Solexa that is different from, or in addition to, that contained in this document or in any of the materials that Illumina has incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

This document contains a description of the representations and warranties that each of Illumina and Solexa made to the other in the merger agreement. Representations and warranties made by Illumina, Solexa and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms of the agreements. Accordingly, the representations and warranties and other provisions of the agreements (including the merger agreement) should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
ILLUMINA, INC.,
CALLISTO ACQUISITION CORP.
and
SOLEXA, INC.
Dated as of
November 12, 2006

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 12, 2006, by and among Illumina, Inc., a Delaware corporation (“Parent”), Callisto Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Solexa, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company each have determined that a business combination among Parent, Merger Sub and the Company is advisable and in the best interests of their respective companies and stockholders in order to advance each of their long-term business interests and accordingly have agreed to effect the Merger provided for herein upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement and in order to induce the Company to enter into this Agreement, Parent and the Company are entering into a Securities Purchase Agreement, pursuant to which Parent will make an equity investment in the Company subject to the terms and conditions of such agreement;

WHEREAS, for United States federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement will be, and is hereby, adopted as a Plan of Reorganization for the purposes of Section 368(a) of the Code;

WHEREAS, the Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the Company’s stockholders for their approval and (iv) resolved to recommend that the Company’s stockholders approve this Agreement; and

WHEREAS, the Board of Directors of Parent has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Shares in connection with the Merger, are advisable and fair to, and in the best interests of, Parent and its stockholders, (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the issuance of Parent Shares in connection with the Merger be submitted to Parent’s stockholders for their approval and (iv) resolved to recommend that Parent’s stockholders approve the issuance of Parent Shares in connection with the Merger.

NOW, THEREFORE, in consideration of the representations, warranties covenants and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Benefit Plan” shall have the meaning set forth in Section 4.10(a).

“Business Day” shall mean any day, other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York.

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations, shall include any amendments thereto and any substitute or successor provisions thereto.

“Commonly Controlled Entity” shall have the meaning set forth in Section 4.10(d).

“Company” shall have the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.2(c).

“Company Certificate” shall have the meaning set forth in Section 3.1(c).

“Company Contract” shall have the meaning set forth in Section 4.11(b).

“Company Converted Option” shall have the meaning set forth in Section 3.3(a).

“Company Converted Warrant” shall have the meaning set forth in Section 3.3(b).

“Company Disclosure Schedule” shall have the meaning set forth in Article IV.

“Company Filed SEC Documents” shall have the meaning set forth in Section 4.8.

“Company Financial Advisor” shall have the meaning set forth in Section 4.20.

“Company Intellectual Property” shall have the meaning set forth in Section 4.18(h).

“Company IP Contracts” shall have the meaning set forth in Section 4.18(b).

“Company Material Adverse Effect” shall mean a material adverse effect on the condition (financial or otherwise), business, prospects or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or is reasonably likely to be, a Company Material Adverse Effect: (i) any adverse effect resulting from or arising out of any general market, industry, economic or political conditions to the extent that they do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants, (ii) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (iii) any adverse effect resulting from or arising out of changes in any laws, rules, regulations, orders or other binding directives issued by any governmental authority, in interpretations thereof, to the extent that they do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants, (iv) any change in the trading price or volume of the Company Shares, in and of itself, (v) the Company’s failure to meet internal or analysts’ expectations or projections, in and of itself, (vi) any adverse effect resulting from or arising out of changes in accounting requirements or principles to the extent that they do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other industry participants, (vii) any adverse effect resulting from or arising out of the continued incurrence of losses by the Company in amounts and consistent with the trends substantially similar to those incurred and in existence prior to the date of this Agreement, (viii) any adverse effect resulting from or arising out of the inability to recognize, or delay in recognition of, revenue on systems shipped, in and of itself, (ix) any adverse effect resulting from or arising out of any need to upgrade or replace instruments previously sold, in and of itself, (x) any adverse effect resulting from or arising out of the taking of any action required by this Agreement or specifically consented to in advance by Parent in writing, (xi) any adverse effect that, in any material respect, results from or arises out of the execution, delivery, announcement or performance of this Agreement or the announcement, pendency or anticipated consummation of the Merger, (xii) any adverse effect resulting from or arising out of the failure of the Company to have achieved any level of technological progress or to have shipped any number of products and (xiii) any adverse effect resulting from technological or product developments by competitors of the Company.

“Company Option” shall have the meaning set forth in Section 4.2(a).

“Company Permits” shall have the meaning set forth in Section 4.14(a).

“Company Preferred Shares” shall have the meaning set forth in Section 4.2(a).

“Company Products” shall have the meaning set forth in Section 4.18(h).

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Share” shall mean one (1) share of common stock, par value $0.01 per share, of the Company.

“Company Stockholder Approval” shall have the meaning set forth in Section 4.4.

“Company Stockholder Meeting” shall have the meaning set forth in Section 4.22.

“Company Warrant” shall have the meaning set forth in Section 3.3(b).

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of August 9, 2006, between Parent and the Company, as amended and supplemented by the Standstill/No-Hire Letter Agreement & Amendment to the Confidentiality Agreement, dated as of October 5, 2006.

“Contract” shall mean any legally binding note, bond, mortgage, indenture, lease, license, contract, agreement, arrangement or other instrument, obligation or understanding whether written or oral.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Environmental Law” shall have the meaning set forth in Section 4.16(a).

“ERISA” shall have the meaning set forth in Section 4.10(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.2(a).

“Exchange Ratio” shall mean: (i) if the 20-Day Parent VWAP Price is equal to or greater than $47.30, then the Exchange Ratio shall equal 0.296; (ii) if the 20-Day Parent VWAP Price is between $40.70 and $47.30, then the Exchange Ratio shall be equal to a fraction (A) whose numerator is equal to $14.00 and (B) whose denominator is equal to the 20-Day Parent VWAP Price; or (iii) if the 20-Day Parent VWAP Price is equal to or less than $40.70, then the Exchange Ratio shall equal 0.344.

“First Filing” shall have the meaning set forth in Section 4.7(b).

“Form S-4” shall have the meaning set forth in Section 6.4(d).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any governmental body, court or agency or other governmental regulatory or other authority, whether federal, state, local or foreign.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” shall have the meaning set forth in Section 4.18(h).

“IP Contracts” shall have the meaning set forth in Section 4.18(h).

“IRS” shall mean the Internal Revenue Service.

“Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.4(d).

“Knowledge” of any Person which is not an individual means, any fact, circumstance or matter that any of the executive officers (including, in the case of the Company, the Senior Director of Finance) of such Person knows or reasonably should have known after due inquiry.

“Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental Entity, including any Environmental Law.

“Letter of Transmittal” shall have the meaning set forth in Section 3.2(c).

“Licensed Intellectual Property” shall have the meaning set forth in Section 4.18(h).

“Lien” shall mean any mortgage, pledge, claim, lien, charge, encumbrance or security interest of any kind or nature, but excluding liens with respect to Taxes not yet due and payable.

“Merger” shall have the meaning set forth in Section 2.1.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Merger Sub” shall have the meaning set forth in the Preamble.

“NASDAQ” shall mean the NASDAQ National Market.

“non-paying party” shall have the meaning set forth in Section 8.4(c).

“Notice of Company Adverse Recommendation” shall have the meaning set forth in Section 6.2(c).

“Order” shall mean any judgment, decision, decree, order, writ, preliminary or permanent injunction or decree of any Governmental Entity.

“Owned Intellectual Property” shall have the meaning set forth in Section 4.18(h).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Adverse Recommendation Change” shall have the meaning set forth in Section 6.3(a).

“Parent Disclosure Schedule” shall have the meaning set forth in Article V.

“Parent Filed SEC Documents” shall have the meaning set forth in Section 5.6.

“Parent Financial Advisor” shall have the meaning set forth in Section 5.11.

“Parent Material Adverse Effect” shall mean a material adverse effect on the condition (financial or otherwise), business, prospects or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or is reasonably likely to be, a Parent Material Adverse Effect: (i) any adverse effect resulting from or arising out of any general market, industry, economic or political conditions to the extent that they do not have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, as compared to other industry participants, (ii) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (iii) any adverse effect resulting from or arising out of changes in any laws, rules, regulations, orders or other binding directives issued by any governmental authority, in interpretations thereof, to the extent that they do not have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, as compared to other industry participants, (iv) any change in the trading price or volume of Parent Shares, in and of itself, (v) Parent’s failure to meet internal or analysts’ expectations or projections, in and of itself, (vi) any adverse effect resulting from or arising out of changes in accounting requirements or principles, to the extent that they do not have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, (viii) any adverse effect resulting from or arising out of the inability to recognize, or delay in recognition of, revenue on systems shipped, in and of itself, (ix) any adverse effect resulting from or arising out of any need to upgrade or replace instruments previously sold, in and of itself, (x) any adverse effect resulting from or arising out of the taking of any action required by this Agreement or specifically consented to in advance by the Company in writing, (xi) any adverse effect that, in any material respect, results from or arises out of the execution, delivery, announcement or performance of this Agreement or the announcement, pendency or anticipated consummation of the Merger and (xii) any adverse effect arising out of or related to Affymetrix, Inc. v. Illumina, Inc., Civil Action No. 04-901 JJF, or any judgment, order, claim, litigation or other proceeding related thereto.

“Parent Permits” shall have the meaning set forth in Section 5.10.

“Parent Preferred Share” shall have the meaning set forth in Section 5.2(a).

“Parent SEC Documents” shall have the meaning set forth in Section 5.5(a).

“Parent Share” shall mean one (1) share of common stock, par value $0.01 per share, of Parent.

“Parent Stockholder Approval” shall have the meaning set forth in Section 5.3.

“Parent Stockholder Meeting” shall have the meaning set forth in Section 5.15.

“Patents” shall have the meaning set forth in Section 4.18(h).

“Pension Plan” shall have the meaning set forth in Section 4.10(a).

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entities.

“Pre-Closing Taxes” shall have the meaning set forth in Section 4.15(c).

“Registered Intellectual Property” shall have the meaning set forth in Section 4.18(h).

“Registration Authority” shall have the meaning set forth in Section 4.18(h).

“Representatives” shall have the meaning set forth in Section 6.2(a).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act.

“SEC” shall mean the United States Securities and Exchange Commission or the staff thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short Period” means any Taxable Period that ends on the Closing Date.

“Shrink Wrap Licenses” shall have the meaning set forth in Section 4.18(b).

“Software” shall have the meaning set forth in Section 4.18(h).

“Subsidiary” shall mean, with respect to any Person, another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least fifty percent (50%) of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Proposal” shall mean a bona fide written Takeover Proposal, provided that all references to twenty percent (20%) in the definition of “Takeover Proposal” shall be deemed to be references to fifty percent (50%) instead, made by a third party which is (i) on terms which the Company’s Board of Directors, or any committee thereof comprised of independent directors, determines in good faith (after consultation with its financial advisors) to be more favorable to the stockholders of the Company (in their capacity as stockholders) from a financial point of view than the Merger and any alternative proposed by Parent or Merger Sub in accordance with Section 6.2(c) hereof and (ii) in the good faith judgment of the Company’s Board of Directors, or any committee thereof, reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror, including, to the extent financing is required, whether financing is then committed and on terms and conditions that the Company’s Board of Directors determines in good faith (after consultation with its financial advisors and legal counsel) are reasonably likely to result in disbursement of funds sufficient for the consummation of the transactions contemplated by such proposal).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Parent and its Affiliates) relating to (i) any direct or indirect acquisition or purchase of the assets of the Company or its Subsidiaries having a fair market value equal to twenty percent (20%) or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, or twenty percent (20%) or more of the voting power of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning at least twenty percent (20%) of the voting power of the Company or (iii) any merger, consolidation, business combination, recapitalization or similar transaction involving the Company (other than (A) the Merger, (B) mergers, consolidations, business combinations, recapitalizations or similar transactions involving solely the Company and/or one or more Subsidiaries of the Company and (C) mergers, consolidations, business combinations, recapitalizations or similar transactions that if consummated would result in a Person beneficially owning not more than twenty percent (20%) of the voting power of the Company or any of its Subsidiaries).

“Tax Return” shall mean any report, return, election, notice, estimate, declaration, information statement or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Taxing authority in connection with any Tax (including estimated Taxes), and shall include any amendment to any of the foregoing.

“Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period; e.g., a quarter or a Short Period) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

“Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities (including taxes that are based upon or measured by gross receipts, income, profits, sales, use or occupation, and also including any and all value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes), together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, “Taxes” also includes any obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Treas. Reg. § 1.1502-6 or comparable provisions of state, local or foreign Tax Law) and any liability for Taxes as a transferee or successor, by contract or otherwise.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(ii).

“Termination Fee” shall have the meaning set forth in Section 8.4(a).

“Trade Secrets” shall have the meaning set forth in Section 4.18(h).

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“20-Day Parent VWAP Price” shall mean the volume weighted average trading price of Parent Shares as measured during ten (10) dates randomly selected (at a meeting at which one (1) representative selected by Parent and one (1) representative selected by the Company alternately select a date by blind draw until ten (10) dates are drawn) from the twenty (20) consecutive trading days ending five (5) trading days prior to the Closing Date.

“Unauthorized Code” means any virus, trojan horse, worm or other software routines or hardware components designed to permit unauthorized access or to disable, erase or otherwise harm any computer, systems or Software or any back door, time bomb, drop dead device or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of a copy of the program or the right and title in and to the program.

“Welfare Plans” shall have the meaning set forth in Section 4.10(a).

ARTICLE II

THE MERGER

Section 2.1  The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the laws of the State of Delaware and the terms of this Agreement (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation of the Merger (the Company, as the surviving entity after the Merger is sometimes referred to herein as the ‘‘Surviving Corporation”).

Section 2.2  Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Dewey Ballantine LLP, 1950 University Avenue, Suite 500, East Palo Alto, California 94303, at 10:00 a.m., local time, no later than the third (3rd) Business Day following the satisfaction of the conditions set forth in Article VII of this Agreement (other than (i) those conditions that are waived by the party or parties for whose benefit such conditions exist and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing Date, but subject to the satisfaction of such conditions) or (b) at such other place, time, and/or date as the parties hereto may otherwise agree in writing. The date upon which the Closing occurs is referred to herein as the ‘‘Closing Date.”

Section 2.3  Effective Time.  If all the conditions to the Merger set forth in Article VII of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VIII hereof, the parties hereto shall cause a certificate of merger (the ‘‘Certificate of Merger”) to be properly executed and filed in accordance with the laws of the State of Delaware and the terms of this Agreement on the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such later time as is specified by the parties hereto as the Effective Time in the Certificate of Merger (the ‘‘Effective Time”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises and be subject to all of the debts, liabilities and duties of the Company and Merger Sub.

Section 2.4  Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until amended in accordance with its terms and pursuant to applicable Law; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows, “The name of the Corporation is Solexa, Inc.”

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the initial Bylaws of the Surviving Corporation.

Section 2.5  Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6  Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning and for the purposes of Sections 354 and 361 of the Code and Sections 1.368-2(g) and 1.368-3T(a) of the Treasury Regulations and for all relevant Tax purposes.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

Section 3.1  Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders:

(a) Capital Stock of Merger Sub.  Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent Owned Stock.  Each Company Share held by the Company or any Subsidiary of the Company or owned by Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Conversion of Company Shares.  Subject to Sections 3.1(d), 3.2(d) and 3.2(e), each issued and outstanding Company Share (other than Company Shares to be canceled in accordance with Section 3.1(b)) shall automatically be converted into the right to receive a fraction of a Parent Share equal to the Exchange Ratio (the ‘‘Merger Consideration”). All Company Shares converted into the right to receive the Merger Consideration pursuant to this Section 3.1(c) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such Company Shares (“‘Company Certificate”) shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration to be issued in consideration therefor, any cash in lieu of fractional Parent Shares to be issued or paid in consideration therefor in accordance with this Article III, and any dividends or other distributions to which holders of Company Shares become entitled in accordance with this Article III upon the surrender of such Company Certificate.

(d) If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or exchange of shares with respect to, or rights issued in respect of, Company Shares or Parent Shares, the Exchange Ratio and Merger Consideration shall be adjusted accordingly, without duplication, to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 3.2  Exchange of Company Certificates.

(a) Prior to the mailing of the Joint Proxy Statement/Prospectus to the record holders of Company Shares, Parent shall designate a bank or trust company that is reasonably acceptable to the Company to act as exchange agent (the “‘Exchange Agent”) for payment of the Merger Consideration.

(b) At or prior to the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the total number of Parent Shares to be issued in the Merger and (ii) any cash payable in lieu of fractional Parent Shares pursuant to Section 3.2(e).

(c) At or promptly following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Company Certificates, (i) a letter of transmittal (the “‘Letter of Transmittal”) that shall specify that delivery shall be effected, and risk of loss and title to Company Certificates shall pass, only upon proper delivery of Company Certificates to the Exchange Agent and which shall be in the form and have such other provisions as Parent may specify and (ii) instructions for use in effecting the surrender of Company Certificates in exchange for the Merger Consideration (which instructions shall provide that at the election of the surrendering holder, Company Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal properly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor certificates representing that number of whole Parent Shares, if any, into which the number of Company Shares previously represented by such Company Certificates shall have been converted pursuant to Section 3.1 and any cash, distributions or dividends required to be paid pursuant to Sections 3.2(d) and (e) below, and Company Certificates so surrendered shall be forthwith canceled. The Exchange Agent shall promptly accept such Company Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall accrue on the Merger Consideration (or the cash payable as described in Sections 3.2(d) and (e) below) payable upon the surrender of Company Certificates for the benefit of, or be paid to, the holders of Company Certificates.

(d) No dividends or other distributions with respect to Parent Shares shall be paid to the holder of any unsurrendered Company Certificate with respect to the Parent Shares represented thereby by reason of the conversion of Company Shares pursuant to Section 3.1, and no cash payment in lieu of fractional Parent Shares shall be paid to any such holder pursuant to Section 3.2(e) until such Company Certificate is surrendered in accordance with this Article III. Subject to the effect of applicable Laws, following surrender of any such Company Certificate, there shall be paid, without interest, to the Person in whose name the Parent Shares representing such securities are registered (i) at the time of such surrender, the amount of any cash payable in lieu of fractional Parent Shares to which such holder is entitled pursuant to Section 3.2(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to Parent Shares issued upon conversion of Company Shares, and (ii) at the appropriate payment date or as promptly as practicable thereafter, the proportionate amount of dividends or other distributions, with (x) a record date with respect thereto after the Effective Time, but prior to such surrender, and (y) a payment date subsequent to such surrender, payable with respect to such Parent Shares.

(e) Notwithstanding any other provision hereof, no fraction of a Parent Share will be issued and no dividend or other distribution, stock split or interest with respect to Parent Shares shall relate to any fractional Parent Share, and such fractional interest shall not entitle the owner thereof to vote or to any rights as a security holder of the Parent Shares. In lieu of any such fractional security, each holder of shares of Company Shares otherwise entitled to a fraction of a Parent Share in accordance with the provisions of this Article III will be entitled to receive from the Exchange Agent a cash payment in an amount equal to the product of (i) such fractional part of a Parent Share multiplied by (ii) the 20-Day Parent VWAP Price.

(f) All Merger Consideration delivered upon the surrender of Company Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Shares theretofore represented by such Company Certificates. Until surrendered as contemplated by this Section 3.2, each Company Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which Company Shares theretofore represented by such Company Certificate shall have been converted pursuant to this Article III. No interest will be paid or will accrue on the cash payable upon the surrender of any Company Certificate.

(g) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

(h) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond or other surety in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made with respect to such Company Certificate and subject to such other reasonable conditions as the Exchange Agent may impose, the Exchange Agent shall deliver in exchange for such Company Certificate the Merger Consideration into which Company Shares theretofore represented by such Company Certificate shall have been converted pursuant to this Article III.

(i) If any payment under this Article III is to be made to a Person other than the Person in whose name any Company Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of Company Certificate surrendered or such Person shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(j) The Exchange Agent shall invest any funds held by it for purposes of this Section 3.2 as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(k) Parent and/or the Exchange Agent shall be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to this Agreement (in whatever form) to the holders of Company Shares an amount equal to the amounts, if any, required to be deducted or withheld under any provision of U.S. federal Tax Law, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. Amounts so withheld shall promptly be paid to the appropriate Tax authority and shall be treated for all purposes of this Agreement as having been paid to the holders of Company Shares in respect of which such deduction or withholding was made.

(l) None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Parent Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any Parent Shares or portion of the cash that has been made available to the Exchange Agent pursuant to this Section 3.2 that remains unclaimed by the holder of any Company Certificate six (6) months after the Effective Time, shall be returned to Parent and any such holder who has not exchanged such holder’s Company Certificate prior to such time shall thereafter look only to Parent for any claim for Merger Consideration, any cash in lieu of fractional shares of Parent Shares to which they are entitled pursuant to Section 3.2(e) and any dividends or other distributions with respect to Parent Shares to which they are entitled pursuant to Section 3.2(d) hereunder.

Section 3.3  Company Stock Options/Warrants.

(a) Company Stock Options.  Each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent a right to acquire Company Shares and shall automatically be converted into an option (a “‘Company Converted Option”) to purchase Parent Shares. The number of Parent Shares subject to each Company Converted Option shall be equal to the product of the number of Company Shares subject to such Company Option multiplied by the Exchange Ratio; provided that any fractional Parent Shares resulting from such multiplication shall be rounded down to the nearest whole share. The exercise price per share of each Company Converted Option shall equal the quotient of the exercise price per share under the corresponding Company Option divided by the Exchange Ratio; provided that such exercise price shall be rounded up to the nearest whole cent. Each such Company Converted Option will otherwise have substantially the same terms and conditions as the corresponding Company Option, including vesting and term of exercise. The Company agrees to take all actions necessary, if any, to effectuate the provisions of this Section 3.3. Notwithstanding anything in this Agreement to the contrary, the conversion of options under this Section 3.3 shall be made in a manner so as to preserve as nearly as possible any exemption from Section 409A a Company Option may have and/or any status as an “incentive stock option” a Company Option may have immediately prior to the Effective Time.

(b) Company Warrants.  Each warrant to purchase Company Shares (a “Company Warrant”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent a right to acquire Company Shares and shall automatically be converted into a warrant (a “Company Converted Warrant”) to purchase Parent Shares. The number of Parent Shares subject to each Company Converted Warrant shall be equal to the product of the number of Company Shares subject to such Company Warrant multiplied by the Exchange Ratio; provided that any fractional Parent Shares resulting from such multiplication shall be rounded down to the nearest whole share. The purchase price per share of each Company Converted Warrant shall equal the quotient of the purchase price per share under the corresponding Company Warrant divided by the Exchange Ratio; provided that such purchase price shall be rounded up to the nearest whole cent. Each such Company Converted Warrant will otherwise have substantially the same terms and conditions as the corresponding Company Warrant, including the term of exercise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except, with respect to each Section of this Article IV, as set forth in any disclosure contained in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “‘Company Disclosure Schedule”) that relates to such Section or that relates to other Sections of this Article IV to the extent it is reasonably apparent from such disclosure that it is applicable to such Section, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1  Organization.  The Company (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws and the Certificate of Incorporation and Bylaws (or similar organizational documents) of each of its Subsidiaries.

Section 4.2  Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 Company Shares and 2,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“‘Company Preferred Shares”). At the close of business on November 10, 2006, (i) 36,611,140 Company Shares (excluding treasury shares) were issued and outstanding, (ii) no Company Shares were held by the Company in its treasury, (iii) no Company Preferred Shares were issued and outstanding, (iv) 4,430,172 Company Shares were reserved for issuance pursuant to outstanding unexercised options to purchase Company Shares (each a “Company Option”), (v) 6,150,504 Company Shares have been reserved for issuance under the Company’s 2005 Equity Incentive Plan (and sub plans thereunder), (vi) 7,845,889 Company Shares have been reserved for issuance pursuant to the Company Warrants, and (vii) 37,618 Company Shares have been reserved for issuance under the Company’s 1998 Employee Stock Purchase Plan. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except as set forth above, as of the date of this Agreement, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities or ownership interests in the Company, (iii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options, or other rights to acquire from the Company or any Subsidiary of the Company, or obligations of the Company or any Subsidiary of the Company to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, the Company, or obligations of the Company or any Subsidiary of the Company to grant, extend or enter into any such agreement or commitment or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of the Company, or to vote or to dispose of any shares of the capital stock of the Company. All of the outstanding debt and equity securities of the Company have been offered and issued in compliance with all applicable securities laws, including the Securities Act and “blue sky” laws.

(b) Section 4.2(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, each outstanding Company Option and Company Warrant, the holder thereof, the number of Company Shares issuable thereunder, the vesting schedule (as applicable), the expiration date and the exercise price thereof.

Section 4.3  Subsidiaries.

(a) Each Subsidiary of the Company (i) is a corporation duly incorporated or an entity duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization,

(ii) has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted and (iii) is duly qualified to do business as a foreign corporation or entity and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. All of the outstanding capital stock or securities of, or other ownership interest in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of the stock or other ownership interests). Except as set forth above, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities or ownership interests in any Subsidiary of the Company, (iii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options, or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, any Subsidiary of the Company, or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any Subsidiary of the Company, or to vote or to dispose of any shares of the capital stock of any Subsidiary of the Company. All of the outstanding debt and equity securities of each subsidiary of the Company has been offered and issued in compliance with all applicable securities laws, including the Securities Act and “blue sky” laws.

(c) Section 4.3(c) of the Company Disclosure Schedule lists (i) each Subsidiary of the Company, (ii) its jurisdiction of incorporation or organization and (iii) the location of its principal executive office. Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any entity.

Section 4.4  Authority.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding Company Shares (the “‘Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability: (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

Section 4.5  Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) the filing of the Certificate of Merger as contemplated by Article II hereof, (ii) compliance with any applicable requirements of the HSR Act and (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, “blue sky” laws and NASDAQ Marketplace Rules.

(b) The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company or any similar organizational documents of any of its Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.5(a) and the Company Stockholder Approval are obtained, violate any Order or Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iii) in any material way, violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of, or result in, the termination, amendment, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets may be bound.

Section 4.6  Books and Records.  The Company’s and its Subsidiaries’ books, accounts and records are, and have been, in all material respects, maintained in the Company’s and its Subsidiaries’ usual, regular and ordinary manner, in accordance with GAAP, and all material transactions to which the Company or any of its Subsidiaries is or has been a party are properly reflected therein.

Section 4.7  SEC Reports and Financial Statements.

(a) The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2004 (together with all information incorporated therein by reference, the “Company SEC Documents”). At the time of their respective filing dates, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. No Subsidiary of the Company is required to make any filings with the SEC.

(b) Except to the extent expressly stated therein, each of the consolidated financial statements of the Company included in the Company SEC Documents since the first SEC filing by the Company covering the fiscal period ending after December 31, 2004 (the “‘First Filing”) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since the First Filing, there has been no change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

Section 4.8  Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “‘Company Filed SEC Documents”), between June 30, 2006 and the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, (b) there has not been any event or events that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action (or failed to take any action) that would constitute a breach of clauses (i), (ii) (excluding any issuance of Company Shares pursuant to exercise or conversion of Company Options or Company Warrants), (iv), (v), (vi), (vii), (viii) or (x) of Section 6.1(a) if such action was taken (or such failure occurred) after the date hereof.

Section 4.9  No Undisclosed Liabilities.  Except as disclosed in the Company Filed SEC Documents (excluding any disclosures set forth in any risk factor section thereof) and except for liabilities incurred in the ordinary course of business, since June 30, 2006 that are not material, neither the Company nor any of its Subsidiaries has any liabilities, absolute, contingent, unliquidated or otherwise, whether due or to become due, of the type required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP, that, individually or in the aggregate, are material to the Company or any of its subsidiaries.

Section 4.10  Benefit Plans; Employees and Employment Practices.

(a) Section 4.10 of the Company Disclosure Schedule contains a list, as of the date of this Agreement, of all written “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“‘ERISA”)) (sometimes referred to herein as “‘Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA and sometimes referred to herein as “‘Welfare Plans”) and each other “‘Benefit Plan” (defined herein as any Pension Plan, Welfare Plan and any other material plan, fund, program, arrangement or agreement (including material employment and consulting agreements) to provide employees, directors and/or, independent contractors with medical, health, life, bonus, stock or stock-based right (option, ownership or purchase), retirement, deferred compensation, severance, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits) maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former independent contractors, employees, officers and/or directors of the Company or any of its Subsidiaries. The Company has delivered or made available to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required pursuant to ERISA, (iv) each trust agreement and group annuity contract relating to any Benefit Plan, (v) a list of all assets and liabilities of, allocated to or accounted for separately with respect to every material Benefit Plan (including insurance contracts associated with every material Benefit Plan regardless of whether any current cash value exists) and (vi) the most recent determination letter from the IRS, if any. There are no material amendments to any Benefit Plan (or the establishment of any new Benefit Plan) that have been adopted or approved nor has the Company or any of its Subsidiaries committed to make any such amendment or to adopt or approve any new plans.

(b) Each Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code, and/or all other applicable Laws. All Company Options have been granted with an exercise price per share no lower than the “fair market value” of a Company Share, as determined in accordance with the terms of the applicable option plan. The Company Options have been properly accounted for by the Company in accordance with GAAP.

(c) All Pension Plans have been and continue to be the subject of favorable (through any applicable remedial amendment period) determination letters from the IRS, or a timely application therefor has been filed, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs; and no circumstances exist and no events have occurred that would reasonably be expected to adversely affect the qualification of any Pension Plan or the related trust after taking into account the availability of applicable remedial action programs. No trust funding any Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(d) Neither the Company, nor any of its Subsidiaries, nor any other Person that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the

Company and each such other Person a “‘Commonly Controlled Entity”) has (i) maintained, sponsored or been required to contribute to a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) been required at any time or is required currently to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Pension Plan for employees outside of the United States is subject to any funding requirements or has any unfunded liabilities not reflected on the Company’s financial statements.

(e) With respect to any material Welfare Plan subject to ERISA, (i) no such Welfare Plan is funded through a “welfare benefits fund”, as such term is defined in Section 419(e) of the Code, (ii) no such Welfare Plan is self-insured, and (iii) each such material Welfare Plan that is a “group health plan”, as such term is defined in Section 5000(b)(1) of the Code and any Benefit Plan that is maintained by a Commonly Controlled Entity, complies with the applicable requirements of Section 4980B(f) of the Code.

(f) Except as set forth on Section 4.10(f) of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries, nor any Person acting on behalf of the Company or its Subsidiaries has made or entered into any material, legally binding commitment (including loans) with, any directors, officers, employees, consultants or independent contractors of the Company as of or prior to the date of this Agreement, any of its Subsidiaries or of any Commonly Controlled Entity to the effect that, following the date hereof, (i) any new plans, agreements or arrangements providing new or additional benefits or compensation will be adopted, (ii) any Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, (iii) any plans or arrangements provided by Parent will be made available to such employees, or (iv) any trusts or other funding mechanisms will be required to be funded.

(g) Except as set forth on Section 4.10(g) of the Company Disclosure Schedule, neither the Company, its Subsidiaries or any Commonly Controlled Entity has any material liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof with coverage or benefits under Benefit Plans other than Pension Plans, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(h) All contributions or premiums owed by the Company or any of its Subsidiaries with respect to Benefit Plans under law, contract or otherwise have been made in full and on a timely basis in all material respects and the Company or its Subsidiaries are not obligated to contribute with respect to any such Benefit Plan that involves a material retroactive contribution, assessment or funding waiver arrangement. All administrative costs attributable to Benefit Plans have been paid when due.

(i) To the Company’s Knowledge, no Pension Plan or Welfare Plan or any “fiduciary” or “party-in-interest” (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exception is not available.

(j) There are no pending or, to the Company’s Knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Company, any of its Subsidiaries or any employee or administrator thereof in connection with the existence, operation or administration of a any Benefit Plan, other than routine claims for benefits.

(k) Nothing in this Agreement or the transactions contemplated by this Agreement will: (i) cause an adverse termination or adverse repricing of any insurance contract to which the Company, any of its Subsidiaries or Benefit Plan is a party for the purposes of providing employee benefits; (ii) trigger a right, whether or not conditioned upon termination of employment or changes in duties or responsibilities, of any employee of the Company or any of its Subsidiaries to severance, deferred compensation or retirement benefits, (iii) trigger a right or payment, whether or not conditioned upon termination of employment or changes in duties or responsibilities, that would be considered a parachute payment within the meaning of Section 280G of the Code or any reimbursement of any excise taxes under Section 4999 of the Code or any income taxes under the Code; or (iv) cause any early withdrawal or premature termination penalty with respect to any asset held in connection with any Benefit Plan. The Company has delivered or made available to Parent the current base salary and target bonus with respect to each “disqualified individual” of the Company (as defined under Section 280G(c) of the Code).

(l) No amounts payable under any of the Benefit Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability that was intended to constitute “performance-based compensation” for the purposes of section 162(m)(4)(C) of the Code would reasonably be expected to fail to be deductible for federal income tax purposes by virtue of section 162(m) of the Code.

(m) Neither the Company nor its Subsidiaries is a party to any collective bargaining agreement. There are no material threatened or pending controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations or other material labor disputes pending or, to the Knowledge of the Company, threatened between the Company or its Subsidiaries and any representatives of any of their employees. To the Knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its Subsidiaries. There are no material pending or, to the Knowledge of the Company, material threatened complaints, charges or claims against the Company or any of its Subsidiaries brought or filed with any governmental authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by any of the Companies or any of its Subsidiaries or, relating to the employees or other persons providing services to or on behalf of the Company or any of its Subsidiaries.

(n) The Company and its Subsidiaries are in material compliance with all material laws, regulations and orders applicable to such entity or the employees or other persons providing services to or on behalf of such entity, as the case may be, relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, employment standards, WARN Act, Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Americans with Disabilities Act, Equal Pay Act, Health Insurance Portability and Accessibility Act, ERISA, Family and Medical Leave Act, discrimination, civil rights, safety and health, and workers’ compensation.

(o) The Company and each Subsidiary has in all material respects properly classified the employment or other service status of all employees or other persons providing services to or on behalf of the Company or any of its Subsidiaries for purposes of (i) all applicable law and, (ii) if applicable, the terms or tax qualification requirements of any Benefit Plan or other benefit arrangement.

Section 4.11  Contracts.

(a) Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other party, is in violation or is in material breach of or in default under (nor does there exist any condition which the passage of time or the giving of notice would result in such a violation or breach of, or constitute such a default or other condition under) any Company Contract to which it is a party. No other party to any such Contract has, to the Knowledge of the Company, alleged that the Company or any of its Subsidiaries is in violation or breach of or in default under any such Contract, which allegation has not been resolved. Each Company Contract is valid and binding on the Company and/or any of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto, and such Company Contract is in full force and effect.

(b) As of the date of the Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any undischarged (i) Contract obligating the Company or its Subsidiaries to pay or receive an amount in excess of $500,000, (ii) employment or consulting Contract with any individual employee or consultant requiring payment in excess of $200,000 per annum, (iii) non-competition Contract or any other Contract that similarly limits the Company or any of its Subsidiaries, (iv) distributorship, non-employee commission or marketing agent, representative or franchise Contract providing for the marketing and/or sale of the products or services of the Company or any of its Subsidiaries, (v) Contract between the Company and any of its Affiliates (excluding any such item solely between the Company and its Subsidiaries), (vi) guaranty, performance, bid or completion bond, or surety or indemnification Contract (excluding (A) any such item between the Company and its Subsidiaries and (B) any indemnification Contract entered into in the Company’s and or its Subsidiaries’ ordinary course of business with a customer of the Company), (vii) loan or credit Contract, pledge Contract, note, security, mortgage, debenture, indenture, factoring Contract or letter of credit relating to borrowed money (other than equipment leases made in the ordinary course of business relating to capitalized lease obligations of not more than $100,000 in the aggregate), (viii) Contract relating to the ownership or control of any interest in a partnership, corporation, limited liability company, joint venture or other entity or similar arrangement, (ix) Contract containing provisions prohibiting assignment in connection with a change of control of the Company or (x) Contract material to the condition (financial or otherwise), business, prospects or results of operations of the Company and its Subsidiaries taken as a whole. Each Contract of the type described in this Section 4.11, whether or not set forth in the Company Disclosure Schedule or in such Company SEC Documents, is referred to herein as a “Company Contract.”

Section 4.12  Insurance.  The Company has delivered or made available to Parent prior to the date of this Agreement copies of all insurance policies which are owned by the Company or its Subsidiaries or which names the Company or any of its Subsidiaries as an insured (or loss payee) as of the date of this Agreement, including those which pertain to the Company’s or its Subsidiaries’ assets, employees or operations. All such insurance policies which are owned by the Company or its Subsidiaries are in full force and effect, are valid and enforceable. As of the date of this Agreement, neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policies.

Section 4.13  Litigation.  There is no suit, claim, action, proceeding, arbitration or investigation pending before any Governmental Entity or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective assets or properties. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order.

Section 4.14  Compliance with Applicable Law.

(a) The Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”). The Company and its Subsidiaries are in compliance, in all material respects, with the terms of the Company Permits. The businesses of the Company and its Subsidiaries are being and have at all times been conducted in compliance, in all material respects, with applicable Law. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review.

(b) Except as disclosed in the Company Filed SEC Reports, the Company is in compliance, in all material respects, with (i) the provisions of the Sarbanes-Oxley Act and (ii) the listing and corporate governance rules and regulations of NASDAQ applicable to the Company as of the date of this Agreement. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) thereof, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made, arranged, modified, or forgiven personal loans to any executive officer or director of the Company in violation of the Sarbanes-Oxley Act.

(c) The management of the Company has (i) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or caused such disclosure control and procedures to be designed under their supervision to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation to the Company’s outside auditors and the audit committee of the Board of Directors of the Company, (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (C) any other matter required to be disclosed by Law, the Company’s policies, the listing standards of NASDAQ, the Company’s audit committee’s charter or the professional standards of the Public Company Accounting Oversight Board.

(d) Between January 1, 2004 and the date of this Agreement, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise has Knowledge of any complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2004, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing which have no reasonable basis), and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2004, by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.

Section 4.15  Taxes and Tax Returns.

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed. Such Tax Returns (i) were prepared in the manner required by applicable law, (ii) are true, correct, and complete in all material respects, and (iii) accurately reflect the liability for Taxes of the Company and of its Subsidiaries in all material respects.

(b) True and complete copies of all federal, state, local and foreign Tax Returns of or including the Company or any of its Subsidiaries filed since January 1, 2003 have been provided to Parent and true and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by (or affecting) the Company or any Subsidiary have been provided to Parent.

(c) Except as provided in the sentence that follows, all Taxes for which the Company or any of its Subsidiaries is or may be liable in respect of Taxable Periods (or portions thereof) ending on or before the Closing Date, whether or not shown (or required to be shown) on a Tax Return (“Pre-Closing Taxes”), have been, or as of the Closing Date shall have been, timely paid. In the case of any Pre-Closing Tax not yet due and payable as of the Closing Date, either (i) an accrual properly determined in accordance with GAAP for the payment of such Pre-Closing Tax (without regard to deferred tax assets and deferred tax liabilities and similar items) was provided on the consolidated financial statements of the Company and its Subsidiaries included in the Company Filed SEC Documents filed prior to the date hereof, or (ii) (x) the liability for such Pre-Closing Tax was accrued after the date of such financial statement, (y) such liability was incurred in the ordinary course of business and (z) such liability is not material.

(d) No Tax deficiencies have been claimed, proposed or assessed against the Company or any of its Subsidiaries in writing by any Taxing or other governmental authority, and none of the Company or any of its Subsidiaries has received any notice, or otherwise has any Knowledge, of any potential claim, proposal or assessment against the Company or any of its Subsidiaries with respect to any Tax deficiency.

(e) There are no pending or, to the Company’s Knowledge, threatened audits, investigations or claims for or relating to any liability of the Company or any of its Subsidiaries in respect of Taxes, and there are no matters under discussion between the Company or any of its Subsidiaries on the one hand and any governmental authority on the other hand with respect to Taxes. None of the Tax Returns of the Company or any of its Subsidiaries has been or is currently being examined by the IRS or any state, local or foreign Taxing authorities. None of the Company or any of its Subsidiaries (i) has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, or foreign law with any Taxing authority or (ii) has received or sought or participated in a request for a ruling (or other determination or form of advice) from any Taxing authority pertaining to the treatment of any item for Tax purposes. No state of facts exists or has existed which would constitute grounds for the assessment of any liability for Taxes with respect to any Taxable Period (or portion thereof) not yet audited by the IRS or other applicable Taxing authority.

(f) Each of the Company and its Subsidiaries has duly and timely withheld, collected, paid and reported to the proper governmental authority all material Taxes required to have been withheld, collected, paid or reported.

(g) No claim has ever been made in writing by any Taxing authority with respect to the Company or any of its Subsidiaries in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(h) There are no liens upon or other security interests in any property or assets of the Company or any of its Subsidiaries for or relating to Taxes, except for liens for real and personal property Taxes not yet due and payable.

(i) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force except for powers of attorney in connection with Benefit Plans or powers of attorney authorizing employees of the Company to act on behalf of the Company.

(j) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local, or foreign Tax purposes, other than the group of which the Company is the common parent, or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(k) Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise.

(l) Except for customary agreements to indemnify lessors, licensors, lenders and debt securityholders in respect of Taxes, none of which involves any material financial exposure, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes with respect to any Taxable Period.

(m) The Company and each of its Subsidiaries is in compliance with the record retention requirements of Rev. Proc. 98-25.

(n) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(o) For U.S. Federal income tax purposes, neither the Company nor any of its Subsidiaries has any income reportable for a period ending after the Closing Date, which income, under general federal tax principles, would be reportable for a period ending on or before the Closing Date, that is attributable to a transaction (e.g., an installment sale) occurring in a period ending on or prior to the Closing Date or a change of accounting method or special tax election.

(p) Following the completion of the transactions contemplated by this Agreement, the Surviving Corporation and its Subsidiaries will have net operating loss carryovers for U.S. Federal income Tax purposes in excess of One Hundred and Thirteen Million Dollars ($113 million). Section 4.15(p) of the Company Disclosure Schedule lists the number of remaining taxable years prior to the expiration thereof.

(q) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(r) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Set forth in Section 4.15(r) of the Company Disclosure Schedule is a true and complete list of transactions with respect to which the Company, or any of its Subsidiaries, has filed a statement pursuant to Section 1.6011-4 of the Treasury Regulations and, to the Knowledge of the Company, such list reflects all transactions with respect to which the Company and its Subsidiaries were required to file such statement.

(s) Since January 1, 2004, the Company has not, actually or in substance (including through derivative transactions such as collars, or put protection arrangements which would have the economic effect of a transfer of the burdens, benefits, or other facets of ownership), directly or indirectly, redeemed any of its stock or made any distributions with respect to its stock other than regular, normal dividends. For the purposes of this Section 4.15(s), transactions occurring pursuant to any Benefit Plan shall not be taken into consideration.

(t) After the merger, the Surviving Corporation will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, amounts paid by the Company to dissenters, amounts paid by the Company to shareholders who receive cash or other property, Company assets used to pay the Company’s transaction expenses and employee bonuses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company held immediately prior to the Merger.

Section 4.16  Environmental Laws and Regulations.  Except as described in any of the Company Filed SEC Documents (excluding any disclosures set forth in any risk factor section thereof):

(a) the Company and each of its Subsidiaries is, and at all times has been, in compliance in all material respects with all applicable federal, state, local and foreign Laws relating to pollution or protection of human health, natural resources or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), except for noncompliance which could not reasonably be expected to have a Company Material Adverse Effect;

(b) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of, nor do any of the executive officers of the Company have actual Knowledge of, the Company as the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person alleging liability under or noncompliance with any Environmental Law or that the Company or any Subsidiary is a potentially responsible party at any Superfund site or state-equivalent site;

(c) to the Knowledge of the Company, there are no hazardous or toxic substances or materials at, on, under or in any real property currently or formerly owned or leased by the Company or any Subsidiary;

(d) the Company and its Subsidiaries have not disposed of or released hazardous or toxic substances or materials (at a concentration or level which requires remedial action under any Environmental Law) at any real property currently owned or leased by the Company or any Subsidiary or at any other real property; and

(e) neither the Company nor its Subsidiaries have agreed to indemnify any predecessor or other party with respect to any environmental liability, other than customary indemnity provisions contained in agreements entered into in the ordinary course of business which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17  State Takeover Statutes.  The Company has taken all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the provisions of Section 203 of the DGCL, and accordingly, that section does not apply to the Merger or any of the transactions contemplated hereby or thereby. No other “control share acquisition, “fair price” or other anti-takeover regulations enacted under state or federal laws in the United States apply to this Agreement or any of the transactions contemplated hereby.

Section 4.18  Intellectual Property.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list of: (i) any and all Company Intellectual Property that is Registered Intellectual Property, in each case, indicating the owner thereof, pertinent application and registration numbers and any Liens with respect thereto, and (ii) any and all IP Contracts relating to the Company Intellectual Property other than Software.

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of each item of Owned Intellectual Property, or has the valid right to use pursuant to (i) an IP Contract listed in Section 4.18(a) of the Company Disclosure Schedule, (ii) an IP Contract for Software or (iii) a “shrink wrap” or similar license for off-the-shelf retail available Software used solely on the personal computers of the Company or its Subsidiaries (collectively, “Shrink Wrap License” and, together with the IP Contracts described in clauses (i) and (ii), “Company IP Contracts”) or by virtue of fair use or public domain all other Company Intellectual Property, in each case, free and clear of all Liens, milestone payments, royalties, restrictions and any other third party rights or interests (including rights or interests of academic entities or Governmental Entities), except for one-time payment obligations under the Shrink Wrap Licenses or as otherwise disclosed in Section 4.18(b) of the Company Disclosure Schedule. The Company or one of its Subsidiaries is listed in the records of the appropriate U.S. and/or non-U.S. Registration Authority as the sole and exclusive owner of record for each registration, grant and application for Registered Intellectual Property included in the Owned Intellectual Property. The Company and each of its Subsidiaries have obtained from all of their officers, employees and consultants assignments, or effective agreements to assign, to the Company or such Subsidiary all rights to any and all Intellectual Property invented, conceived, reduced to practice, developed or otherwise created by such Persons in connection with such Persons’ activities on behalf of the Company. The Company Intellectual Property includes all the Intellectual Property that is material for the conduct of the business of the Company and each of its Subsidiaries as currently and as contemplated to be conducted prior to June 30, 2007, provided that to the extent that any Patent would be infringed by the manufacture, use, sale, offer for sale or import of any Company Product, the Company or one of its Subsidiaries is the exclusive owner of such Patent or has secured appropriate rights thereto through license or IP Contract. No Person other than the Company or its Subsidiaries has ownership rights or license rights granted by the Company or its Subsidiaries to improvements made by or for the Company or any of its Subsidiaries to any material Owned Intellectual Property or Company Products.

(c) The Company Owned Intellectual Property material to the business of the Company and its Subsidiaries or to any material Company Product, and all of the Company’s and its Subsidiaries’ rights therein, is and are valid and enforceable. There are no facts, proceedings, claims or challenges that cause or would cause any such material Owned Intellectual Property to be invalid or unenforceable, or challenging the Company’s or its Subsidiaries’ rights in such material Owned Intellectual Property, and the Company has not received any notice from any Person bringing or threatening to bring such proceedings, claims or challenges. To the Company’s Knowledge, there are no facts, proceedings, claims or challenges that cause or would cause any Company Intellectual Property other than the Owned Intellectual Property to be invalid or unenforceable. No act has been done or omitted to be done by the Company, any of its Subsidiaries thereof, which has, had or would likely have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Owned Intellectual Property material to the business of the Company and its Subsidiaries or to any material Company Product. All necessary registration, maintenance and renewal fees in respect of all Company Registered Intellectual Property have been paid and all necessary documents and certificates have been filed with the relevant Registration Authority for the purpose of maintaining such Registered Intellectual Property. Neither the Company nor any of its Subsidiaries has divulged, furnished to or made accessible any of their material Trade Secrets to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, and the Company and its Subsidiaries otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets.

(d) None of the Company, its Subsidiaries or any of their respective current or contemplated activities, or Company Products infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property of any Person, and neither the Company nor any of its

Subsidiaries have received any notice or are subject to any actual or, to the Knowledge of the Company, threatened proceedings claiming or alleging any of the foregoing. No proceedings or claims in which the Company or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property are pending, and none have been served by, instituted or asserted by the Company or any of its Subsidiaries, nor are any proceedings, to the Knowledge of the Company, threatened alleging any such infringement, misappropriation or violation, nor is the Company or any of its Subsidiaries aware of any such infringement, misappropriation or violation which could reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, there are no material breaches or defaults of, or any disputes or threatened disputes concerning, any of the IP Contracts.

(e) All Software used by the Company or any of its Subsidiaries (other than pursuant to Shrink Wrap Licenses) performs substantially in conformance with its documentation (to the extent such documentation is substantially finalized), will not require third party consents for the consummation of the transactions contemplated by this Agreement, is free from any material software defect and, to the Knowledge of the Company, does not contain any Unauthorized Code which could reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no person has gained unauthorized access to the Software.

(f) The consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise adversely affect, any material rights of the Company or any of its Subsidiaries in any Company Intellectual Property, (ii) grant or require the Company or any Subsidiary to grant to any Person any material rights with respect to any Company Intellectual Property, (iii) subject the Company or any of its Subsidiaries to any material increase in royalties or other payments in respect of any Company Intellectual Property, (iv) materially diminish any royalties or other payments the Company or its Subsidiaries would otherwise be entitled to in respect of any Company Intellectual Property, or (v) result in the material breach or, by the terms of such Contract, termination of any IP Contract.

(g) Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other party, is in violation or is in material breach of or in default under (nor does there exist any condition which the passage of time or the giving of notice would result in such a violation or breach of, or constitute such a default or other condition under) any IP Contract to which it is a party. No other party to any such IP Contract has, to the Knowledge of the Company, alleged that the Company or any of its Subsidiaries is in violation or breach of or in default under any such IP Contract, which allegation has not been resolved. Each IP Contract is valid and binding on the Company and/or any of its Subsidiaries that is a party thereto and, to the Knowledge of the Company, each other party thereto, and such IP Contract is in full force and effect.

(h) For purposes of this Agreement, the terms (A) “Intellectual Property” shall mean any and all of the following: U.S. and non-U.S. (i) patents, utility models, supplementary protection certificates and applications therefor (including provisional applications, invention disclosures, certificates of invention and applications for certificates of invention) and divisionals, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, re-examinations, and equivalents thereof throughout the world (“Patents”), (ii) trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not (collectively, “Trade Secrets”), (iii) trademarks, service marks, trade dress, trade names and Internet domain names and registrations and applications therefor, and equivalents thereof throughout the world, (iv) copyrights, mask works, registrations and applications therefor, and equivalents thereof throughout the world, (v) computer software and firmware, including all source code, object code, specifications, databases, designs and documentation (collectively, “Software”) and (vi) other intellectual property, industrial property and proprietary rights and all applications, registrations and grants related thereto; (B) “IP Contracts” shall mean all Contracts to which the Company or any of its Subsidiaries is a party that assigns, sells, grants, or otherwise conveys or licenses, waives, options, covenants not to enforce or otherwise confers any rights under, in or to any Intellectual Property; (C) “Company Products” shall mean any and all products or service offerings currently marketed, sold or distributed, or currently contemplated by the Company as of the date hereof to be marketed, sold or distributed, by or on behalf of the Company or any of its Subsidiaries prior to June 30, 2007; (D) “Registered Intellectual Property” shall mean any and all Intellectual Property that is the subject matter of an application, election, designation, certificate, filing, registration, recordation, acknowledgement, document or other communication issued by, filed with, or recorded by any Governmental Entity or other Person primarily responsible for issuing, filing or recording any of the foregoing (such Governmental Entity or other Person, a “Registration Authority”); (E) “Owned Intellectual Property” shall mean any and all Intellectual Property in which the Company or any of its Subsidiaries has an ownership interest; (F) “Licensed Intellectual Property” shall mean any and all Intellectual Property that is used by or licensed to the Company and/or any of its Subsidiaries other than the Owned Intellectual Property; and (G) “Company Intellectual Property” shall mean the Owned Intellectual Property and the Licensed Intellectual Property.

Section 4.19  Related Party Transactions.  Except as set forth in the Company Filed SEC Documents (excluding any disclosures set forth in any risk factor section thereof) or compensation or other employment arrangements in the ordinary course of business, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) or associate thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.

Section 4.20  Opinion of Financial Advisor.  The Company has received the opinion of Lazard Frères & Co. LLC (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be paid to the Company’s stockholders (other than the Company and its Subsidiaries and Parent and its Subsidiaries) in the Merger is fair to such stockholders from a financial point of view, and a complete and correct signed copy of such opinion shall be delivered to Parent as soon as reasonably practicable following the date of this Agreement.

Section 4.21  Board Approval.  The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of the directors present (a) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of the Company, (b) adopted this Agreement and (c) recommended that the plan of merger contained in this Agreement and the transactions contemplated hereby be approved by the holders of Company Shares.

Section 4.22  Voting Requirements.  The affirmative vote of holders of a majority of the outstanding Company Shares at the meeting of the Company’s stockholders to be held in connection with the Merger (the “Company Stockholder Meeting”) or any adjournment or postponement thereof to adopt this Agreement is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement, approve the transactions contemplated hereby and otherwise for the Company to consummate the transactions contemplated hereby.

Section 4.23  Brokers and Finders; Third Party Expenses.   No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor (the fees and expenses of which will be paid by the Company, as reflected in an agreement between such firm and the Company, a complete and accurate copy of which has been delivered to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.24  Information Supplied.  None of the information supplied or to be supplied by the Company or any of its Affiliates, directors, officers, employees, agents or representatives for inclusion or incorporation by reference in the Form S-4 and the Joint Proxy Statement/Prospectus or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, at the time the Form S-4 is declared effective at the time of mailing of the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) to the Company’s and Parent’s stockholders, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting or at the Effective Time be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or supplement to the Form S-4 or Joint Proxy

Statement/Prospectus, the Company shall notify Parent in writing. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 4.25  Real Property; Title; Valid Leasehold Interests.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) The Company has delivered or made available to Parent a true and complete, copy of each real property lease of the Company and its Subsidiaries, together with all amendments, modifications, and extensions thereof.

(c) The Company and each of its Subsidiaries has valid and enforceable leasehold interests in each property covered by the leases described in subsection 4.25(b) except for defects in title, easements, restrictive covenants, taxes that are not yet delinquent, and similar encumbrances that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has subleased or granted to any Person the right to use or occupy any such leased property or any portion thereof.

(d) The Company and each of its Subsidiaries is in compliance in all material respects with the provisions of the leases described in subsection 4.25(b), and each such lease is in full force and effect except for any event that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

(e) With respect to the real property covered by the leases described in subsection 4.25(b), the applicable lessee has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory laws affecting the applicable real property, (ii) existing, pending, or threatened condemnation proceedings affecting any such real property or (iii) existing, pending, or threatened zoning, building code, or other moratoria proceedings, or similar matters, which, individually or in the aggregate; could reasonably be expected to have a Company Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except, with respect to each Section of this Article V, as set forth in any disclosure contained in the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) that relates to such Section or to other Sections of this Article V to the extent it is reasonably apparent from such disclosure that it is applicable to such Section, Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1  Organization.  Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be qualified would not be reasonably expected to prevent or materially delay the consummation of the Merger.

Section 5.2  Capitalization.

(a) The authorized capital stock of Parent consists of 120,000,000 Parent Shares and 10,000,000 shares of preferred stock, par value $0.01 per share, of Parent (“Parent Preferred Shares”). At the close of business on November 10, 2006, (i) 46,795,500 Parent Shares (excluding treasury shares) were issued and outstanding, (ii) no Parent Shares were held by Parent in its treasury, (iii) no Parent Preferred Shares were issued and outstanding and (iv) 16,370,346 Parent Shares were reserved for issuance pursuant to outstanding unexercised employee stock options granted pursuant to Parent’s stock option plans or otherwise. No shares of capital stock of Parent are owned by any Subsidiary of Parent. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except as set forth above and for changes since the date hereof resulting from the exercise of Parent Options outstanding on such date (as disclosed in Section 5.2(a) of the Parent Disclosure Schedule) in accordance with their terms, as of the date of this Agreement there are no outstanding (i) shares of capital stock, debt securities or other voting securities of Parent; (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities or ownership interests in Parent; (iii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options, or other rights to acquire from Parent or any Subsidiary of Parent, or obligations of Parent or any Subsidiary of Parent to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, Parent, or obligations of Parent or any Subsidiary of Parent to grant, extend or enter into any such agreement or commitment; or (iv) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of Parent, or to vote or to dispose of any shares of the capital stock of Parent. All of the outstanding debt and equity securities of Parent have been offered and issued in compliance with all applicable securities laws, including the Securities Act and “blue sky” laws.

(b) All shares of capital stock of Parent to be issued in connection with the Merger, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive and similar rights.

Section 5.3  Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the Merger and of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement by or to consummate such transactions, other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of a majority of the votes cast at a meeting of holders of Parent Shares at which a quorum is present (the “Parent Stockholder Approval”). This Agreement has been duly executed and delivered by Parent and Merger Sub, as the case may be, and assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against them in accordance with its terms, except to the extent that enforceability: (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

Section 5.4  Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) the filing of the Certificate of Merger as contemplated by Article II hereof, (ii) compliance with any applicable requirements of the HSR Act and (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, “blue sky” laws and NASDAQ Marketplace Rules.

(b) The execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, as amended, or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, (ii) assuming that the authorizations, consents and approvals referred to in Section 5.4(a) and the Parent Stockholder Approval are obtained, violate any Order or Law applicable to Parent or Merger Sub, any of their Subsidiaries or any of their properties or assets or (iii) in any material way, violate, conflict with, require consent pursuant to, result in the breach of, constitute a default (or an event which, without due notice or lapse of time or both) under, or give rise to any right of or result in, the termination, amendment, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their Subsidiaries under, any of the terms, conditions or provisions of any contract to which Parent or Merger Sub or any of their Subsidiaries is a party or by which any of its properties or assets may be bound.

Section 5.5  SEC Reports and Financial Statements.

(a) Parent has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2004 (together with all information incorporated herein by reference together with all information incorporated herein by reference, the “Parent SEC Documents”). At the time of their respective filing dates, the Parent SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. No Subsidiary of the Parent is required to make any filings with the SEC.

(b) Except to the extent expressly stated therein, each of the consolidated financial statements of Parent included in the Parent SEC Documents complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount) the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since January 1, 2004, there has been no change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

Section 5.6  Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the “Parent Filed SEC Documents”), between October 1, 2006 and the date of this Agreement, (a) Parent and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, (b) there has not been any event or events that could be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and (c) neither Parent nor any of its Subsidiaries has taken any action (or failed to take any action) that would constitute a breach of Section 6.1(b) if such action was taken (or such failure occurred) after the date hereof.

Section 5.7  No Undisclosed Liabilities.  Except as disclosed in the Parent Filed SEC Documents (excluding any disclosures set forth in any risk factor section thereof) and except for liabilities incurred in the ordinary course of business since October 1, 2006 that are not material, neither Parent nor any of its Subsidiaries has any liabilities, absolute, contingent, unliquidated or otherwise, whether due or to become due, of the type required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP, that, individually or in the aggregate, are material to Parent or any of its Subsidiaries.

Section 5.8  Contracts.  Except as disclosed in the Parent Filed SEC Documents, from and after October 1, 2006 to the date of this Agreement, neither Company nor any of its Subsidiaries has entered into any contract, agreement or other document or instrument (other than this Agreement) that would be required to be filed with the SEC under Item 601 of Regulation S-K promulgated under the Securities Act as an Exhibit to Form 10-K (each, a “Parent Contract”), any material amendment, modification or waiver under any Parent Contract (other than any such amendments, modifications or waivers entered into following the date of this Agreement in connection with the transactions contemplated hereby). Each Parent Contract is valid and binding on Parent and/or any of its Subsidiaries that is a party thereto and, to the Knowledge of Parent each other party thereto and such Parent Contract is in full force and effect.

Section 5.9  Litigation.  There is no suit, claim, action, proceeding, arbitration or investigation pending before any Governmental Entity or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or their respective assets or properties. The legal proceedings disclosed in Section 5.9 of the Parent Disclosure Schedule have not had, and if decided adversely to Parent or its Subsidiaries, would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order.

Section 5.10  Compliance with Applicable Law.  Parent and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”). Parent and its Subsidiaries are in compliance, in all material respects, with the terms of the Parent Permits. The businesses of Parent and its Subsidiaries are being and have at all times been conducted in compliance, in all material respects, with applicable Law. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review.

Section 5.11  Intellectual Property.

(a) Parent or one of its Subsidiaries is the owner of each item of Intellectual Property in which it has an ownership interest (collectively, the “Parent Owned Intellectual Property”), in each case that is registered, issued or for which an application has been filed, indicating the owner thereof, and has the valid right to use all other Intellectual Property that is used by or licensed to Parent or any of its Subsidiaries and which are material to the business of Parent and its Subsidiaries, taken as a whole, in each case free and clear of all Liens. Parent or one of its Subsidiaries is listed in the records of the appropriate U.S. Governmental Entity as the owner of record for each registration, grant and application for Registered Intellectual Property included in the Parent Owned Intellectual Property. Parent has obtained from all of its officers, and employees, assignments to Parent of all rights to any Intellectual Property that are invented, conceived, reduced to practice, developed or otherwise created by such persons in connection with such Person’s activities on behalf of Parent.

(b) To the Knowledge of Parent, all patents, including all patent term extensions and supplementary protection certificates, registered trademarks, registered service marks and copyrights under which Parent or any of its Subsidiaries holds any rights and which are material to the business of Parent and its Subsidiaries, taken as a whole, are valid and subsisting. To the Knowledge of Parent, no other person or entity is infringing, violating or misappropriating any of the Parent Intellectual Property.

(c) To the Knowledge of Parent, none of the activities or business currently conducted by Parent and its Subsidiaries infringes, violates or constitutes a misappropriation, in any material way, of any Intellectual Property rights of any other person or entity. Since January 1, 2005, neither Parent nor any of its Subsidiaries has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.

Section 5.12  Merger Sub.  Merger Sub was formed for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations solely as contemplated hereby.

Section 5.13  Opinion of Financial Advisor.  Parent has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Parent Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be paid by Parent in the Merger is fair to Parent from a financial point of view, and a complete and correct signed copy of such opinion shall be delivered to the Company as soon as reasonably practicable following the date of this Agreement.

Section 5.14  Board Approval.  The Board of Directors of Parent, at a meeting duly called and held, has by unanimous vote of the directors present (a) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of Parent, (b) adopted this Agreement and (c) recommended that the issuance of Parent Shares in connection with the Merger be approved by the holders of Parent Shares.

Section 5.15  Voting Requirements.  The affirmative vote of holders of a majority of the votes represented at the meeting of Parent’s stockholders where a quorum is present to be held in connection with the Merger (the “Parent Stockholder Meeting”) or any adjournment or postponement thereof to approve the issuance of Parent Shares in connection with the Merger is the only vote of the holders of any class or series of capital stock of Parent necessary to approve the issuance of Parent Shares in connection with the Merger or otherwise for Parent to consummate the transactions contemplated hereby.

Section 5.16  Brokers and Finders.  No broker, investment banker, financial advisor or other Person, other the Parent Financial Advisor, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.17  Information Supplied.  None of the information supplied or to be supplied by Parent or any of its Affiliates, directors, officers, employees, agents or representatives for inclusion or incorporation by reference in, and which is included or incorporated by reference in the Form S-4 and the Joint Proxy Statement/Prospectus or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, at the time the Form S-4 is declared effective, at the time of mailing of the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) to the Company’s and Parent’s stockholders, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting or at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by Parent which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or supplement to the Form S-4 or Joint Proxy Statement/Prospectus, Parent shall notify the Company in writing. All documents that Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

ARTICLE VI

COVENANTS

Section 6.1  Interim Operations.

(a) Covenants of the Company.  Except as expressly permitted in this Agreement or as set forth on Section 6.1(a) of the Company Disclosure Schedule, or otherwise expressly consented to by Parent (such consent not to be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the termination date of this Agreement or the Effective Time: the Company shall, and shall cause its Subsidiaries to, (i) conduct their business in the ordinary course; (ii) use reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its Subsidiaries; and (iii) use reasonable efforts to protect the Company Intellectual Property. Without limiting the generality of the foregoing, except as expressly consented to by Parent (such consent not to be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the termination date of this Agreement or the Effective Time:

(i) Dividends; Changes in Stock.  The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (A) declare or pay any dividends on, or make other distributions in respect of any of, its capital stock (except for dividends by a wholly owned Subsidiary of the Company to its parent), (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) repurchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

(ii) Issuance of Securities.  The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock or any other security (or any right to acquire such capital stock or other security) other than the issuance of Company Shares upon the exercise of Company Options or the exercise or conversion of Company Warrants to purchase Company Shares outstanding on the date of this Agreement and in accordance with the terms of such Company Options or Company Warrants, as applicable.

(iii) Governing Documents.  Except to the extent required to comply with its obligations hereunder or with applicable Law, the Company shall not and shall cause each of its Subsidiaries not to amend or propose to amend its Certificate of Incorporation or Bylaws or similar organizational documents.

(iv) No Acquisitions.  The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets in the ordinary course of business).

(v) No Dispositions.  The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its material assets of the Company or its Subsidiaries excluding the disposition of assets in the ordinary course of business.

(vi) Investments; Indebtedness.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by the Company or a wholly owned Subsidiary of the Company to or in the Company or any wholly owned Subsidiary of the Company or (B) advances to its employees for travel and other business expenses incurred in the ordinary course of business or (ii) incur any additional indebtedness for borrowed money or guarantee any such indebtedness of another Person other than a guaranty by the Company on behalf of one of its Subsidiaries, issue or sell any debt securities or warrants or other rights to acquire any such debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing.

(vii) Accounting Matters.  Except as disclosed in the Company Filed SEC Documents or as required by a Governmental Entity or changes in GAAP, the Company shall not change its methods of accounting in effect at December 31, 2005.

(viii) Capital Expenditures.  The Company shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure or expenditures, or enter into any agreement or agreements providing for payments for any capital expenditures in excess of $1,000,000 in the aggregate (excluding expenditures in the ordinary course of business that relate to the production of early versions of the Company’s instruments for deployment internally or at customer sites).

(ix) Certain Actions.  The Company and its Subsidiaries shall not take any action or omit to take any action that would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement.

(x) Discharge of Liabilities.  The Company shall not, and shall not permit any of its Subsidiaries to pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (subject to Section 6.13(c)) the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of claims, liabilities or obligations disclosed in the most recent financial statements (or the notes thereto) of the

Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business.

(xi) Material Contracts.  Except as otherwise set forth in this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, terminate, cancel or request any material change in, or agree to any material change in, any Company Contract or enter into any Contract material to the business or results of operations of the Company and its Subsidiaries, taken as a whole, in either case other than in the ordinary course of business.

(xii) Intellectual Property.  The Company shall not, and shall not permit any of its Subsidiaries to: (A) sell, assign, license, sublicense, encumber, impair, abandon or fail to maintain any material Company Intellectual Property; (B) subject to clauses (D) and (E) below, grant, extend, amend, waive or modify in any material way any rights in or to the Company Intellectual Property; (C) fail to diligently prosecute or maintain the Company’s and its Subsidiaries’ material Owned Intellectual Property; (D) enter into any IP Contract (other than (1) an IP Contract substantially in the form previously approved by Parent or (2) a non-material IP Contract for the acquisition by the Company of, or grant of rights to the Company in, Intellectual Property of a third party, in each case which is entered into in the ordinary course of business); or (E) amend, assign, terminate or fail to exercise a right of renewal or extension under any Company Intellectual Property Contract.

(xiii) Benefits Changes.  The Company shall not, and shall not permit any of its Subsidiaries to, (A) increase the compensation or benefits of any director, officer, employee or consultant (other than increases in salaries, and wages in connection with promotions and annual raises in the ordinary course of business consistent with past practice), (B) adopt any new employee benefit plan or any amendment to an existing Benefit Plan other than as required by applicable Law, (C) enter into any agreement with any director, officer or employee (excluding offers of employment in the ordinary course of business), (D) enter into any consulting agreement with any individual consultant obligating the Company to pay any individual consultant in excess of $200,000 per annum, (E) accelerate the payment of material compensation or benefits to any director, officer, employee or consultant, (F) enter into any compensation, severance, retention or change of control arrangement with any employee or other service provider of the Company or any of its Subsidiaries, (G) grant any stock option or other equity awards to any officer, director, employee or consultant other than as required by applicable Law or the terms of agreements in effect as of the date of this Agreement.

(xiv) Transactions with Affiliates.  The Company shall not, and shall not permit it Subsidiaries to, enter into any transaction with any of its Affiliates or associates other than pursuant to arrangements in effect on the date hereof (excluding intercompany agreements solely among the Company and its Subsidiaries).

(xv) General.  The Company shall not, and shall not permit any of its Subsidiaries to, authorize any of, or announce an intention, commit or agree to take any of, the foregoing actions.

(b) Covenants of Parent.  Except as expressly permitted in this Agreement or otherwise expressly consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the termination date of this Agreement or the Effective Time: Parent shall, and shall cause its Subsidiaries to, (i) conduct their business in the ordinary course; and (ii) use reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with Parent and its Subsidiaries. Without limiting the generality of the foregoing, except as expressly consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the termination date of this Agreement or the Effective Time:

(i) Issuance of Securities.  Parent shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock or any other security (or any right to acquire such capital stock or other security) other than the issuance of Parent Shares in accordance with this Agreement and upon the exercise of Parent options outstanding on the date of this Agreement and in accordance with the terms of such Parent options.

(ii) Governing Documents.  Except to the extent required to comply with its obligations hereunder or with applicable Law, Parent shall not amend or propose to amend its Certificate of Incorporation or Bylaws or similar organizational or governance documents.

(iii) Dividends; Changes in Stock.  Parent shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (A) declare or pay any dividends on, or make other distributions in respect of any of, its capital stock (except for dividends by a wholly owned Subsidiary of Parent to its parent), (B) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) repurchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of Parent or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

(iv) Accounting Matters.  Except as disclosed in the Parent Filed SEC Documents (excluding any disclosures set forth in any risk factor section thereof) or as required by a Governmental Entity or changes in GAAP, Parent shall not change its methods of accounting in effect at December 31, 2005.

(v) Certain Actions.  Parent and its Subsidiaries shall not take any action or omit to take any action that would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.2  No Solicitation.

(a) The Company shall cause its and its Subsidiaries’ respective officers, directors, financial advisors, attorneys, accountants and other non-employee advisors, representatives and agents (collectively, “Representatives”) to, and shall use commercially reasonable efforts to cause its and its Subsidiaries’ employees to, immediately cease and cause to be terminated immediately any discussions or negotiations with any parties that may be ongoing with respect to, or that could reasonably be expected to lead to, a Takeover Proposal (it being understood that commercially reasonable efforts with respect to the employees of the Company and its Subsidiaries shall mean causing such employees to comply with this sentence promptly after an officer or director of the Company discovers any noncompliance by such employees). The Company shall not, nor shall it authorize or permit any of its Representatives, to, and the Company shall use commercially reasonable efforts to cause its and its Subsidiaries’ employees not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any Takeover Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than a party to this Agreement) any non-public information with respect to, or take any other action to knowingly facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to any Takeover Proposal (it being understood that commercially reasonable efforts with respect to the employees of the Company and its Subsidiaries shall mean causing such employees to comply with this sentence promptly after an officer or director of the Company discovers any noncompliance by such employees) or (iv) grant any waiver or release under any standstill or any similar agreement with respect to any class of the Company’s equity securities; provided, however, that, notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof in violation of this Section 6.2 and was made after the date hereof and did not otherwise result from a breach of this Section 6.2, the Company may, if its Board of Directors or any committee thereof determines in good faith (after consulting with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with Section 6.2(c), (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives and any other Persons facilitating the making of such Takeover Proposal) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement including the standstill provisions of the Confidentiality Agreement; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person, and (ii) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives and any other Persons facilitating the making of such Takeover Proposal) regarding such Takeover Proposal.

(b) The Company shall provide Parent with forty-eight (48) hours prior written notice (or such lesser notice as is given to the Company’s Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Takeover Proposal.

(c) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 6.2(a)). Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company or any committee thereof may make a Company Adverse Recommendation Change in response to a Superior Proposal or a material change in circumstances after the date of this Agreement if such Board of Directors or committee thereof determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that (i) no Company Adverse Recommendation Change shall be made until after the second (2nd) Business Day following Parent’s receipt of written notice (a “Notice of Company Adverse Recommendation”) from the Company advising Parent that the Board of Directors of the Company or committee thereof intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal or the information describing such material change in circumstances in reasonable detail, as applicable, that is the basis of the proposed action by the Board of Directors or committee thereof (it being understood and agreed that any material amendment to the financial terms or any other material term of any such Superior Proposal shall require a new Notice of Company Adverse Recommendation and a new two (2) Business Day period if such amendment is adverse to the Company), (ii) during such two (2) Business Day period the Company shall negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and not make a Company Adverse Recommendation Change and (iii) the Company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such two (2) Business Day period, Parent makes a binding, written proposal (contingent only on the Board of Directors of the Company not making a Company Adverse Recommendation Change) to adjust the terms and conditions of this Agreement such that the Company’s Board of Directors or committee thereof would no longer be required to make a Company Adverse Recommendation Change.

(d) The Company agrees that in addition to the other obligations of the Company set forth this Section 6.2, as promptly as practicable after the receipt thereof, the Company shall advise Parent orally and in writing of any request for information or any Takeover Proposal, or any inquiry, discussions or negotiations, with respect to any Takeover Proposal and the terms and conditions of such request, Takeover Proposal, inquiry, discussions or negotiations and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall promptly keep Parent reasonably informed of the status and material details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep Parent reasonably informed as to the material details of discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

(e) Nothing contained in this Section 6.2 shall prohibit the Company from (i) complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company’s Board of Directors or any committee thereof (after consultation with outside counsel), failure to make such disclosure would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by 6.2(c).

Section 6.3  Parent Recommendation.

(a) Neither the Board of Directors of Parent nor any committee thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement, including the issuance of Parent Shares in connection with the Merger (any action described in this sentence being referred to as a “Parent Adverse Recommendation Change”). Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Parent Stockholder Approval, the Board of Directors of Parent or any committee thereof may make a Parent Adverse Recommendation Change in response to a material change in circumstances after the date of this Agreement if such Board of Directors or committee thereof determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of Parent under applicable Law; provided, however, that (i) no Parent Adverse Recommendation Change shall be made until after the second (2nd) Business Day following the Company’s receipt of written notice from Parent advising the Company that the Board of Directors of Parent or committee thereof intends to take such action and specifying the reasons therefor, including description of the material change in circumstances in reasonable detail, (ii) during such two (2) Business Day period Parent shall negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement as would enable Parent to proceed with its recommendation of this Agreement and not make a Parent Adverse Recommendation Change and (iii) Parent shall not make a Parent Adverse Recommendation Change if, prior to the expiration of such two (2) Business Day period, the Company makes a binding, written proposal (contingent only on the Board of Directors of Parent not making a Parent Adverse Recommendation Change) to adjust the terms and conditions of this Agreement such that the Board of Directors of Parent or committee thereof would no longer be required to make a Parent Adverse Recommendation Change.

Section 6.4  Stockholder Meetings; Preparation of Form S-4 Joint Proxy Statement/Prospectus.

(a) The Company shall, as promptly as practicable following the effectiveness of the Form S-4, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. Subject to Section 6.2(c) and 6.2(e), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Joint Proxy Statement/Prospectus. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.4(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) any Company Adverse Recommendation Change; provided, however, that no breach of this Section 6.4(a) shall be deemed to have occurred if the Company adjourns or postpones the Company Stockholders Meeting for a reasonable period of time, each such period of time not to exceed ten (10) Business Days; provided that (x) at the time of such adjournment or postponement the Board of Directors shall be prohibited by the terms of this Agreement from making a Company Adverse Recommendation Change, and the Company Stockholders Meeting is then scheduled to occur within three (3) Business Days of the time of such adjournment or postponement or (y) at the time the Board of Directors announces a Company Adverse Recommendation Change, the Company Stockholders Meeting is then scheduled to occur no later than ten (10) Business Days from the date of such Company Adverse Recommendation Change; provided further that the Company may not adjourn or postpone the Company Stockholders Meeting pursuant to this clause (ii) more than two (2) times or for more than fifteen (15) Business Days in the aggregate.

(b) Parent shall, as promptly as practicable following the effectiveness of the Form S-4, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting. Parent shall, through its Board of Directors, recommend to its stockholders approval of the issuance of Parent Shares in connection with the Merger and shall include such recommendation in the Joint Proxy Statement/Prospectus.

(c) Unless otherwise mutually agreed upon by the parties, the respective record dates and meeting dates for the Company Stockholder Meeting and for the Parent Stockholder Meeting shall be the same.

(d) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and shall cause to be filed with the SEC a Joint proxy statement (together with any amendments thereof or supplements thereto, the “Joint Proxy Statement/Prospectus”) relating to the Company Stockholder Meeting and the Parent Stockholder Meeting and (ii) Parent shall prepare and shall cause to be filed with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Form S-4”) in which the Joint Proxy Statement/Prospectus shall be included as a prospectus, in connection with the registration under the Securities Act of the Parent Shares to be issued to the stockholders of the Company pursuant to the Merger. Each of the Company and Parent shall cooperate and provide the other with reasonable opportunity to review and comment on the Form S-4 and Joint Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing such document with the SEC. Each of Parent and the Company shall use reasonable efforts to cause the Form S-4 to become effective as promptly as practicable after the execution of this Agreement, and, prior to the effective date of the Form S-4, Parent shall use reasonable efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Parent Shares pursuant to the Merger. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Joint Proxy Statement/Prospectus and the Form S-4. As promptly as practicable after the Form S-4 shall have become effective, each of the Company and Parent shall mail the Joint Proxy Statement/Prospectus to its respective stockholders. Each of Parent and the Company shall also promptly file, use all of their respective reasonable efforts to cause to become effective as promptly as practicable and, if required, mail to the Company’s and Parent’s stockholders, any amendment to the Form S-4 or Joint Proxy Statement/Prospectus which may become necessary after the date the Form S-4 is declared effective.

(e) No amendment or supplement to the Joint Proxy Statement/Prospectus or the Form S-4 will be made by Parent or the Company without the approval of the other party, which shall not be unreasonably withheld or delayed. Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to either party, or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent, that should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the Company’s and Parent’s stockholders.

Section 6.5  Access to Information.  The Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the other party and its officers, employees, accountants, counsel, agents and other Representatives reasonable access upon reasonable advance notice and during reasonable business hours (in a manner that does not disrupt or interfere with business operations) to such properties, personnel, books and records of such party and its Subsidiaries (including Tax Returns filed and those in preparation, workpapers and other items relating to Taxes) as the other party shall reasonably request, and shall furnish promptly all information concerning the business, properties and personnel of such party and its Subsidiaries as the other party may reasonably request. All such information shall be kept confidential in accordance with the terms of the Confidentiality Agreement; provided that no information or Knowledge obtained by Parent or the Company in any investigation conducted pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty of the other party set forth herein or the conditions to the consummation of the transaction contemplated hereby.

Section 6.6  Notification of Certain Matters.  The Company shall use reasonable efforts to give prompt notice to Parent, and Parent shall use reasonable efforts to give prompt notice to the Company, of (a) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, has caused any representation or warranty made by such party contained in this Agreement to be untrue such that the condition with respect to such party’s representations set forth in Section 7.2(a) or Section 7.3(a), as applicable, would not be satisfied and (b) any Company Material Adverse Effect or Parent Material Adverse Effect or the occurrence of any event or events which could be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not be considered in determining whether any representation or warranty is true for purposes of Article VII; provided, further, that the failure to deliver any notice pursuant to this Section 6.6 shall not be considered in determining whether the condition set forth in Section 7.2(b) or Section 7.3(b) has been satisfied or any related termination right in Article VIII is available.

Section 6.7  Reasonable Efforts.

(a) Subject to the other terms of this Agreement, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, including filings pursuant to the HSR Act and (ii) using reasonable efforts to cause the satisfaction of all conditions to Closing. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.7 shall require or be construed to require Parent to offer or agree to enter into any agreements, including agreements to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of Parent’s businesses or assets or any portion of the businesses or assets of any of its Subsidiaries or any portion of the businesses or assets of the Company or any of its Subsidiaries or agreeing to any limitations or restrictions on its conduct in order for the Closing to occur.

(b) Each party hereto shall promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Nothing herein shall require any party to waive any substantial rights or agree to any substantial limitation on its (or the Surviving Corporation’s) operations or to dispose of any assets.

Section 6.8  State Takeover Statutes.  The Company and its Board of Directors shall (a) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, or the transactions contemplated by this Agreement and (b) if any state takeover statute or similar statute becomes applicable to this Agreement or the transaction contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions contemplated by this Agreement.

Section 6.9  Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to, the individuals who at or prior to the Effective Time were directors or officers of the Company or any of its Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (i) certificate of incorporation or bylaws (or comparable charter or organizational documents) of the Company or any of its Subsidiaries as in effect on the date of this Agreement; and (ii) any applicable contract which has been disclosed to Parent at or prior to the date hereof and as in effect on the date of this Agreement or, with respect to persons who become directors or officers of the Company or any of its Subsidiaries after the date hereof and prior to the Closing, which is entered into and disclosed to Parent after the date hereof and which is in the form and substance of the agreements that have been disclosed to Parent at or prior to the date hereof.

(b) For six (6) years after the Effective Time, Parent shall provide directors and officers liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those Indemnitees who are covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policies as of the Closing on terms with respect to such coverage and amount no less favorable in the aggregate than the Company’s and its Subsidiaries’ current directors’ and officers’ liability insurance policies; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed two hundred percent (200%) of the per annum rate of premium paid by the Company as of the date hereof for such insurance, then Parent shall provide only such coverage as shall then be available at an annual premium equal to two hundred percent (200%) of such rate.

(c) This Section 6.9 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent and the Surviving Corporation. The Indemnitees to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

Section 6.10  Certain Litigation.  The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Merger or this Agreement, without the prior written consent of Parent.

Section 6.11  NASDAQ Listing.  Prior to the Closing Date, if required under the rules of the NASDAQ, Parent shall file with the NASDAQ a Notification Form: Listing of Additional Shares covering the Parent Shares that Parent reasonably expects, at the time of such filing, to be issued in connection with the Merger.

Section 6.12  Affiliates.  Not less than ten (10) Business Days prior to the date of the Company Stockholder Meeting, the Company shall deliver to Parent a letter identifying all Persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use its reasonable efforts to cause each Person identified on such list to deliver to Parent not later than five (5) Business Days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit A hereto.

Section 6.13  Employee Benefits; Options.

(a) For a period of at least one (1) year following the Effective Time (such period of time, the “Protected Period”), Parent shall cause the Surviving Corporation or any of its Affiliates to provide to employees of the Company and its Subsidiaries with benefits which are comparable in the aggregate to those provided to similarly situated employees of Parent. Notwithstanding anything set forth above, the participation of the employees of the Company or its Subsidiaries in any Parent’s option or similar equity grant or purchase programs or plans shall be subject to the eligibility requirements of such programs or plans.

(b) Employees of the Company and its Subsidiaries as of the Closing shall be provided credit for all service with the Company and its Subsidiaries, to the same extent as such service was credited for such purpose by the Company and its Subsidiaries for such employees, under: (i) all employee benefit plans, programs, policies and fringe benefits to be provided to such employees for purposes of eligibility and vesting (but not benefit accrual); (ii) severance plans, programs and policies to be provided to such employees for purposes of calculating the amount of each such employee’s severance benefits; and (iii) vacation and sick leave plans, programs and policies for purposes of calculating the amount of each such employee’s vacation and sick leave. With respect to each employee benefit plan, program or policy of Parent or its Subsidiaries that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) in which employees of the Company or its Subsidiaries participate following the Effective Time, Parent or its Subsidiaries shall: (A) cause there to be waived any pre-existing condition or eligibility limitations; and (B) give effect, in determining any deductible and maximum out-of-pocket limitations payable during the plan year in which the Effective Time occurs, to claims incurred and amounts paid by, and amounts reimbursed to, employees of the Company and its Subsidiaries during such plan year under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.13 shall impede or limit Parent, Merger Sub, the Company or any of their Affiliates from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law and applicable Contracts.

(d) As promptly as practicable but no later than fifteen (15) Business Days after the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 covering the sale of Parent Stock issuable pursuant to outstanding Company Options assumed by Parent pursuant to the terms hereof, and Parent shall use reasonable efforts to maintain the effectiveness of such registration statement so long as any assumed Company Options remain outstanding. The Company will cooperate and reasonably assist Parent in the preparation of such registration statement.

(e) No provision of this Section 6.13 shall create any third-party beneficiary rights in any Company Employee, any beneficiary or dependent thereof with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Parent, the Surviving Corporation or any of their Subsidiaries under any benefit plan which they may maintain.

Section 6.14  Tax Covenants.

(a) The Company shall prepare and timely file or cause to be prepared and timely filed, in accordance with applicable Law and (provided consistent therewith) past practice, all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include the Company or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Closing Date; provided, however, that the Company shall deliver substantively complete, final drafts of all income Tax Returns to Parent at least fifteen (15) days prior to the due date thereof and shall not file any such Tax Return without obtaining the prior written consent of Parent (such consent not to be unreasonably withheld or delayed); it being understood that the Company shall not be deemed in breach of this covenant by reason of a failure to timely file a Tax Return (if the Company shall have provided Parent with the required draft of such Tax Return at least fifteen (15) days prior to the filing deadline) if such failure to timely file is due to Parent having unreasonably withheld or delayed its consent to the filing of the Tax Return in question or due to a reasonable, good faith disagreement between the Parent and the Company with respect to the reporting of an item on such Tax Return not resolved by the filing deadline.

(b) Except as otherwise directed by Parent in writing at least five (5) days prior to the Closing Date, all contracts, agreements, arrangements, or intercompany account systems under which the Company or any of its Subsidiaries may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax or any amount calculated with reference to any portion of a Tax (other than customary agreements to indemnify lessors, licensors, lenders and debt securityholders in respect of Taxes none of which involves any material financial exposure) shall be terminated with respect to the Company and each such Subsidiary on or prior to the Closing Date, and the Company and each such Subsidiary shall thereafter be released from any liability thereunder.

(c) Without the written consent of Parent, which consent shall not be unreasonably withheld or delayed, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following: (i) make, change or revoke any election in respect of Taxes, (ii) file any amended Tax Return, (iii) adopt or change any accounting method or period in respect of Taxes, (iv) enter into any closing agreement, (v) settle any claim or assessment in respect of Taxes, (vi) change any practice with respect to Taxes, (vii) consent to any extension or waiver of any statute of limitations applicable to any claim or assessment in respect of Taxes or (viii) offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes.

(d) Parent and Company intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub and the Company agrees that it will not take (and will cause its Subsidiaries not to take) any action, or fail to take (or allow any Subsidiary to fail to take) any action, which action or failure to take action would reasonably be expected to cause the Merger not to so qualify. Each of Parent and the Company shall use all reasonable efforts to obtain the Tax opinions referred to in Section 7.2(i) and Section 7.3(e), respectively.

Section 6.15  Parent Board of Directors.  Effective as of the Effective Time, the size of the Board of Directors of Parent shall be increased from eight (8) to ten (10) members and two (2) individuals selected by the Board of Directors of Parent and agreed to by the Company, consistent with the policies of Parent’s corporate governance committee, shall be appointed as independent directors of Parent.

Section 6.16  Lock-up Agreements.  The Person listed on Section 6.16 of the Company Disclosure Schedule shall enter into a lock-up agreement in the form attached as Exhibit B hereto, pursuant to which, among other things, such Person shall agree not to sell, assign or otherwise transfer the Parent Shares such Person receives pursuant to the terms of this Agreement from the Closing Date until six (6) months after the Closing Date.

ARTICLE VII

CONDITIONS

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals.  The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints.  No Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, provided, however, that the terminating party shall have used reasonable efforts to prevent the entry of any such Order and to appeal as promptly as possibly or any Order that may be entered.

(c) Governmental Consents and Approvals.

(i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(ii) Other than the filing of the Certificate of Merger and the expiration or termination of the waiting period under the HSR Act (which is addressed in Section 7.1(c)(i)), all necessary consents and approvals of any Governmental Entity required for the consummation of the transactions contemplated by this Agreement, shall have been obtained.

(d) NASDAQ Listing.  Parent Shares to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(e) Effectiveness of the Form S-4.  The Form S-4 shall have been declared effective, and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before the SEC.

Section 7.2  Conditions to Parent and Merger Sub’s Obligation to Effect the Merger.  The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date, any one or more of which may be waived, in writing, by Parent:

(a) Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifiers contained therein) at and as of the Closing Date, as if made as of such time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have a Company Material Adverse Effect.

(b) Performance.  The Company shall have complied, in all material respects, with the agreements, obligations, covenants and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate.  Parent shall have received a certificate of an executive officer of the Company to the effect set forth in Sections 7.2(a) and 7.2(b).

(d) Consents.  Parent shall have received evidence, in form and substance satisfactory to it, that the Company shall have obtained all consents, approvals, authorizations, qualifications and orders of third parties (other than those listed on Section 4.5 of the Company Disclosure Schedule) and required in connection with this Agreement and the transactions contemplated hereby, except where the failure to obtain such consents, approvals, authorizations, qualifications or orders has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Litigation.  There shall not be pending any suit, action or proceeding by any Governmental Entity that relates to the Merger and is reasonably likely to succeed (i) challenging the acquisition by Parent or Merger Sub of any Company Shares, seeking to restrain or prohibit the consummation of the Merger, or seeking to place material limitations on the ownership of Company Shares (or shares of common stock of the Surviving Corporation) by Parent or Merger Sub, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to divest or hold separate any material portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger, or (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries.

(f) Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event or events that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Certain Employees.  Each of John West, Chief Executive Officer of the Company, and Tony Smith, PhD, Vice President and Chief Scientific Officer of the Company, shall be actively employed by the Company on the Closing Date unless such officer is not actively employed due to death or disability.

(h) FIRPTA Certificate.  The Company shall have furnished to Parent a certification in accordance with Treas. Reg. § 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) Tax Opinion.  Parent shall have received an opinion of Dewey Ballantine LLP, in form and substance reasonably satisfactory to Parent, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, dated as of the Effective Time, to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of appropriate representation letters from each of Parent, Merger Sub and the Company, at such time or times as counsel may reasonably request, and, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. If Parent has not received such an opinion from Dewey Ballantine LLP, but Cooley Godward Kronish LLP is willing to provide an opinion to Parent, in form and substance reasonably satisfactory to Parent, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, dated as of the Effective Time, to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of section 368(a) of the Code, the delivery of such an opinion by Cooley Godward Kronish LLP shall be sufficient to cause this condition to be satisfied.

(j) Bonus Compensation.  There shall be no bonus plans or other bonus arrangements of the Company or its Subsidiaries other than those listed on Schedule 7.2(j) of the Company Disclosure Schedule.

Section 7.3  Conditions to the Company’s Obligation to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, any one or more of which may be waived, in writing, by the Company:

(a) Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifiers) at and as of the Closing Date, as if made as of such time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have a Parent Material Adverse Effect.

(b) Performance.  Each of Parent and Merger Sub shall have complied, in all material respects, with the agreements, obligations, covenants and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

(c) Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event or events that has had, or would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Officer’s Certificate.  The Company shall have received a certificate of an executive officer of the Parent and Merger Sub to the effect set forth in Sections 7.3(a) and 7.3(b).

(e) Tax Opinion.  The Company shall have received an opinion of Cooley Godward Kronish LLP, in form and substance reasonably satisfactory to the Company, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective

Time, dated as of the Effective Time, to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of appropriate representation letters from each of Parent, Merger Sub and the Company, at such time or times as counsel may reasonably request, and, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. If the Company has not received such an opinion from Cooley Godward Kronish LLP, but Dewey Ballantine LLP is willing to provide an opinion to the Company, in form and substance reasonably satisfactory to the Company, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, dated as of the Effective Time, to the effect that the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, the delivery of such an opinion by Dewey Ballantine LLP shall be sufficient to cause this condition to be satisfied.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if (A) the Company Stockholder Approval is not obtained at the Company Stockholder Meeting or (B) the Parent Stockholder Approval is not obtained at the Parent Stockholder Meeting;

(ii) if the Merger shall not have been consummated on or before May 11, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; or

(iii) if any Law or Order shall be in effect such that the conditions set forth in Section 7.1(b) would not be satisfied and such Law or Order shall have become final and nonappealable;

(c) by the Company:

(i) if Parent or Merger Sub (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3(b) would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by Parent or Merger Sub within thirty (30) Business Days after Parent or Merger Sub receives written notice of such breach from the Company; or

(ii) in the event that prior to the obtaining of the Parent Stockholder Approval (A) a Parent Adverse Recommendation Change shall have occurred, (B) Parent will have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of Parent that its stockholders vote in favor of the issuance of Parent Shares in connection with the Merger or (C) the Board of Directors of Parent fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement, including the issuance of Parent Shares in connection with the Merger within ten (10) Business Days after the Company requests in writing that such recommendation or determination be reaffirmed (provided that the Company may not make such a request on more than two (2) occasions); provided, however, that: (1) with respect to clause “(A)” above, the Company’s right to terminate this Agreement shall expire fifteen (15) Business Days after the date of such Parent Adverse Recommendation Change; (2) with respect to clause “(B)” above, the Company’s right to terminate this Agreement shall expire fifteen (15) Business Days after the date the Joint Proxy Statement/Prospectus is first mailed to Parent’s stockholders; and (3) with respect to clause “(C)” above, the Company’s right to terminate this Agreement shall expire fifteen (15) Business Days after the expiration of the ten (10) Business Day period described in such clause.

(d) by Parent:

(i) if the Company (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by the Company within thirty (30) Business Days after the Company receives written notice of such breach from Parent or Merger Sub; or

(ii) in the event that prior to the obtaining of the Company Stockholder Approval (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company will have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company that its stockholders vote in favor of the Merger and the transactions contemplated hereby, (C) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten (10) Business Days after Parent requests in writing that such recommendation or determination be reaffirmed promptly following the public announcement by a Person of a Takeover Proposal (provided that (1) Parent may not make such a request on more than one (1) occasion with respect to any particular Takeover Proposal where the price and other material terms of such Takeover Proposal remain unchanged and (2) any reconfirmation of the Company’s Board of Directors’ recommendation following the public announcement by a Person of a Takeover Proposal shall not limit the rights of the Company’s Board of Directors under Section 6.2 with respect to Takeover Proposals, or amended versions of Takeover Proposals) or (D) a tender or exchange offer that constitutes a Takeover Proposal has been commenced (and remains pending) and the Company has not have sent to its security holders, within ten (10) Business Days after the Company receives a written request from Parent to recommend against acceptance of such tender or exchange offer (provided that (1) Parent shall not make such a request on more than one (1) occasion with respect to any particular tender or exchange offer where the offer price and other material terms of such tender offer remain unchanged and (2) any recommendation by the Company’s Board of Directors against acceptance of such tender or exchange offer shall not limit the rights of the Company’s Board of Directors under Section 6.2 with respect to subsequent Takeover Proposals, or amended versions of Takeover Proposals); provided, however, that: (1) with respect to clause “(A)” above, Parent’s right to terminate this Agreement shall expire fifteen (15) Business Days after the date of such Company Adverse Recommendation Change; (2) with respect to clause “(B)” above, Parent’s right to terminate this Agreement shall expire fifteen (15) Business Days after the date the Joint Proxy Statement/Prospectus is first mailed to the Company’s stockholders; (3) with respect to clause “(C)” above, Parent’s right to terminate this Agreement shall expire fifteen (15) Business Days after the expiration of the ten (10) Business Day period described in such clause; and (4) with respect to clause “(D)” above, Parent’s right to terminate this Agreement shall expire fifteen (15) Business Days after the expiration of the ten (10) Business Day period described in such clause; or

(iii) if the Company breaches, in any material respect, its obligations under Section 6.2.

Section 8.2  Effect of Termination.  Except as otherwise set forth in this Agreement, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors; provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any willful and material breach of this Agreement; and provided further, that the provisions of this Section 8.2, Section 8.3, Section 8.4 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 8.3  Fees and Expenses.  Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 8.4  Termination Fee.

(a) If this Agreement shall be terminated pursuant to (i) Section 8.1(b)(i)(A), 8.1(b)(ii) (provided that, in the case of a termination pursuant to Section 8.1(b)(ii), as of the Termination Date, the conditions set forth in Sections 7.1 and 7.3 have been waived in writing by the Company or satisfied, other than those conditions which by their nature are to be satisfied on the Closing Date) or 8.1(d)(iii) and (A) prior to the Company Stockholder Meeting a bona fide Takeover Proposal shall have been (1) publicly announced and not withdrawn (excluding, any withdrawals that are not publicly communicated at least five (5) Business Days prior to the date of the Company Stockholder Meeting), in the case of a termination pursuant to Section 8.1(b)(i)(A), or (2) publicly announced or otherwise communicated to the Board of Directors of the Company and not withdrawn, in the case of a termination pursuant to Section 8.1(b)(ii) or 8.1(d)(iii), and (B) within nine (9) months of the termination of this Agreement, the Company enters into a definitive agreement providing for a transaction of the type described in the definition of “Takeover Proposal” or such transaction is consummated (it being understood that for all purposes of this clause “(a),” all references in the definition of Takeover Proposal to twenty percent (20%) shall be deemed to be references to fifty percent (50%) instead), or (ii) Section 8.1(d)(ii); provided that there did not exist any event or events that has had or would reasonably be expected to have a Parent Material Adverse Effect, either at the time of the action (or failure to act) giving rise to Parent’s termination right pursuant to Section 8.1(d)(ii) or at the time of such termination, then the Company shall (A) in the case of termination pursuant to clause (i) of this Section 8.4(a), within one (1) Business Day following the earlier to occur of the execution of such definitive agreement and consummation of such transaction or (B) in the case of termination pursuant to clause (ii) of this Section 8.4(a), within one (1) Business Day of such termination, pay Parent a non-refundable fee in an amount equal to Eighteen Million Dollars ($18,000,000) (the ‘‘Termination Fee”), payable by wire transfer of immediately available funds to an account designated by Parent.

(b) If this Agreement shall be terminated pursuant to Section 8.1(c)(ii) (provided that there did not exist any event or events that has had or would reasonably be expected to have a Company Material Adverse Effect either at the time of the action (or failure to act) giving rise to the Company’s termination right pursuant to Section 8.1(c)(ii) or at the time of such termination), then within one (1) Business Day of such termination, Parent shall pay the Company the Termination Fee, payable by wire transfer of immediately available funds to an account designated by the Company.

(c) The parties acknowledge that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if either party fails to promptly pay its respective Termination Fee (the “non-paying party”), and, in order to obtain such payment the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, the non-paying party shall pay to the other party its costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the amount of the fee at the publicly announced prime rate of Citibank, N.A. in New York City from the date such fee was first payable to the date it is paid.

Section 8.5  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable Law, and subject to Section 9.13, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (other than the representation letters to be delivered pursuant to Sections 7.2(i) and 7.3(e) shall survive the Effective Time. All covenants shall survive in accordance with their terms.

Section 9.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) on the date of delivery if delivered personally, (b) on the day sent by facsimile provided that such day is a Business Day and the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day, (c) the first (1st) Business Day after sent by facsimile to the extent that the day sent by facsimile is not a Business Day or the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile, (d) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (v) one (1) Business Day after being sent via a nationally recognized courier service, fees prepaid, in each case to the intended recipient as set forth below:

(a) if to Parent or Merger Sub, to

Illumina, Inc.
9885 Towne Centre Drive
San Diego, California 92121-1975

Attn:	Christian G. Cabou Senior Vice President and General Counsel
Telecopy: (858) 202-4599

with a copy to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019

Attn:	Frederick W. Kanner, Esq.
Michael J. Aiello, Esq.
Telecopy: (212) 259-6333

(b) if to the Company, to

Solexa, Inc
Corporate Head Quarters
25861 Industrial Boulevard
Hayward, California 94545

Attn:	John West
Chief Executive Officer
Telecopy: (510) 670-9303

with a copy to:

Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94036-2155

Attn:	James Kitch, Esq.
John Brottem, Esq.
Telecopy: (650) 849-7400

Section 9.3  Interpretation.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) This Agreement is the result of the joint efforts of Parent, Merger Sub and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.

(d) The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

Section 9.4  Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.5  Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.8, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.6  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

Section 9.7  Publicity.  No party hereto shall issue any press release or otherwise make any public statement (including all formal Company employee communication programs or announcements) with respect to the transactions contemplated by this Agreement without the prior consent of the other parties as to the form and substance of such press release or statement, which shall not be unreasonably withheld; provided that the parties make issue or make statements that are consistent with the parties’ prior press releases and other public statements that were not in violation of this Section 9.7.

Section 9.8  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.9  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10  Jurisdiction.  Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the state court located within New Castle County, State of Delaware (or, in the case of any claim to which the federal courts have exclusive subject matter jurisdiction, the federal court sitting in the State of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.2 shall be deemed effective service of process on such party.

Section 9.11  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12  Severability.  This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If of any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

Section 9.13  Modification.  No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ILLUMINA, INC.

By:	/s/ Jay T. Flatley
Jay T. Flatley
President and Chief Executive Officer

CALLISTO ACQUISITION CORP.

By:	/s/ Jay T. Flatley
Jay T. Flatley
President and Treasurer

SOLEXA, INC.

By:	/s/ John West
John West
Chief Executive Officer

ANNEX B

EXECUTION COPY

SOLEXA, INC.
SECURITIES PURCHASE AGREEMENT
November 12, 2006

SOLEXA, INC.

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made as of November 12, 2006, by and between Solexa, Inc., a Delaware corporation (the “Company”) with its principal office at 25861 Industrial Boulevard, Hayward, California 94545, and Illumina, Inc., a Delaware corporation (“Purchaser”) with its principal office at 9885 Towne Centre Drive, San Diego, CA 92121.

RECITALS

Whereas, the parties have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) on the date hereof and, in connection therewith, the Company has agreed to issue and sell to Purchaser, and Purchaser has agreed to purchase from the Company, the Common Shares (as defined herein) at the Closing (as defined herein);

Whereas, the Company and Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the SEC (as defined herein) under the Securities Act of 1933, as amended (the “Securities Act”); and

Whereas, capitalized terms not defined herein shall have the meanings ascribed thereto in the Merger Agreement;

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Authorization and Sale of Common Shares

1.1  Authorization.  The Company has authorized the sale and issuance of 5,154,639 shares (the “Common Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a price per share of $9.70 (the “Per Share Purchase Price”).

1.2  Closing.  Subject to the terms and conditions of this Agreement, including without limitation, the conditions set forth in Article 5 and Article 6 of this Agreement, there shall be a closing at which the Company shall issue and sell, and Purchaser shall purchase the Common Shares, in exchange for the aggregate cash consideration of $49,999,998.

ARTICLE 2

Closing Date; Delivery

2.1  Closing Date; Delivery.

(a) Location.  The Closing of the purchase and sale of the Common Shares hereunder (the “Closing”) shall be held at the offices of Dewey Ballantine LLP, 1950 University Avenue, Suite 500, East Palo Alto, California 94303, on the Closing Date.

(b) Closing.  Subject to the satisfaction (or waiver) of the conditions thereto set forth in Article 5 and Article 6 of this Agreement, on the date hereof or at such other time and place upon which the Company and Purchaser shall agree in writing, the Company will deliver or cause to be delivered to Purchaser, a certificate representing the Common Shares, registered in Purchaser’s name, in exchange for payment of the purchase price therefor by Purchaser by wire transfer of immediately available funds to the Company in accordance with the Company’s written wiring instructions. The date of the Closing is hereinafter referred to as the “Closing Date.”

ARTICLE 3

Representations and Warranties of the Company

Except, with respect to any Section of this Article III, as set forth in the disclosure schedule delivered by the Company to Purchaser herewith (the “Disclosure Schedule”) that relates to such Section or to other Sections of this Article III to the extent it is reasonably apparent that such disclosure is applicable to such other Section, the Company represents and warrants to Purchaser:

3.1  Organization and Standing.  The Company is a corporation duly incorporated and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing as a domestic corporation under the laws of said state. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

3.2  Subsidiaries.  Each Subsidiary of the Company is a corporation duly incorporated and validly existing under, and by virtue of, the laws of its jurisdiction of incorporation or organization and is in good standing as a domestic corporation under the laws of said jurisdiction. Each Subsidiary has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. Each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company. Section 3.2 of the Disclosure Schedule lists (i) each Subsidiary of the Company, (ii) its jurisdiction of incorporation or organization and (iii) the location of its principal executive office. Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any entity.

3.3  Corporate Power; Authorization.  The Company has all requisite legal and corporate power and has taken all requisite corporate action to execute and deliver this Agreement, to sell and issue the Common Shares, and to carry out and perform all of its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (b) as limited by equitable principles generally. The execution and delivery of this Agreement does not, and the performance of this Agreement and the compliance with the provisions hereof, the issuance, sale and delivery of the Common Shares by the Company will not conflict with, or result in, a material breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”) or Bylaws of the Company or any statute, law, rule or regulation or any state or federal order, judgment or decree or any indenture, mortgage, lease or other material agreement or instrument to which the Company or any of its properties is subject.

3.4  Issuance and Delivery of the Shares.  Upon issuance and delivery in accordance with this Agreement and payment therefore in accordance with the terms of this Agreement, the Common Shares will be duly authorized, validly issued, fully paid and nonassessable. The issuance and delivery of the Common Shares is not subject to preemptive or any other similar rights of any Person, and the Common Shares will be free and clear of any liens or encumbrances.

3.5  SEC Documents; Financial Statements.  The Company has filed in a timely manner all documents that the Company was required to file with the Securities and Exchange Commission (the “SEC”) under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2004. As of their respective filing dates, all such documents filed by the Company with the SEC

(the “SEC Documents”) complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as applicable. None of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the “Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present the consolidated financial position of the Company and any Subsidiaries at the dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments or to the extent that such unaudited statements do not include footnotes). Since the first SEC filing by the Company covering the fiscal period ending after December 31, 2004, there has been no change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

3.6  Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except for (a) compliance with the securities and blue sky laws in the states in which the Common Shares are offered and/or sold, which compliance will be effected in accordance with such laws, (b) the filing of the Registration Statement (as defined herein) and all amendments thereto with the SEC as contemplated by Section 7.2 of this Agreement and (c) the filing of a Form D pursuant to Regulation D.

3.7  No Material Adverse Change.  Except as otherwise disclosed herein or in the SEC Documents filed prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section thereof), since June 30, 2006, there have not been any changes on the business, prospects, condition (financial or otherwise) or results of operations of the Company except for changes which have not been or could not reasonably be expected to be, either individually or in the aggregate, materially adverse.

3.8  Authorized Capital Stock.  The authorized capital stock of the Company consists of (a) 200,000,000 shares of Common Stock and (b) 2,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Shares”). At the close of business on November 10, 2006, (i) 36,611,140 shares of Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Common Stock were held by the Company in its treasury, (iii) no Company Preferred Shares were issued and outstanding, (iv) 4,430,172 shares of Common Stock were reserved for issuance pursuant to outstanding unexercised options to purchase shares of Common Stock, (v) 6,150,504 shares of Common Stock have been reserved for issuance under the Company’s 2005 Equity Incentive Plan (and sub plans thereunder), (vi) shares of 7,845,889 Common Stock have been reserved for issuance pursuant to warrants to purchase shares of Common Stock, and (vii) 37,618 shares of Common Stock have been reserved for issuance under the Company’s 1998 Employee Stock Purchase Plan. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights.

3.9  Litigation.  There are no actions, suits, claims, proceedings, arbitration or investigations pending before any Governmental Entity or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties which, if adversely determined, (a) could reasonably be expected to have a material adverse effect on the Company or (b) would impair the ability of the Company to perform in any material respect its obligations under this Agreement.

3.10  NASDAQ Compliance.  The Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on The Nasdaq Global Market (the “Nasdaq Global Market”), and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or de-listing the Common Stock from the Nasdaq Global Market, nor, to the Company’s knowledge, is the SEC or the National Association of Securities Dealers, Inc. (the “NASD”)

contemplating terminating such registration or listing. The Company and the Common Stock meet the criteria for continued listing and trading on the NASDAQ Global Market.

3.11  Form S-3 Eligibility.  The Company is eligible to register the Common Shares for resale by the Purchaser on Form S-3 promulgated under the Securities Act.

3.12  Use of Proceeds.  The proceeds of the sale of the Common Shares will be used by the Company for working capital and general corporate purposes. None of the proceeds of the sale of the Common Shares will be distributed to any shareholder of the Company or used to redeem any capital stock of the Company.

3.13  Brokers and Finders.  No person or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

3.14  No Directed Selling Efforts or General Solicitation.  Neither the Company nor any person or entity acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Common Shares.

3.15  No Integrated Offering.  Neither the Company nor any person or entity acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Common Shares under the Securities Act.

3.16  Private Placement.  The offer and sale of the Common Shares to Purchaser as contemplated hereby is exempt from the registration requirements of the Securities Act.

3.17  Internal Accounting Controls.  Except as described in the SEC Documents, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.18  Compliance with Applicable Law.

(a) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary in any material respect for the lawful conduct of the business of the Company and its Subsidiaries, taken together (the “Company Permits”), and are in compliance with the terms of the Company Permits, except for any such noncompliance that would not reasonably be expected to have a material adverse affect on the Company. To the knowledge of the Company, the businesses of the Company and its Subsidiaries are being and have at all times been conducted in compliance with applicable law. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened.

(b) Except as disclosed in the SEC Documents filed by the Company prior to the date hereof, the Company is in compliance, in all material respects, with (i) the provisions of the Sarbanes-Oxley Act and (ii) the listing and corporate governance rules and regulations of NASDAQ applicable to the Company as of the date of this Agreement. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made, arranged, modified, or forgiven personal loans to any executive officer or director of the Company in violation of the Sarbanes-Oxley Act.

(c) The management of the Company has (i) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or caused such disclosure control and procedures to be designed under their supervision to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation to the Company’s outside auditors and the audit committee of the Board of Directors of the Company, (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (C) any other matter required to be disclosed by Law, the Company’s policies, the listing standards of NASDAQ, the Company’s audit committee’s charter or the professional standards of the Public Company Accounting Oversight Board.

(d) Since January 1, 2004, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise has knowledge of any complaint, allegation, assertion or claim from or by a “whistleblower” regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2004, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing which have no reasonable basis) and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2004, by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

3.19  Transactions with Affiliates.  Except as disclosed in the SEC Documents and as contemplated pursuant to this Agreement, none of the officers or directors of the Company or any of its Subsidiaries and none of the employees of the Company or any of its Subsidiaries is presently a party to any loan, lease, agreement, contract, royalty agreement, management contract or other transaction with the Company or any of its Subsidiaries or to a presently contemplated transaction (other than for services as employees, officers and directors in the ordinary course of business consistent with past practice) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

3.20  Intellectual Property.

(a) “Intellectual Property” shall mean patents, trademarks, service marks, trade names, trade dress, designs, copyrights, mask works, trade secrets, know-how, inventions, technical data, databases, software, firmware, licenses, information, all other intellectual property and proprietary rights and processes, and any and all applications, issuances and registrations of or for any of the foregoing.

(b) Except as disclosed in the SEC Documents filed prior to the date hereof and to the knowledge of the Company, the Company, together with its Subsidiaries, owns or has the valid right to use all of the Intellectual Property used or to be used in the conduct of the business of the Company and its Subsidiaries as currently conducted or as currently proposed to be conducted prior to June 30, 2007, as described in the SEC Documents, free and clear of all material liens and encumbrances.

(c) Except as disclosed in the SEC Documents filed prior to the date hereof, and to the knowledge of the Company, neither the conduct of the business of the Company and its Subsidiaries (including, without limitation, the provision to and use by third parties of any products or services of the Company and its Subsidiaries) as currently conducted or as currently proposed to be conducted prior to June 30, 2007, as described in the SEC Documents, materially infringes, misappropriates, conflicts with or otherwise violates any Intellectual Property rights of any third party or any confidentiality obligation owed by the Company or any of its Subsidiaries to a third party, and, to the knowledge of the Company, the Intellectual Property and confidential information of the Company and its Subsidiaries are not being infringed, misappropriated or otherwise violated by any third party. The Company and each of its Subsidiaries have taken reasonable measures to maintain the confidentiality of all their trade secrets and the proprietary nature and value of their Intellectual Property.

(d) Each employee, consultant and contractor of the Company who has been provided access to confidential information of the Company or any of its Subsidiaries has executed an agreement to maintain the confidentiality of such confidential information. Each employee and consultant of the Company has executed an agreement assigning to the Company or the applicable Subsidiary all Intellectual Property invented, conceived, reduced to practice, developed or otherwise created by such person for or for the benefit of the Company or any of its Subsidiaries in connection with their work as employees or consultants of the Company or its Subsidiaries.

3.21  Insurance.  The Company has delivered or made available to Purchaser prior to the date of this Agreement copies of all insurance policies which are owned by the Company or its Subsidiaries or which names the Company or any of its Subsidiaries as an insured (or loss payee) as of the date of this Agreement, including those which pertain to the Company’s or its Subsidiaries’ assets, employees or operations. All such insurance policies which are owned by the Company or its Subsidiaries are in full force and effect, are valid and enforceable. As of the date of this Agreement, neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policies.

3.22  No Undisclosed Liabilities.  Except as disclosed in the SEC Documents (excluding any disclosures set forth in any risk factor section thereof) filed prior to the date of this Agreement and except for liabilities incurred in the ordinary course of business consistent with past practice (in terms of scope and amount), neither the Company nor any of its Subsidiaries has any liabilities, absolute, contingent, unliquidated or otherwise, whether due or to become due of the type required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP, that individually, or in the aggregate, are material to the Company.

3.23  State Takeover Statutes.  The Company has taken all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the provisions of Section 203 of the DGCL and, accordingly, that section does not apply to the purchase and sale of the Common Shares pursuant to this Agreement or any other transaction contemplated hereby. No other “control share acquisition”, “fair price” or other anti-takeover regulations enacted under state or federal laws in the United States apply to this Agreement or any of the transactions contemplated hereby.

ARTICLE 4

Representations, Warranties and Covenants of Purchaser

Purchaser hereby represents and warrants to the Company:

4.1  Authorization.  Purchaser has all requisite legal and corporate power and has taken all requisite corporate action to execute and deliver this Agreement, to purchase the Common Shares to be purchased by it, and to carry out and perform all of its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally.

4.2  Investment Experience.  Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Purchaser is aware of the Company’s business affairs and financial condition and has had access to and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Common Shares. Purchaser has such business and financial experience as is required so as to be able to evaluate the risks and merits of its investment in the Company.

4.3  Investment Intent.  Purchaser is purchasing the Common Shares for its own account as principal, for investment purposes only, and not with a present view to, or for, resale, distribution or fractionalization thereof, in whole or in part, within the meaning of the Securities Act, other than as contemplated by Article 7. Purchaser understands that its acquisition of the Common Shares has not been registered under the Securities

Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein. Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Common Shares except in compliance with the Securities Act, and the rules and regulations promulgated thereunder.

4.4  Brokers and Finders.  No person or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Purchaser.

ARTICLE 5

Conditions to Closing Obligations of Purchaser

Purchaser’s obligation to purchase the Common Shares at the Closing is, at the option of Purchaser, subject to the fulfillment or waiver of the following conditions:

5.1  Representations and Warranties.  The representations and warranties made by the Company in this Agreement shall be true and correct as of the Closing, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date.

5.2  Covenants.  All covenants, agreements, obligations and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

5.3  Certificates.  The Company shall deliver or cause to be delivered to Purchaser a duly executed certificate representing the Common Shares.

5.4  Legal Opinion.  Purchaser shall have received on the Closing Date an opinion of Cooley Godward Kronish llp (“Cooley Godward Kronish”), counsel for the Company, dated as of the Closing Date, in substantially the form of Exhibit B.

5.5  Listing.  The Company shall have complied with all requirements with respect to the listing of the Common Shares on the Nasdaq Global Market, except for such requirements not required until after the issuance of the Common Shares, such requirements to be complied with promptly after the Closing.

5.6  Officer’s Certificate.  The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2.

5.7  Judgments.  No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby.

ARTICLE 6

Conditions to Closing Obligations of Company

The Company’s obligation to sell and issue the Common Shares at the Closing is, at the option of the Company, subject to the fulfillment or waiver of the following conditions:

6.1  Receipt of Payment.  Purchaser shall have delivered payment of the purchase price to the Company for the Common Shares being issued at the Closing.

6.2  Representations and Warranties.  The representations and warranties made by Purchaser in this Agreement shall be true and correct as of the date hereof and at and as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date.

6.3  Covenants.  All covenants, agreements, obligations and conditions contained in this Agreement to be performed by Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

ARTICLE 7

Covenants

7.1  Definitions.  For the purpose of this Article 7:

(a) the term “Registration Statement” shall mean any registration statement required to be filed by Section 7.2 below, and shall include (1) any preliminary prospectus, final prospectus, exhibit or amendment included (or deemed to be included) in or relating to such registration statements; and (2) all documents incorporated or deemed incorporated by reference therein; and

(b) the term “Registrable Shares” shall mean all of the Common Shares issued pursuant to this Agreement.

7.2  Registration Procedures and Expenses.

(a) The Company shall:

(i) use its best efforts to file a Registration Statement with the SEC on or before the date that is ten (10) days after the date of termination of the Merger Agreement in accordance with its terms (the “Merger Termination Date” and, such later tenth (10th) day, the “Filing Date”) on Form S-3 under the Securities Act (providing for shelf registration of the resale of such Registrable Shares under Rule 415 under the Securities Act) or on such other form which is appropriate to register such Registrable Shares for resale from time to time by Purchaser; such Registration Statement shall be an “automatic shelf registration statement” (as defined in Rule 405 under the Securities Act) (an “Automatic Shelf Registration Statement”) if the Company is then eligible to file an Automatic Shelf Registration Statement; each Registration Statement shall comply in all material respects with the requirements of the Securities Act;

(ii) use its best efforts to cause any such Registration Statement filed pursuant to Section 7.2(a)(i) above to become effective under the Securities Act as promptly after filing of such Registration Statement as practicable but in any event by the date (the “Effectiveness Deadline Date”) that is thirty (30) days following the Filing Date; provided, however, that in the event that the Registration Statement is reviewed by the SEC, then such Effectiveness Deadline Date shall be the date that is ninety (90) days following the Filing Date;

(iii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith, or a new Registration Statement, as may be necessary to, and to use its best efforts to, keep at least one Registration Statement continuously effective until termination of such obligation as provided in Section 7.6 below, subject to the Company’s right to suspend pursuant to Section 7.5;

(iv) furnish to Purchaser (and to each underwriter, if any, of such Registrable Shares) such number of copies of prospectuses in conformity with the requirements of the Securities Act and such other documents as Purchaser may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by Purchaser, including a copy of the prospectus to be furnished to Purchaser pursuant to Section 7.2(g);

(v) file such documents as may be required of the Company for normal securities law clearance for the resale of the Registrable Shares in such states of the United States as may be reasonably requested by Purchaser; provided, however, that the Company shall not be required in connection with this paragraph (e) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;

(vi) with respect to a Registration Statement that is not an Automatic Shelf Registration Statement, upon notification by the SEC that such Registration Statement will not be reviewed or is no longer subject to further review and comment by the SEC, request, within three business days, acceleration of such Registration Statement such that it becomes effective at 5:00 p.m. New York Time on the date that effectiveness is requested (the “Registration Effective Date”);

(vii) deliver to Purchaser, by 9:00 a.m. New York time on the day following the Registration Effective Date, without charge, an electronic copy of each prospectus or prospectuses (including each form of prospectus) and each amendment or supplement thereto, each of which prospectus shall satisfy the requirements of Section 10(a) of the Securities Act. The Company hereby consents to the use of such prospectus and each amendment or supplement thereto by Purchaser in connection with the offering and sale of the Registrable Securities covered by such prospectus and any amendment or supplement thereto;

(viii) advise Purchaser promptly:

(1) of any review initiated by the SEC with respect to the Registration Statement;

(2) of the effectiveness of the Registration Statement or any post-effective amendments thereto;

(3) of any request by the SEC for amendments to the Registration Statement or amendments to the prospectus or for additional information relating thereto;

(4) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Shares for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes; and

(5) of the existence or discovery of any fact or the happening of any event that makes (1) the Registration Statement contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (2) any related prospectus (including any documents incorporated by reference therein) contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; in each of the foregoing cases, the Company shall promptly file with the SEC an amended Registration Statement and prospectus, or a new Registration Statement, which shall not contain any such untrue statement or omission and, in the case of an amended Registration Statement or new Registration Statement, use its best efforts to cause the same to become effective under the Securities Act as soon as practicable but in no event later than forty-five (45) days after such filing; and

(ix) use its best efforts to cause all Registrable Shares to be listed on each securities exchange, if any, on which equity securities of the Company are then listed.

(b) In the event the Company elects to file a registration statement under the Securities Act pertaining to an underwritten public offering of Common Stock of the Company, the Company shall notify the Purchaser thereof at least ten (10) days prior to filing and will afford Purchaser the opportunity to include Registrable Shares therein. In such event, the right of Purchaser to participate in such underwriting shall be conditioned upon Purchaser’s entry into an underwriting agreement in customary form with the underwriter selected for such underwriting by the Company. If in the course of the offering, the underwriter determines in good faith that market factors require a limitation of the number of shares to be underwritten, the number of shares shall be allocated first to the Company, second to Purchaser and third to any other stockholders participating in such underwriting; provided that, in any event, Purchaser shall be entitled to include in such offering an amount of its Common Shares equal to no less than 25% of the total number of shares of Common Stock constituting such offering. Purchaser’s rights under this Section 7.2(b) shall terminate on the earlier of the date on which Purchaser first holds Common Shares constituting less than 2.5% of the outstanding common stock of the Company or two (2) years after the Registration Effective Date.

(c) The Company shall bear all reasonable expenses in connection with the procedures in this Section 7.2 and the registration and underwriting of the Registrable Shares on such Registration Statement and the satisfaction of the blue sky laws of such states; provided, however, that in no event will the Company be responsible for any underwriting discounts or commissions due in connection with the sale of Registrable Shares in any underwritten offering of Registrable Shares.

7.3  Indemnification.

(a) The Company agrees to indemnify and hold harmless Purchaser, the officers, directors, stockholders and employees of Purchaser, each other Person who participates as an underwriter, broker or dealer in the offering or sale of the Common Shares and each person, if any, who controls Purchaser within the meaning of the Securities Act or the Exchange Act, from and against any losses or damages sustained, or liabilities or claims to which any of them may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or related prospectus (including the documents incorporated by reference therein), (ii) any omission or alleged omission to state a material fact required to be stated in any Registration Statement or any related prospectus (including the documents incorporated by reference therein) or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any failure by the Company to fulfill any undertaking included in any Registration Statement; and the Company will, as incurred, reimburse such Purchaser, officer, director, stockholder, employee, participating person or controlling person for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability (collectively, “Loss”) arises out of, or is based upon, an untrue statement or omission or alleged untrue statement or omission made in such Registration Statement or related prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Purchaser, officer, director, stockholder, employee, participating person or controlling person specifically for use in preparation of such Registration Statement or prospectus.

(b) Purchaser agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, each officer of the Company who signs the Registration Statement and each director of the Company), from and against any losses or damages sustained, or liabilities or claims to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in a representation by the Purchaser contained in any Registration Statement or related prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in each case, on the effective date thereof for purposes of Section 11 of the Securities Act, if, and to the extent, such untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of Purchaser specifically for use in preparation of such Registration Statement or related prospectus, and Purchaser will reimburse the Company (and each of its officers, directors or controlling persons) for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that in no event shall any indemnity under this Section 7.3(b) be greater in amount than the dollar amount of the proceeds (net of the amount of any damages Purchaser has otherwise been required to pay by reason of such untrue statement or omission or alleged untrue statement or omission) received by Purchaser upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.

(c) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 7.3, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party (except to the extent that such omission materially and adversely affects the indemnifying party’s ability to defend such action). Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, such indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate in the reasonable judgment of the indemnified person for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, further, that no indemnifying person shall be responsible for the fees and expense of more than one separate counsel (together with appropriate local counsel) for all indemnified parties. The indemnifying party shall not settle an action without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

(d) If after proper notice of a claim or the commencement of any action against the indemnified party, the indemnifying party does not choose to participate, then the indemnified party shall assume the defense thereof and upon written notice by the indemnified party requesting advance payment of a stated amount for its reasonable defense costs and expenses, the indemnifying party shall advance payment for such reasonable defense costs and expenses (the “Advance Indemnification Payment”) to the indemnified party. In the event that the indemnified party’s actual defense costs and expenses exceed the amount of the Advance Indemnification Payment, then upon written request by the indemnified party, the indemnifying party shall reimburse the indemnified party for such difference; in the event that the Advance Indemnification Payment exceeds the indemnified party’s actual costs and expenses, the indemnified party shall promptly remit payment of such difference to the indemnifying party.

(e) If the indemnification provided for in this Section 7.3 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other, as well as any other relevant equitable considerations; provided, that in no event shall any contribution by the Purchaser hereunder be greater in amount than the dollar amount of the proceeds (net of the amount of any damages the Purchaser has otherwise been required to pay by reason of such untrue statement or omission or alleged untrue statement or omission) received by the Purchaser upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.

7.4  Prospectus Delivery.  Purchaser hereby covenants with the Company not to make any sale of the Registrable Shares without complying with Section 8.2. Purchaser acknowledges that there may be times when the Company must suspend the use of the prospectus related to the Registration Statement until such time as an amendment to the Registration Statement has been filed by the Company and becomes effective under the Securities Act, or until such time as the Company has filed an appropriate report or prospectus supplement with the SEC pursuant to the Exchange Act or Securities Act, as applicable. Purchaser hereby covenants that it will not sell any Registrable Shares pursuant to said prospectus during the period commencing at the time at which the Company gives Purchaser written notice of the suspension of the use of said prospectus and ending at the time the Company gives Purchaser written notice that Purchaser may thereafter effect sales pursuant to said prospectus; provided that such suspension periods shall in no event exceed thirty (30) days in any twelve (12) month period and that, in the good faith judgment of the Company’s Board of Directors, the Company would, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto, in either case the disclosure of which would reasonably be expected to have a material adverse effect on the Company.

7.5  Termination of Obligations.  The obligations of the Company pursuant to Section 7.2 hereof shall cease and terminate upon the earlier to occur of (a) such time as all of the Registrable Shares have been resold, (b) such time as all Registrable Shares that have not previously been resold may be resold in a three-month period pursuant to Rule 144(k) and Purchaser receives an opinion of counsel to the Company to that effect, or (c) the third anniversary of the Closing Date.

7.6  Reporting Requirements.

(a) With a view to making available the benefits of certain rules and regulations of the SEC that may at any time permit the sale of the Common Shares to the public without registration or pursuant to a registration statement on Form S-3, the Company agrees to use its best efforts to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iii) so long as Purchaser owns Registrable Shares, to furnish to Purchaser upon request (A) a written statement by the Company as to whether it is in compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or whether it is qualified as a registrant whose securities may be resold pursuant to SEC Form S-3, and (B) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company.

7.7  Blue Sky.  The Company shall obtain and maintain all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any state for the offer and sale of Registrable Shares.

ARTICLE 8

Restrictions on Transferability; Compliance with Securities Act; Voting

8.1  Securities Act Restrictions.  The Common Shares shall not be transferable in the absence of a registration under the Securities Act or an exemption therefrom. Each certificate representing Common Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of the certificates for such shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.”

8.2  Transfer of Securities.

(a) Except as otherwise provided in Article 9, Purchaser hereby covenants with the Company not to make any sale of Common Shares except:

(i) in accordance with a Registration Statement, in which case Purchaser shall have delivered a current prospectus in connection with such sale; provided, however, that if Rule 172 is then in effect and applicable, Purchaser shall have confirmed that a current prospectus was deemed to be delivered in connection with such sale; or

(ii) in accordance with Rule 144, in which case Purchaser covenants to comply with Rule 144.

(b) Except as otherwise provided in Article 9, Purchaser further acknowledges and agrees that, if Purchaser is selling any of the Common Shares using the prospectus forming a part of a Registration

Statement, such Common Shares are not transferable on the books of the Company unless the certificate evidencing such Common Shares is submitted to the Company’s transfer agent and a separate certificate executed by an officer of, or other person duly authorized by, Purchaser in the form attached hereto as Exhibit A is submitted to Cooley Godward Kronish or the Company’s transfer agent.

8.3  Special Restrictions.

(a) Except as otherwise provided in Section 7.2(b), this Section 8.3 and Article 9, (i) from the Closing Date until six (6) months after the Merger Termination Date (such period being referred to as the “Primary Lock-up Period”), Purchaser shall not, (A) sell, offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to (collectively, a “Disposition”) the Common Shares; or (B) engage in any hedging, Short Sale or other transaction which is designed or could reasonably be expected to lead to or result in a Disposition of any of the Common Shares by Purchaser (“Short Sales”), which shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers and (ii) from the expiration of the Primary Lock-up Period until fifteen (15) months after the Merger Termination Date (the “Secondary Lock-up Period”), Purchaser shall not effect Dispositions or Short Sales of the Common Shares in excess of one third of the aggregate number of Common Shares purchased by Purchaser hereunder in each of the three (3)-month periods in the Secondary Lock-up Period. Notwithstanding any of the foregoing to the contrary, Purchaser may effect one block sale of all or a portion of the Common Shares in a single trade at anytime during the period beginning from the Registration Effective Date and ending on the later of (x) three (3) months after the Merger Termination Date, (y) ten (10) days after the Registration Effective Date and (z) seven (7) months after the Closing Date (such period being referred to as the “Block Trade Window Period”); provided that, in the case where clause (z) is applicable for determining the Block Trade Window Period, the Primary Lock-up Period shall expire seven (7) months after the Merger Termination Date and the Secondary Lock-up Period shall expire sixteen (16) months after the Merger Termination Date. The restrictions set forth in this Section 8.3 shall terminate, if not earlier terminated in accordance with its terms, on the first date on which the Common Shares then held by Purchaser constitute less than 2.5% of the outstanding Common Stock of the Company.

(b) Each certificate representing Common Shares shall bear the following legend until Purchaser’s obligation under this Section 8.3 has expired:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRAINT ON ALIENATION PROHIBITING THE SALE OR OTHER TRANSFER OF THE SHARES REPRESENTED HEREBY FOR A SPECIFIED PERIOD OF TIME UNDER THE TERMS AND CONDITIONS OF AN AGREEMENT BETWEEN THE HOLDER HEREOF AND SOLEXA, INC. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST TO SOLEXA, INC. AT ITS PRINCIPAL PLACE OF BUSINESS.”

8.4  Voting of Securities.

(a) Purchaser hereby agrees that, prior to the earlier to occur of the termination of the Merger Agreement or the consummation of the Merger, at any meeting of the stockholders of the Company (and at every adjournment and postponement thereof), however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by the Board of Directors of the Company, Purchaser shall cause the Common Shares to be voted proportionally with the balance of the votes cast at such meeting of stockholders or in connection with such written consent of stockholders of the Company on all matters relating to the Merger, the execution and delivery by the Company of the Merger Agreement, the adoption and approval of the Merger Agreement and the terms thereof, and each of the other actions contemplated by the Merger Agreement at such meeting of stockholders or in connection with such written consent of stockholders of the Company.

(b) Commencing with the first stockholder vote or written consent after the Merger Termination Date, Purchaser hereby further agrees that, prior to the earlier of (i) the fifth anniversary of the date hereof or (ii) the first date after the Closing on which Purchaser holds less than five percent (5.0%) of the outstanding Common stock of the Company, at any meeting of the stockholders of the Company (and at every adjournment and postponement thereof), however called, and in any written action by consent of stockholders of the Company, Purchaser shall cause the Common Shares or any portion thereof it holds of record on the applicable record date to be voted either, at Purchaser’s sole discretion, in accordance with the recommendation(s) of the Board of Directors of the Company set forth in the applicable definitive proxy materials or information statement on all matters not identified in Section 8.4(a) above or proportionally with the balance of the votes cast at such meeting of stockholders or in connection with such written consent of stockholders of the Company.

(c) Each certificate representing any of the Common Shares bear the following legend until Purchaser’s obligations under this Section 8.4 have expired:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST TO SOLEXA, INC. AT ITS PRINCIPAL PLACE OF BUSINESS.”

ARTICLE 9

Put Right

9.1  Put Right.  Notwithstanding any other provision of this Agreement to the contrary, Purchaser may elect, by giving the Company written notice, to exercise the following put rights in respect to the Common Shares (the “Put Right”):

(a) If the Merger Agreement has been terminated and the Company is required to pay a Termination Fee to Purchaser pursuant to Section 8.4(a) of the Merger Agreement, then, notwithstanding any effect (legal or otherwise) of the consummation of the Takeover Transaction on the Common Shares, Purchaser may elect to receive, with respect to all or a portion of the Common Shares held by Purchaser immediately prior to the consummation of the Takeover Transaction, a cash payment equal to the Per Share Purchase Price, in exchange for each Common Share held by Purchaser (the aggregate amount payable with respect to the Common Shares being referred to as the “Put Purchase Price”), and the Company (and its successor, if any), if the Takeover Transaction is in fact consummated, shall be obligated to pay the Put Purchase Price to Purchaser in exchange for delivery of such Common Shares in accordance with this Article 9. As used herein, (i) “Takeover Transaction” shall mean (A) in the case where the Termination Fee becomes payable pursuant to Section 8.4(a)(i) of the Merger Agreement, the transaction referred to in Section 8.4(a)(i)(B) of the Merger Agreement and (B) in the case where the Termination Fee becomes payable pursuant to Section 8.4(a)(ii) of the Merger Agreement, a Takeover Proposal (as used in Section 8.4 of the Merger Agreement) with respect to which a definitive agreement is entered into by the Company within nine (9) months following the Merger Termination Date or which is consummated within such period and (ii) “Takeover Transaction Closing Date” shall mean the date of consummation of the Takeover Transaction.

(b) The Company shall be required to provide written notice to Purchaser of the anticipated Takeover Transaction Closing Date not more than thirty (30) days and not less than fifteen (15) days prior to such date. If Purchaser decides to exercise the Put Right pursuant to this Section 9.1, then Purchaser shall give written notice to the Company of such decision (the “Put Notice”) no later than five (5) days prior to the Takeover Transaction Closing Date indicated in the Company’s notice; provided that, if any of the financial or other material terms of the Takeover Transaction is amended after the delivery of the Put Notice or if the Takeover Transaction Closing Date is expected to be delayed by more than three (3) days, then the Company shall promptly notify Purchaser of such amendment or delay and take such other actions as would permit Purchaser to amend or withdraw the Put Notice prior to the Takeover Transaction Closing Date. The Put Notice shall set forth the number of Common Shares to be sold pursuant to the Put Right and the wire instructions for the payment of the Per Share Purchase Price.

(c) If Purchaser has delivered, and has not subsequently withdrawn, a Put Notice pursuant to Section 9.1(b), upon and subject to the consummation of the Takeover Transaction, the Company shall be obligated to pay to Purchaser the Put Purchase Price for the Common Shares subject to the Put Notice, which payment shall be made no later than the third (3rd) business day following the Takeover Transaction Closing Date, in exchange for delivery by Purchaser of such Common Shares (or certificates formerly representing such Common Shares).

(d) The Company acknowledges that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if the Company (or its successor) fails to promptly tender the Put Purchase Price in cash or other immediately available funds, and in order to obtain such payment Purchaser commences a suit which results in a judgment against the Company for payment of the Put Purchase Price, the Company (or its successor) shall pay to Purchaser its costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the Put Purchase Price at a rate of twelve percent (12%) per annum.

ARTICLE 10

Miscellaneous

10.1  Definitions.  Capitalized terms used but not otherwise defined herein, shall have the respective meanings provided such terms in the Merger Agreement.

10.2  Governing Law.  This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of Delaware without any regard to conflicts of laws principles.

10.3  Survival.  The representations, warranties, covenants and agreements made in this Agreement shall survive any investigation made by the Company or Purchaser and the Closing.

10.4  Successors and Assigns.  Neither party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party, except that Purchaser may assign, in its sole and absolute discretion, any or all of its rights, interests and obligations hereunder to any wholly owned Subsidiary of Purchaser. Subject to the foregoing, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties to this Agreement.

10.5  Entire Agreement, Amendment and Waiver.  This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof, and may be amended or waived only with the written consent of the parties hereto.

10.6  Specific Performance.  The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to its successors or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or its successors or assigns institutes any action or proceeding to specifically enforce the provisions of this Agreement, any party against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such successor or assign has an adequate remedy at law, and such party shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

10.7  Notices, Etc.  All notices and other communications required or permitted under this Agreement shall be in writing and may be delivered in person, by telecopy, overnight delivery service or registered or certified United States mail, addressed to the Company or Purchaser, as the case may be, at their respective addresses set forth on the signature page hereto, or at such other address as the Company or Purchaser shall have furnished to the other party in writing. All notices and other communications shall be effective upon the earlier of actual receipt thereof by the person to whom notice is directed or (a) in the case of notices and communications sent by personal delivery or telecopy, one business day after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, (b) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the second business day following the day such notice or communication was sent, and (c) in the case of notices and communications sent by United States mail, seven days after such notice or communication shall have been deposited in the United States mail.

10.8  Severability of this Agreement.  If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.9  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

10.10  Jurisdiction.  Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the state court located within New Castle County, State of Delaware (or, in the case of any claim to which the federal courts have exclusive subject matter jurisdiction, the federal court sitting in the State of Delaware) and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.7 shall be deemed effective service of process on such party.

10.11  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.12  Publicity.  Except as disclosure may be required by SEC rules and regulations, no party hereto shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior consent of the other parties as to the form and substance of such press release or statement (which consent shall not be unreasonably withheld or delayed).

10.13  Further Assurances.  Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

The foregoing agreement is hereby executed as of the date first above written.

Solexa, Inc., a Delaware corporation

By:	/s/ John West
Name: John West
Title: Chief Executive Officer
Address:

Illumina, Inc., a Delaware corporation

By:	/s/ Jay T. Flatley
Name: Jay T. Flatley
Title: President, Chief Executive Officer
Address:
Taxpayer ID Number: 33-0804655

ANNEX C

November 12, 2006

Board of Directors
Illumina, Inc.
9885 Towne Centre Drive
San Diego, CA 92121

Members of the Board of Directors:

Solexa, Inc. (the “Company”), Illumina, Inc. (the “Acquiror”) and Callisto Acquisition Corp., a newly formed, wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), propose to enter into that certain Agreement and Plan of Merger, dated as of November 12, 2006 (the “Agreement”), pursuant to which the Acquisition Sub will be merged with and into the Company in a transaction (the “Merger”) in which each outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Shares”), other than Company Shares held by the Company or any subsidiary of the Company or owned by the Acquiror or any subsidiary of the Acquiror, will be converted into the right to receive a fraction of a share of the common stock of the Acquiror, par value $0.01 per share (the “Acquiror Shares”), whose numerator is equal to $14.00 and whose denominator is equal to the 20-Day Parent VWAP Price (as defined in the Agreement) (the “Exchange Ratio”). The Agreement also provides that (i) if the 20-Day Parent VWAP Price is equal to or greater than $47.30, the Exchange Ratio will be deemed to be 0.296, and (ii) if the 20-Day Parent VWAP Price is equal to or less than $40.70, the Exchange Ratio will be deemed to be 0.344.

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the Acquiror.

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Expected Synergies”) furnished to us by the Company and the Acquiror, respectively;

(3) Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

(4) Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and the Acquiror;

(6) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(7) Reviewed the potential pro forma impact of the Merger;

(8) Reviewed the Agreement; and

(9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s or the Acquiror’s management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. We express no opinion with respect to the transactions contemplated by the Securities Purchase Agreement dated as of November 12, 2006, by and between Acquiror and the Company.

We are acting as financial advisor to the Acquiror in connection with the Merger and will receive a fee from the Acquiror for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee from the Acquiror for providing this opinion, which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the Merger. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Acquiror and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services, including acting as an underwriter in the May 2006 follow-on public offering of the Acquiror’s common stock. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Merger and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Acquiror. We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Merger.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the Acquiror.

Very truly yours,

/s/  Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

ANNEX D

November 12, 2006

The Board of Directors
Solexa, Inc.
Corporate Headquarters
25861 Industrial Boulevard
Hayward, California 94545

Dear Members of the Board:

We understand that Solexa, Inc., a Delaware corporation (the “Company”), Illumina, Inc., a Delaware corporation (“Illumina”), and Callisto Acquisition Corp., a Delaware corporation (“Acquisition Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 12, 2006, pursuant to which, among other things, Acquisition Sub will be merged with and into the Company, and the Company will be the surviving corporation and a wholly-owned subsidiary of Illumina (the “Merger”). Pursuant to the terms of the Merger Agreement, each share of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, other than shares of Company Common Stock owned by the Company or its subsidiaries or Illumina or its subsidiaries, will be converted into the right to receive a number of shares of common stock of Illumina, par value $0.01 per share (the “Illumina Common Stock”), equal to the Exchange Ratio. As defined in the Merger Agreement, the Exchange Ratio means (i) if the 20-Day Parent VWAP Price is equal to or greater than $47.30, then the Exchange Ratio shall equal 0.296; (ii) if the 20-Day Parent VWAP Price is between $40.70 and $47.30, then the Exchange Ratio shall be equal to a fraction (A) whose numerator is equal to $14.00 and (B) whose denominator is equal to the 20-Day Parent VWAP Price; or (iii) if the 20-Day Parent VWAP Price is equal to or less than $40.70, then the Exchange Ratio shall equal 0.344. As defined in the Merger Agreement, “20-Day Parent VWAP Price” means the volume weighted average trading price of Illumina Common Stock as measured during ten (10) dates randomly selected (at a meeting at which one (1) representative selected by Illumina and one (1) representative selected by the Company alternately select a date by blind draw until ten (10) dates are drawn) from the twenty (20) consecutive trading days ending five (5) trading days prior to the Closing Date (as defined in the Merger Agreement). Pursuant to the Merger Agreement, shares of Company Common Stock owned by the Company or its subsidiaries or Illumina or its subsidiaries immediately prior to the effective time of the Merger will be cancelled and no payment will be made with respect thereto. We also understand that Illumina will purchase $50 million of Company Common Stock pursuant to a Securities Purchase Agreement dated as of November 12, 2006 (the “Securities Purchase Agreement”).

You have requested our opinion as to the fairness as of the date hereof, from a financial point of view, to the Company Stockholders of the Exchange Ratio to be paid in the Merger to such Company Stockholders. For purposes of this opinion, the term “Company Stockholders” means the holders of Company Common Stock other than the Company and its subsidiaries and Illumina and its subsidiaries. In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions of the Merger Agreement and the Securities Purchase Agreement;

(ii) Analyzed certain historical publicly available business and financial information relating to the Company and Illumina;

(iii) Reviewed various financial forecasts and other data provided to us by the management of the Company relating to the business of the Company; which included three sets of forecasts, one of which is not probability weighed, one of which is probability weighted at 75% and one of which is probability weighted at 90%;

(iv) Reviewed various financial forecasts and other data provided to us by the management of Illumina relating to the business of Illumina, which included two alternative sets of forecasts, which we refer to as “Illumina Case A” and “Illumina Case B”, which differ in that Illumina Case A includes forecasts of growth in market share and revenue for certain products that are not included in Illumina Case B;

(v) Held discussions with members of the senior management of the Company and Illumina with respect to the business, prospects and strategic objectives of the Company and Illumina, respectively, and held discussions with the senior management of the Company and Illumina with respect to the possible benefits that might be realized following the Merger as projected by the Company and Illumina;

(vi) Reviewed the synergistic savings and benefits and the timing of their occurrence as projected by the Company to be realized by the Company as part of the combined entity in connection with the Merger and by Illumina to be realized by Illumina as part of the combined entity in connection with the Merger;

(vii) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of the Company and Illumina;

(viii) Reviewed the financial terms of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of the Company and Illumina;

(ix) Reviewed the historical trading prices and trading volumes of the Company Common Stock and the Illumina Common Stock; and

(x) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information. We have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or Illumina, or concerning the solvency or fair value of the Company or Illumina. With respect to financial forecasts, including the synergistic savings and benefits projected by Illumina and the Company to be realized following the Merger and the timing thereof, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of each of the Company and Illumina as to the future financial performance of each respective company and as to the performance of the combined company following the Merger. Based on direction from the management of the Company, and with the approval of the Board of Directors of the Company, in rendering our opinion: (i) for purposes of our analyses of the Company on a stand-alone basis, we used the financial forecasts prepared by management of the Company that are probability weighted at 75% and (ii) for purposes of our analyses of the Company and Illumina as a combined company on a pro forma basis, used financial forecasts prepared by management of the Company that are probability weighted at 90%. Based on direction from the management of the Company and guidance of management of Illumina, and with the approval of the Board of Directors of the Company, in rendering our opinion, we relied on financial forecasts for Illumina which are the average of the “Illumina Case A” and “Illumina Case B” forecasts prepared by management of Illumina. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based. We note that the financial forecasts of Illumina’s management do not take into account the possible impact of certain intellectual property litigation between

Illumina and Affymetrix, Inc. currently scheduled to go to trial in March 2007, and we do not express any opinion on the impact such litigation may have on the financial results, financial condition or share price of Illumina, or of the combined company after the Merger. We further note that our opinion is not based on any comparable precedent transaction or comparable company analyses, because we do not believe that such analyses are meaningful with respect to the Company, Illumina or the Merger because the Company has nominal revenues and negative net income, and is projected by its management to grow in the future at a significantly higher rate than other companies in its industry and because Illumina is currently growing and projected by its management to continue to grow at a significantly higher rate than other companies in its industry.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which the Company Common Stock or the Illumina Common Stock may trade at any time subsequent to the announcement of the Merger, nor are we opining on any aspect of the Securities Purchase Agreement or the transactions contemplated thereby. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. In rendering our opinion, we were not authorized to solicit, and did not solicit, third parties regarding alternatives to the Merger.

In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company. We have assumed that the executed Merger Agreement and Securities Purchase Agreement will each conform in all material respects to the drafts reviewed by us. In addition, we have assumed that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the Company, Illumina or the Merger and that the synergistic savings and benefits of the Merger will be substantially realized both in scope and timing. In addition, we have assumed that (i) the Merger will be accounted for as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (ii) the number of outstanding shares of Company Common Stock and Illumina common stock will not be materially different than as represented in the Merger Agreement and (iii) the other representations and warranties of the Company contained in the Merger Agreement are true and complete.

Lazard Frères & Co. LLC (“Lazard”) is acting as investment banker to the Company in connection with the Merger and will receive a fee for its services upon the consummation of the Merger. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of the Company or Illumina for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Our engagement and the opinion expressed herein are for the benefit of the Company’s Board of Directors, and our opinion is rendered to the Company’s Board of Directors in connection with its consideration of the Merger. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and its not intended to and does not constitute a recommendation to any holder of the Company Common Stock as to how such holder should vote with respect to the Merger or any matter relating thereto. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio to be paid to the Company Stockholders in the Merger is fair to such Company Stockholders from a financial point of view.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ David Low
David Low
Managing Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Illumina’s corrected amended and restated certificate of incorporation includes provisions that eliminate, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), the personal liability of Illumina directors to Illumina and its stockholders for monetary damages for breach of fiduciary duty as a director. Illumina’s corrected amended and restated certificate of incorporation and bylaws also require Illumina to indemnify its directors and officers to the fullest extent permitted by the DGCL. Pursuant to these provisions, Illumina has entered into indemnity agreements with each of its directors and certain of its officers.

Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful.

These provisions do not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief may remain available under Delaware law. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to Illumina or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit. These provisions also generally do not affect a director’s responsibilities under any other laws, such as the federal securities laws.

Illumina’s bylaws also expressly permit Illumina to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Illumina, or is or was serving at the request of Illumina as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Illumina would have the power to indemnify him or her against such liability under the DGCL. Pursuant to this provision, Illumina has acquired director and officer insurance policies that cover its directors and executive officers.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of November 12, 2006, by and among Illumina, Inc., Callisto Acquisition Corp. and Solexa, Inc. (included as Annex A to the joint proxy statement/ prospectus and incorporated herein by reference)
3.1	Amended and Restated Certificate of Incorporation of Illumina, Inc. (incorporated herein by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC on March 29, 2001)
3.2	By-laws of Illumina, Inc. (incorporated herein by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on October 31, 2006)
5.1	Opinion of Christian G. Cabou, Esq. (re: legalities of securities being registered)
8.1	Opinion of Dewey Ballantine LLP (re: tax matters)
8.2	Opinion of Cooley Godward Kronish LLP (re: tax matters)
10.1	Securities Purchase Agreement, dated as of November 12, 2006, by and between Illumina, Inc. and Solexa, Inc. (included as Annex B to the joint proxy statement/ prospectus and incorporated herein by reference)

Exhibit
Number	Description

21.1	Subsidiaries of Illumina, Inc. (incorporated herein by reference to Exhibit 21.1 to the registrant’s Annual Report on Form 10-K for the year ended January 1, 2006 filed with the SEC on March 6, 2006)
23.1	Consent of Ernst & Young LLP (San Diego, California), Independent Registered Public Accounting Firm, with respect to Illumina, Inc.
23.2	Consent of Ernst & Young LLP (Palo Alto, California), Independent Registered Public Accounting Firm, with respect to Solexa, Inc.
23.3	Consent of Ernst & Young LLP (Cambridge, England), Independent Registered Public Accounting Firm, with respect to Solexa, Inc.
23.4	Consent of Christian G. Cabou, Esq. (included in Opinion of Christian G. Cabou, Esq. in Exhibit 5.1)
23.5	Consent of Dewey Ballantine LLP (included in Opinion of Dewey Ballantine LLP in Exhibit 8.1)
23.6	Consent of Cooley Godward Kronish LLP (included in Opinion of Cooley Godward Kronish LLP in Exhibit 8.2)
24.1	Power of Attorney*
99.1	Form of Illumina, Inc. Proxy Card
99.2	Form of Solexa, Inc. Proxy Card
99.3	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated*
99.4	Consent of Lazard Frères & Co. LLC*

*	Previously filed.

Item 22.	Undertakings.

a. The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933, as amended;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

d. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

e. The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

f. The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 under the Securities Act of 1933, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

g. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request

h. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California.

ILLUMINA, INC.

By:	/s/ Jay T. Flatley
Name:    Jay T. Flatley

Title:	President and Chief Executive Officer

December 19, 2006

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jay T. Flatley	President, Chief Executive Officer and Director (Principal Executive Officer)	December 19, 2006

* Christian O. Henry	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 19, 2006

* John R. Stuelpnagel	Senior Vice President, Chief Operating Officer and Director	December 19, 2006

* William H. Rastetter	Chairman of the Board of Directors	December 19, 2006

* Daniel M. Bradbury	Director	December 19, 2006

* Karin Eastham	Director	December 19, 2006

* Jack Goldstein	Director	December 19, 2006

* Paul Grint	Director	December 19, 2006

* David R. Walt	Director	December 19, 2006

*By:	/s/ Christian O. Henry
Christian O. Henry
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of November 12, 2006, by and among Illumina, Inc., Callisto Acquisition Corp. and Solexa, Inc. (included as Annex A to the joint proxy statement/prospectus and incorporated herein by reference)
3.1	Amended and Restated Certificate of Incorporation of Illumina, Inc. (incorporated herein by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC on March 29, 2001)
3.2	By-laws of Illumina, Inc. (incorporated herein by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on October 31, 2006)
5.1	Opinion of Christian G. Cabou, Esq. (re: legalities of securities being registered)
8.1	Opinion of Dewey Ballantine LLP (re: tax matters)
8.2	Opinion of Cooley Godward Kronish LLP (re: tax matters)
10.1	Securities Purchase Agreement, dated as of November 12, 2006, by and between Illumina, Inc. and Solexa, Inc. (included as Annex B to the joint proxy statement/ prospectus and incorporated herein by reference)
21.1	Subsidiaries of Illumina, Inc. (incorporated herein by reference to Exhibit 21.1 to the registrant’s Annual Report on Form 10-K for the year ended January 1, 2006 filed with the SEC on March 6, 2006)
23.1	Consent of Ernst & Young LLP (San Diego, California), Independent Registered Public Accounting Firm, with respect to Illumina, Inc.
23.2	Consent of Ernst & Young LLP (Palo Alto, California), Independent Registered Public Accounting Firm, with respect to Solexa, Inc.
23.3	Consent of Ernst & Young LLP (Cambridge, England), Independent Registered Public Accounting Firm, with respect to Solexa, Inc.
23.4	Consent of Christian G. Cabou, Esq. (included in Opinion of Christian G. Cabou, Esq. in Exhibit 5.1)
23.5	Consent of Dewey Ballantine LLP (included in Opinion of Dewey Ballantine LLP in Exhibit 8.1)
23.6	Consent of Cooley Godward Kronish LLP (included in Opinion of Cooley Godward Kronish LLP in Exhibit 8.2)
24.1	Power of Attorney*
99.1	Form of Illumina, Inc. Proxy Card
99.2	Form of Solexa, Inc. Proxy Card
99.3	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated*
99.4	Consent of Lazard Frères & Co. LLC*

*	Previously filed.